                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-82540


                                   $150,000,000
       [LOGO] IPC
                               IPC Acquisition Corp.

                   11.50% Senior Subordinated Notes due 2009

                               -----------------

    The 11.50% senior subordinated notes due 2009 offered hereby will be or were issued on or about June 17, 2002 in exchange for the 11.50% senior subordinated notes due 2009 originally issued on December 20, 2001. We sometimes refer to the notes issued in the exchange and the original notes collectively as the notes.

    We will pay interest on the notes on June 15 and December 15 of each year. The first such payment will be made on June 15, 2002. We have the option to redeem all or a portion of the notes at any time on or after December 15, 2005 at the redemption prices set forth in this prospectus. Prior to December 15, 2004, we may, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the aggregate principal amount of the notes at the redemption price set forth in this prospectus. The notes will be issued only in registered book-entry form, in denominations of $1,000 and integral multiples of $1,000.

    The notes will be guaranteed by each of our current and future domestic restricted subsidiaries. None of our foreign subsidiaries will guarantee the notes. The exchange notes and the subsidiary guarantees will rank behind all of our and our subsidiary guarantors' current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. The notes will rank equally with all of our and our subsidiary guarantors' future senior subordinated indebtedness. The notes will be effectively subordinated to all debt of our subsidiaries that do not guarantee the exchange notes.

    We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

    Private equity funds affiliated with Goldman, Sachs & Co. own substantially all of the equity of the issuer.

    See "Risk Factors" beginning on page 11 to read about factors you should consider before buying the notes.

                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

    This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

                             Goldman, Sachs & Co.

                               -----------------

                        Prospectus dated May 16, 2002.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
  WHERE YOU CAN FIND MORE INFORMATION.................................... iii
  FORWARD-LOOKING STATEMENTS............................................. iii
  PROSPECTUS SUMMARY.....................................................   1
  RISK FACTORS...........................................................  11
  THE ACQUISITION........................................................  22
  USE OF PROCEEDS........................................................  27
  CAPITALIZATION.........................................................  27
  SELECTED HISTORICAL FINANCIAL DATA.....................................  28
  UNAUDITED PRO FORMA FINANCIAL INFORMATION..............................  30
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS........................................................  36
  BUSINESS...............................................................  47
  MANAGEMENT.............................................................  60
  PRINCIPAL STOCKHOLDERS.................................................  67
  RELATED PARTY TRANSACTIONS.............................................  69
  DESCRIPTION OF CERTAIN INDEBTEDNESS....................................  70
  DESCRIPTION OF THE EXCHANGE NOTES......................................  73
  UNITED STATES FEDERAL TAX CONSEQUENCES................................. 114
  ERISA CONSIDERATIONS................................................... 119
  PLAN OF DISTRIBUTION................................................... 121
  LEGAL MATTERS.......................................................... 121
  EXPERTS................................................................ 121
  INDEX TO FINANCIAL STATEMENTS.......................................... F-1

In this prospectus:

   . except with respect to the notes and unless the context otherwise requires, the "company," "we," "our" or "us" refers to IPC Acquisition Corp., the issuer of the notes, and its subsidiaries;

   . "IPC Information Systems" refers to the divisions and assets that we purchased from Global Crossing Ltd. and its affiliates on December 20, 2001 and includes (1) 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. and (2) various assets related to the operations of these businesses;

   . unless otherwise indicated, all references in this prospectus to fiscal years are to the twelve months ended September 30 of the year indicated; and

   . "outstanding notes" refers to the 11.50% senior subordinated notes due 2009 that were issued on December 20, 2001 and "exchange notes" refers to the 11.50% senior subordinated notes due 2009 that will be or were issued on or about June 17, 2002 in exchange for the outstanding notes. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes."

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                      Where You Can Find More Information

    This prospectus is part of a registration statement on Form S-4 that we filed with the SEC. This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

    You may read and copy any document we file at the SEC's public reference rooms in Washington, DC and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

    We are not currently required to file periodic reports or any other information required by the Securities Exchange Act of 1934, as amended. However, under the indenture for the notes, we have agreed to furnish to holders of the notes, within the time periods specified in the SEC's rules and regulations, all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such forms and all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. Following the consummation of the exchange offer, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in the preceding sentence with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

    In addition, we have agreed that we will furnish to holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as we have either exchanged the notes pursuant to the exchange offer or until such time as holders of the notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.

                          Forward-Looking Statements

    This prospectus includes "forward-looking statements," as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions identify forward-looking statements.

    All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

    Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

   .  risks associated with substantial indebtedness, leverage and debt service;

   .  performance of our business and future operating results;

   .  risks of competition in our existing and future markets;

   .  loss or retirement of any key executives;

   .  risks related to the notes and to high yield securities generally;

   .  general business and economic conditions;

   . market acceptance issues, including the failure of products to generate anticipated sales levels; and

   .  the other risks described as "Risk Factors" beginning on page 11.

    All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                          Trademarks and Trade Names

    We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name and logo are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder.

                              PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and our financial statements and related notes.

                                  The Company

General

    We are the leader in advanced trading room communications systems known as turret systems, or dealerboards, based on our installed base of approximately 108,000 institutional trading positions worldwide. Our primary business is the design, manufacture, installation and service of turret systems for the trading operations of investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, insurance companies and energy trading companies. We also install and service the cabling infrastructure and networks within buildings that connect voice and data communications devices for traders and others in the global financial, exchange and energy trading industries. Our customers include Bear Stearns, Calpine Energy, Deutsche Bank, Goldman Sachs, JPMorgan
Chase, Merck-Medco, Morgan Stanley, the New York City Metropolitan Transit Authority, the New York Stock Exchange and PSE&G. We have offices in 18 major financial centers and our installed base of turret systems is located in 34 countries, with the majority located in the United States. Through our worldwide service organization, we also provide maintenance, service and support to more than 1,200 customers. For fiscal year 2001, our revenues were $279.7 million and pro forma Adjusted EBITDA was $72.7 million. In fiscal year 2001, service and maintenance accounted for approximately 35% of our revenues. For the three months ended December 31, 2001, our pro forma revenues were $73.1 million and pro forma Adjusted EBITDA was $19.4 million. For the three months ended December 31, 2001, service and maintenance accounted for approximately 34% of our pro forma revenues. For a discussion of the calculation of Adjusted EBITDA, see the notes to the Summary Historical and Pro Forma Financial Data below.

    We manage our business through two major operating units called Trading Systems and Information Transport Systems, or ITS. In fiscal year 2001, Trading Systems accounted for approximately 79% of our revenues and approximately 93% of pro forma Adjusted EBITDA, and ITS accounted for approximately 21% of our revenues and approximately 7% of pro forma Adjusted EBITDA. For the three months ended December 31, 2001, Trading Systems accounted for approximately 79% of our pro forma revenues and approximately 92% of pro forma Adjusted EBITDA, and ITS accounted for approximately 21% of our pro forma revenues and approximately 8% of pro forma Adjusted EBITDA.

    Trading Systems. Our Trading Systems unit designs, manufactures, sells, installs and maintains turret systems. A turret system consists of specialized desktop consoles and associated backroom switching equipment that delivers significant call volumes in a highly reliable, "non-blocking" manner. Our turret systems scale to support up to 4,000 trading positions and 23,000 telephone lines, and can be networked to build one integrated trading floor across multiple geographically-dispersed sites. The largest trading floor that currently uses our products has approximately 2,200 trading positions and approximately 8,000 telephone lines.

    Trading Systems has five major focus areas:

   . Advanced Communication Systems. We provide highly reliable voice communications between institutional traders, their trading counterparties and their associated middle and back office support personnel. Our flagship Alliance MX turret system is used by the majority of our existing customers and we believe it is currently the industry's most widely used turret system. To meet evolving client needs, we have also recently expanded our equipment portfolio to include both dealerboards and modular products based on open communications standards such as voice-over Internet protocol, or VoIP. Our VoIP turret system offering, the first in the industry, is called IQMX(TM) and integrates voice, data and video at the trading position. To date, we have sold approximately 3,700 IQMX positions.

   . Application Development. We develop applications that integrate our turret systems products and services into our customers' business environments. We design proprietary applications for critical processes, such as the computer telephony interface, or CTI, that automate trading functions to maximize user efficiency. In addition, we have published our application programming interfaces, or APIs, to allow third-party software vendors to deploy software solutions that interoperate with our turret systems products.

   . Rich Media Delivery. Our high-speed Internet protocol, or IP, connection to the trading position and its associated real-time display enables us to develop and deliver a variety of IP-based media services, including broadcast television, streaming online programming and archived media access.

   . Professional Services. Our project management, field service and development organizations provide a variety of professional services to our customers, including the extensive technology and service support required by our customers for their large, complex trading floor projects, and may involve dedicated on-site personnel teams. We also provide our customers with 24-hour-a-day, seven-day-a-week service on an as-needed basis.

   . Service Support. We provide contract-based maintenance services for a majority of our installed base and realize recurring revenues through these contracts, after an initial one-year warranty period. We also receive additional revenues through changes to the installed equipment base, called moves, adds and changes, or MACs.

    We have found that demand for new turret systems is primarily event-driven. We believe the key events that drive demand are: (1) physical facility moves and (2) the addition of new trading positions due to customer growth. Facility moves are triggered primarily by (a) projected return on investment results such as beneficial real estate pricing or lease/sublease arrangements, (b) merger and acquisition activity among firms, (c) obsolescence of trading facilities and (d) headcount expansion beyond current facility capacity. Due to recent events, disaster recovery and contingency planning have gained increasing importance among our customers and we anticipate growth in this area. In addition, the growth of newly traded product categories, such as energy derivatives, the emergence of new specialty firms, such as sector-focused hedge funds, and the expansion of firms internationally drive new purchase orders for turret systems. Demand is also fueled by customer decisions to upgrade technology and standardize trading platforms worldwide.

    ITS. Our ITS unit provides physical connectivity within buildings among both voice and data communications devices, including turret systems, telephone switching equipment, private branch exchange facilities, or PBX, facsimile machines, computer networks and video conference facilities. The ITS organization targets its business towards medium to large companies in the New York metropolitan area. ITS also bundles its services with Trading Systems products so that customers, construction consultants and general contractors can benefit from a turnkey trading floor solution from a single vendor. Because information and communications systems are mission-critical functions, many customers prefer that the same company installs and maintains their turret systems and the cabling that supports them.

                           Our Competitive Strengths

    We believe that we have the following key competitive strengths:

   . Leading position in the industry. With an operating history of over 25 years, we have built strong relationships with our customers' key information technology decision makers. We believe that these long-term customer relationships, as well as our large installed base and our market knowledge, make us the leader in the industry and give us a competitive advantage that would be difficult to replicate.

   . Service excellence and product reliability. Due to the mission-critical nature of turret systems to overall trading operations, we believe our service excellence and the reliability of our products have been the essential elements of our ability to retain existing customers and attract new customers.

   . Compelling business model. Our business model has enabled us to generate cash flow with a strong degree of predictability. Because our customers replace their turret systems approximately every five to seven years, we believe we are able to effectively target future sales opportunities. Currently, over 50% of our installed base is six years old and, based on this knowledge, we are targeting sales to these customers. In addition, many of our customers have long-term planning cycles that we believe provide us with visibility of future potential revenues. Separately, we provide maintenance services to a majority of our installed base because many customers purchase service contracts as a low-cost insurance policy to maintain their turret systems. These service contracts provide us with a recurring revenue stream and further insight into our customers' needs. In addition, our operating margins, scaleable cost structure, modest working capital needs and low required capital expenditures enable us to generate significant free cash flow.

   . Mission-critical offering with limited sensitivity to budgetary pressures. We believe that the function of turret systems as a critical component of a trading institution's operational infrastructure results in relative insensitivity to changes in customers' information technology budgets. We believe turret systems account for less than 10% of the overall fixed costs to build a typical trading floor, and significantly less than 10% of overall costs when factoring in connectivity, salaries and other variable operating charges. While sales of other information technology items may suffer when our customers' budgets decrease, we believe the critical nature of turret systems makes them less susceptible to these changes.

   . Technological preparedness. While our industry is not characterized by rapid technological changes, we believe that for next-generation products, such as IP-based turret systems, we have a developmental lead over our competitors with our IQMX product. As IP becomes the standard communications technology over the next several years, we expect our IQMX family of products to gain further market acceptance. In addition, our strong client relationships and our commitment to research and development enable us to anticipate future client needs and develop new technologies to satisfy those needs.

   . Senior management team with over 10 years average tenure. Our senior executives have an average of over 10 years of experience at our company and have: (1) effectively managed our performance through both favorable and challenging markets; (2) developed and maintained long-standing client relationships; (3) expanded product offerings, innovated technological changes and opened new geographic and industry markets; and
      (4) successfully integrated acquisitions.

                                 Our Strategy

    The key elements of our strategy are to:

   . Generate revenue growth through replacement sales, systems upgrades and expansions.

   . Expand the addressable market by developing new products and services and capitalizing on new trends, such as the increased focus on disaster recovery.

   . Increase our market share through organic growth and opportunistic acquisitions.

   .  Continue our track record for service excellence.

                               -----------------

    Our corporate headquarters are located at 88 Pine Street, New York, NY 10005, and our telephone number is (212) 825-9060.

                              Recent Developments

The Acquisition

    On December 20, 2001, we purchased 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. from Global Crossing Ltd. and its affiliates. In addition, we acquired various assets owned by affiliates of Global Crossing related to the operation of these businesses. Under the purchase agreement, the total purchase price for the shares and assets was $360 million, subject to various adjustments for working capital and customer advances.

    The acquisition was financed with the net proceeds from the issuance of the outstanding notes, borrowings under our senior secured credit facilities and a common equity contribution of $140 million by a group led by Goldman Sachs Capital Partners 2000, or GSCP 2000, and its affiliates. Under the terms of the purchase agreement, approximately $20.8 million of the purchase price was not paid to Global Crossing at the closing. This deferred portion of the purchase price will not be paid to Global Crossing unless various contingent liabilities of former affiliates that we have guaranteed have been paid by Global Crossing or we have been released from these guarantees. Through March 31, 2002, we have paid approximately $12.3 million of those contingent liabilities.

    At the closing, the purchase price was reduced by approximately $9.75 million for estimated working capital and customer advances adjustments. On January 16, 2002, Global Crossing and its affiliates paid us $3.0 million based upon a revised estimate of the working capital and customer advances adjustments. On January 31, 2002, we delivered to Global Crossing and its affiliates our determination of the amount of working capital and customer advances as of the closing. Based on our determination of these amounts, Global Crossing or various of its affiliates are obligated to pay us an additional amount of $4.8 million. We have not been paid this additional amount. See
"The Acquisition."

    On January 28, 2002, Global Crossing and 54 of its subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Code. As a result of this Chapter 11 case, Global Crossing may not be required to pay any of the contingent liabilities that we guaranteed or any final working capital or customer advances adjustments, including the $4.8 million discussed above. See "The Acquisition."

Results of Operations for the Three Months Ended March 31, 2002

    Based on preliminary information as to the results of operations for the three months ended March 31, 2002, we had revenues of $78.2 million as compared with revenues of $72.3 million for the three months ended March 31, 2001. We had Adjusted EBITDA of $20.9 million for the three months ended March 31, 2002 as compared to Adjusted EBITDA of $19.8 million for the three months ended March 31, 2001. We had a net loss of $5.3 million for the three months ended March 31, 2002 as compared to net income of $1.8 million for the three months ended March 31, 2001.

    We expect consolidated revenues for the second half of fiscal 2002 to be lower as compared to the first half of fiscal 2002. This expected decrease in consolidated revenues is due in part to the continued uncertainty in the financial markets since the events of September 11th and the overall decline in the global economy, both of which have caused our customers to extend their planning and implementation cycles.

                              The Exchange Notes

    The following is a brief summary of the terms of the exchange notes. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes" in this prospectus.

Issuer......................  IPC Acquisition Corp., a Delaware corporation.

Securities Offered..........  $150 million in aggregate principal amount of
                              11.50% senior subordinated notes due 2009.

Maturity Date...............  December 15, 2009.

Interest Payment Dates......  June 15 and December 15 beginning June 15, 2002.

Guarantors..................  The exchange notes will be guaranteed by each of our current and future domestic restricted subsidiaries. None of our foreign subsidiaries will guarantee the exchange notes. If we cannot make payments on the exchange notes when they are due, the subsidiary guarantors must make those payments instead. At December 31, 2001, our non-guarantor subsidiaries held 12.8% of our consolidated assets, and for the three months ended December 31, 2001, our non-guarantor subsidiaries accounted for 25.3% of our consolidated revenues.

Ranking.....................  The exchange notes and the subsidiary guarantees will be senior subordinated debt. They will rank behind all of our and our subsidiary guarantors' current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes and the subsidiary guarantees. The exchange notes will rank equally with all of our and our subsidiary guarantors' future senior subordinated indebtedness. The exchange notes will be effectively subordinated to all debt of our subsidiaries that do not guarantee the exchange notes.


                              As of December 31, 2001:

                              .  our total senior indebtedness was $105 million;

                              . our total senior subordinated indebtedness was approximately $150 million; and

                              .  our subsidiaries had no outstanding debt.

                              In addition, as of that date, we were able to incur $13.2 million of indebtedness under our revolving credit facility.

Optional Redemption.........  We may redeem the exchange notes, in whole or in part, at any time beginning on December 15, 2005 at the redemption prices listed under "Description of Exchange Notes--Optional Redemption."

                              In addition, before December 15, 2004, we may redeem up to 35% of the exchange notes issued under the indenture with the proceeds from one or more equity offerings at the price listed under "Description of Exchange Notes--Optional Redemption."

Offer to Repurchase.........  If we sell assets under some circumstances or experience specific kinds of changes of control, we must offer to repurchase the exchange notes at the prices listed under "Description of Exchange Notes--Repurchase at the Option of Holders."

Basic Covenants.............  We will issue the exchange notes under the same indenture which governs the issuance of the outstanding notes. This indenture contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

                              .  incur indebtedness or issue preferred shares;

                              . pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

                              .  create liens;

                              . agree to payment restrictions affecting our restricted subsidiaries;

                              . consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

                              .  enter into transactions with our affiliates;
                                 and

                              . designate our subsidiaries as unrestricted subsidiaries.

                              These covenants are subject to important exceptions and qualifications, which are described under "Description of Exchange Notes--Repurchase at the Option of Holders" and "--Certain Covenants."

Risk Factors................  See "Risk Factors" for a discussion of factors you should carefully consider before making an investment in the notes.

                Summary Historical and Pro Forma Financial Data

    We were formed on November 13, 2001 to acquire IPC Information Systems. The table below presents combined summary historical financial data for our predecessors for the year ended September 30, 1999, the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000, the year ended September 30, 2001 and the period from October 1, 2001 through December 20, 2001. The table below also presents our consolidated summary historical financial data for the period from November 15, 2001 (the date of our initial capitalization) through December 31, 2001. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The summary historical financial data have been derived from audited financial statements. In addition, the table below presents summary pro forma financial data for the year ended September 30, 2001 and the three months ended December 31, 2001, assuming the acquisition of IPC Information Systems by the company and the related financings occurred on October 1, 2000 and October 1, 2001, respectively. The summary pro forma financial data are presented for informational purposes only and are not necessarily indicative of the operating results that would have occurred if the acquisition and the related financings had been completed as of the dates indicated, nor is it necessarily indicative of future operating results. The information set forth below should be read in conjunction with the information under "Selected Historical Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, related notes and other financial information included elsewhere in this prospectus.

                                                                       Predecessors(1)
                                                 ------------------------------------------------------------
                                                                                     Period from                  Pro Forma
                                                  Fiscal Year    Period from        June 15, 2000  Fiscal Year   Fiscal Year
                                                     Ended     October 1, 1999         through        Ended         Ended
                                                 September 30, through June 14,     September 30, September 30, September 30,
                                                     1999            2000               2000          2001          2001
                                                 ------------- ----------------     ------------- ------------- -------------
(dollars in millions)                                                                                            (unaudited)

Statement of Operations Data:
Total revenue...................................    $265.7          $174.5             $103.7        $279.7      $     279.7
Costs of goods sold(2)..........................     159.3           102.5               79.8         164.6            164.6
                                                    ------          ------             ------        ------      -----------
Gross profit....................................     106.4            72.0               23.9         115.1            115.1
Selling, general and administrative expenses....      36.9            29.5               12.2          33.5             32.7
Depreciation and amortization...................       8.5             7.1               14.0          48.6             21.1
Research and development expense................       9.8             8.9                4.0          15.5             15.5
                                                    ------          ------             ------        ------      -----------
Operating income (loss).........................      51.2            26.5               (6.3)         17.4             45.8
Interest expense, net...........................     (20.3)          (16.1)              (5.7)        (27.9)           (28.0)
Other income, net...............................       0.4              --                 --           2.0             (0.1)
                                                    ------          ------             ------        ------      -----------
Income (loss) before income taxes...............      31.3            10.4              (11.9)         (8.4)            17.7
Income tax provision (benefit)..................      12.2             4.1               (2.6)          4.4              6.5
Extraordinary loss on retirement of debt (net of
 income taxes of $7.3)..........................        --              --              (10.5)           --               --
                                                    ------          ------             ------        ------      -----------
Net income (loss)...............................    $ 19.1          $  6.3             $(19.9)       $(12.8)     $      11.2
                                                    ======          ======             ======        ======      ===========
Statement of Cash Flow Data:
Net cash provided by (used in) operating
 activities.....................................    $(48.9)         $(12.4)            $ (0.8)       $  9.9      $      22.2
Net cash used in investing activities...........     (12.3)           (2.8)              (1.1)         (9.4)            (9.4)
Net cash provided by (used in) financing
 activities.....................................      38.5            16.5                3.4            --               --
Other Data:
EBITDA(3).......................................    $ 59.7          $ 33.6             $  7.7        $ 66.0      $      66.8
Adjusted EBITDA(4)..............................      59.7            38.4               32.6          76.7             72.7
Depreciation and amortization...................       8.5             7.1               14.0          48.6             21.1
Capital expenditures............................       4.6             2.8                1.1           9.4              9.4
Ratio of earnings to fixed charges(5)...........       2.5x            1.6x                --            --              1.5x
Ratio of Adjusted EBITDA to interest(6).........                                                                         2.9x
Ratio of total debt to Adjusted EBITDA..........                                                                         3.5x

                                                  (continued on following page)

                                                  Predecessors(1)
                                                  ---------------
                                                                                    Pro Forma
                                                    Period from     Period from    Period from
                                                  October 1, 2001   November 15, October 1, 2001
                                                      through       2001 through     through
                                                   December 20,     December 31,  December 31,
                                                       2001             2001          2001
                                                  ---------------   ------------ ---------------
                                                                                   (unaudited)
(dollars in millions)
Statement of Operations Data:
Total revenue....................................     $ 58.8          $  14.3       $   73.1
Costs of goods sold(2)...........................       32.8             13.9           46.7
                                                      ------          -------       --------
Gross profit.....................................       26.0              0.4           26.4
Selling, general and administrative expenses.....       17.1              1.1           18.2
Depreciation and amortization....................       10.7              0.6            5.2
Research and development expense.................        3.5              0.3            3.8
                                                      ------          -------       --------
Operating income (loss)..........................       (5.4)            (1.5)          (0.8)
Interest expense, net............................       (6.0)            (0.8)          (7.0)
Other income, net................................         --               --             --
                                                      ------          -------       --------
Income (loss) before income taxes................      (11.3)            (2.4)          (7.8)
Income tax provision (benefit)...................       (0.3)            (1.0)          (2.8)
Extraordinary loss on retirement of debt.........         --               --             --
                                                      ------          -------       --------
Net income (loss)................................     $(11.0)         $  (1.4)      $   (5.0)
                                                      ======          =======       ========
Statement of Cash Flow Data:
Net cash provided by (used in) operating
 activities......................................     $ 15.2          $  (0.4)      $   16.5
Net cash used in investing activities............       (1.9)          (349.7)        (351.6)
Net cash (used in) provided by financing
 activities......................................      (15.1)           374.9          359.8

Other Data:
EBITDA(3)........................................     $  5.4          $  (0.9)      $    4.5
Adjusted EBITDA(4)...............................       14.8              6.1           19.4
Depreciation and amortization....................       10.7              0.6            5.2
Capital expenditures.............................        1.9              0.2            2.1
Ratio of earnings to fixed charges(5)............         --               --             --
Ratio of Adjusted EBITDA to interest(6)..........                                        3.1x
Ratio of total debt to Adjusted EBITDA(7)........                                       13.1x

                                    Predecessors(1)
                                    ---------------
                                     September 30,    December 31,
                                         2001             2001
                                    ---------------   ------------
(dollars in millions)
Balance Sheet Data (at period end):
Cash...............................     $  4.5           $ 25.0
Net working capital................      (52.2)            68.3
Total assets.......................      489.1            517.7
Total debt.........................         --            255.0
Stockholders' equity...............      244.0            138.6

--------
(1)Predecessors refers to the company as it operated (a) on a stand-alone basis through June 14, 2000 as IPC Information Systems, Inc. and (b) through December 20, 2001 following the acquisition of IPC Information Systems, Inc. by Global Crossing. Accordingly, the financial statements from June 15, 2000 through December 20, 2001 reflect the changes and adjustments for purchase accounting as well as changes as a result of ownership under Global Crossing.
(2)The period from June 15, 2000 through September 30, 2000 cost of goods sold reflects fair value inventory adjustments of $24.9 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. Fiscal year ended September 30, 2001 cost of goods sold reflects fair value inventory adjustments of $10.7 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June
   2000. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The period from November 15, 2001 through December 31, 2001 cost of goods sold reflects fair market
                                                  (continued on following page)
   value inventory adjustments of $7.0 million associated with the purchase accounting treatment of our acquisition of IPC Information Systems on December 20, 2001.
(3)EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles. See the Statement of Cash Flows included in our financial statements.
(4)Adjusted EBITDA is calculated by adding back to EBITDA the incremental inventory costs associated with the purchase accounting treatment of, and a non-recurring merger related charge associated with, the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000 and our acquisition of IPC Information Systems in December 2001. In addition, Adjusted EBITDA for the period from October 1, 2001 through December 20,
   2001 is calculated by further adding back certain one-time selling, general and administrative expenses allocated to us by Global Crossing and the additional bonus expenses incurred by us to pay bonuses consistent with past practices. Pro forma Adjusted EBITDA is further adjusted by subtracting our estimate of stand-alone selling, general and administrative costs that we would incur as an independent company. These adjustments were as follows:

                                                                             Predecessors
                                                      -----------------------------------------------------------
                                                                      Period from        Period from                  Pro Forma
                                                       Fiscal Year  October 1, 1999     June 15, 2000  Fiscal Year   Fiscal Year
                                                          Ended         through            through        Ended         Ended
                                                      September 30,    June 14,         September 30, September 30, September 30,
                                                          1999           2000               2000          2001          2001
                                                      ------------- ---------------     ------------- ------------- -------------
(dollars in millions)
EBITDA...............................................     $59.7          $33.6              $ 7.7         $66.0         $66.8
Non-recurring merger related charge..................        --            4.8                 --            --            --
Inventory cost.......................................        --             --               24.9          10.7          10.7
Allocated selling, general and administrative costs..        --             --                 --            --           4.6
Stand-alone selling, general and administrative costs        --             --                 --            --          (6.9)
Bonus payments.......................................        --             --                 --            --          (2.5)
                                                          -----          -----              -----         -----         -----
Adjusted EBITDA......................................     $59.7          $38.4              $32.6         $76.7         $72.7
                                                          =====          =====              =====         =====         =====

                                                      Predecessors
-                                                     ------------
                                                                                   Pro Forma
                                                      Period from    Period from  Period from
                                                       October 1,    November 15,  October 1,
                                                      2001 through   2001 through 2001 through
                                                      December 20,   December 31, December 31,
                                                          2001           2001         2001
                                                      ------------   ------------ ------------
(dollars in millions)
EBITDA...............................................    $ 5.4          $(0.9)       $ 4.5
Non-recurring merger related charge..................       --             --           --
Inventory cost.......................................       --            7.0          7.0
Allocated selling, general and administrative costs..      6.9             --          6.9
Stand-alone selling, general and administrative costs       --             --         (1.5)
Bonus payments.......................................      2.5             --          2.5
                                                         -----          -----        -----
Adjusted EBITDA......................................    $14.8          $ 6.1        $19.4
                                                         =====          =====        =====

(5)The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of deferred financing fees and the portion of rental expense that is representative of the interest factor in these rentals. For the period from June 15, 2000 to September 30, 2000, earnings were insufficient to cover fixed charges by $11.9 million because of the inclusion of the inventory fair value step-up in cost of sales of $24.9 million and the amortization of the goodwill of $6.2 million from the acquisition by Global Crossing on June 14, 2000. For the year ended September 30, 2001, earnings were insufficient to cover fixed charges by $8.4 million because of the inclusion of the inventory fair value step-up in cost of sales of $10.7 million and the amortization of the goodwill of $21.1 million from the acquisition by Global Crossing on June 14, 2000. For the period from October 1, 2001 to December 20, 2001, earnings were insufficient to cover fixed charges by $11.3 million because of the year end intercompany charge of $6.9 million, the inclusion of $2.5 million of other bonus amounts and goodwill amortization of $4.7 million resulting from the ownership of IPC Information Systems by Global Crossing. For the period from November 15, 2001 to December 31, 2001, earnings were insufficient to cover fixed charges by $2.4 million because of the inclusion of the fair value step-up of inventory in cost of sales resulting from our acquisition of IPC Information Systems.
(6)Interest expense as used in this ratio does not include the amortization of the deferred financing fees.
(7)This represents a ratio of total debt as of December 31, 2001 to interim period Adjusted EBITDA amounts.

                                 RISK FACTORS

    You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before making an investment in the notes.

                  Risks Related to the Notes and the Offering

Our substantial indebtedness could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.

    We have substantial indebtedness with significant debt service requirements. As of December 31, 2001, we had total indebtedness of approximately $255.0 million and $13.2 million available for future borrowings under the revolving credit facility of our senior secured credit facilities.

    Our substantial indebtedness could have important consequences to you. For example, it could:

   .  make it more difficult for us to satisfy our obligations under the notes;

   . require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other corporate requirements;

   . increase our vulnerability to general adverse economic and industry conditions;

   .  limit our ability to respond to business opportunities;

   .  limit our ability to borrow additional funds, which may be necessary; and

   . subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

    We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. Our senior secured credit facilities also permit additional borrowings of up to $15.0 million, of which $13.2 million was available as of December 31, 2001. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Certain Indebtedness--The Senior Secured Credit Facilities."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

    Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We believe our cash flow from operations, available cash and available borrowings under the revolving credit facility will be adequate to meet our current and long-term liquidity needs for at least the next few years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all.

The agreements governing the notes and our other debt impose restrictions on our business.

    The indenture governing the notes and the agreements governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. In addition, these covenants limit our ability and the ability of our restricted subsidiaries to:

   .  incur indebtedness or issue preferred shares;

   . pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

   .  create liens;

   .  agree to payment restrictions affecting our restricted subsidiaries;

   .  consolidate, merge, sell or lease all or substantially all of our assets;

   .  enter into transactions with our affiliates; and

   .  designate our subsidiaries as unrestricted subsidiaries.

    Our senior secured credit facilities also require us to satisfy a number of financial ratio tests.

    Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or our senior secured credit facilities. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt, if any. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.

Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the subsidiary guarantees of the notes are junior to all of our subsidiary guarantors' existing indebtedness and possibly to all of their future borrowings.

    The notes and the subsidiary guarantees rank behind all of our and our subsidiary guarantors' existing indebtedness, other than trade payables, and all of our and their future borrowings, other than trade payables, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior debt and senior debt of the subsidiary guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

    In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our and the subsidiary guarantors' subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior debt. However, because the senior debt is secured and because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in the proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

Your right to receive payments on the notes could be adversely affected if any of our non- guarantor subsidiaries declares bankruptcy, liquidates, or reorganizes.

    Some, but not all, of our subsidiaries have guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us. At December 31, 2001, our non-guarantor subsidiaries held approximately 12.8% of our consolidated assets, and for the three months ended December 31, 2001, our non-guarantor subsidiaries accounted for approximately 25.3% of our consolidated revenues. See Note 14 to our consolidated financial statements.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

   . received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

   .  was insolvent or rendered insolvent by reason of such incurrence; or

   . was engaged in, or was about to engage in, a business or transaction for which the assets remaining with the guarantor was an unreasonably small capital; or

   . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

   . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

   . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

   .  it could not pay its debts as they become due.

    On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

    Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Exchange Notes --Repurchase at the Option of Holders."

The notes have no prior public market, and we cannot assure you that any public market will develop or be sustained.

    The outstanding notes were issued to, and we believe these securities are currently owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders (who are not our affiliates) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. There can be no assurance that such a market will develop or be sustained. In addition, the exchange notes will not be listed on any national securities exchange. The exchange notes may trade at a discount from the initial offering price of the outstanding notes, depending upon prevailing interest rates, the market for similar securities, our operating results and other factors. We have been advised by the initial purchasers that they currently intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activity may be limited during the exchange offer and the pendency of a shelf registration. Therefore, there can be no assurance that an active market for any of the exchange notes will develop, either prior to or after our performance of our obligations under the registration rights agreement. If an active public market does not develop, the market price and liquidity of the exchange notes may be adversely affected.

    If a public trading market develops for the exchange notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, our financial condition, and the market for similar securities. Depending on these and other factors, the exchange notes may trade at a discount.

    Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

    Notwithstanding the registration of the exchange notes in the exchange offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the exchange notes only in compliance with the provisions of Rule 144 under the Securities Act.

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

    Because we are an affiliate of Goldman, Sachs & Co., one of the initial purchasers of the outstanding notes, following consummation of this exchange offer, Goldman, Sachs & Co. will be required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect its ability to continue market-making activities. Following completion of the exchange offer, we have agreed to make a "market-maker" prospectus available to Goldman, Sachs & Co. to permit it to engage in market-making transactions. However, the registration rights agreement also provides that at any time after consummation of the exchange offer we may allow the market-maker prospectus to cease to be effective and usable if: (1) our board of directors determines in good faith that such action is in our best interests, or (2) the prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus following the exchange offer.

                         Risks Related to Our Business

Because our customers are concentrated in the global financial, exchange and energy trading industries, our revenues may decline during periods of economic downturn that impact these sectors.

    Historically, almost all of our revenues have been derived from sales to customers in the global financial, exchange and energy trading industries. When these industries suffer economic downturns, it is likely that we will experience a decline in revenues which could have a material adverse effect on our financial condition and results of operations. In times of economic downturn, including the current period of economic downturn, our customers may defer purchasing and installing our products. Recent and continued reductions in the number of our customers' employees could reduce the demand for new or replacement turret systems.

IQMX and other new or enhanced products that we may develop may not achieve market acceptance and we may not be able to develop new or enhanced products in anticipation of or in response to ongoing technological changes.

    IQMX is our new VoIP turret system that integrates voice, data and video at the trading position. IQMX is in the early stages of its roll out. There is a risk that IQMX and any other new or enhanced products that we develop will not be accepted by the market. We undertake significant research and development expense prior to marketing any new product. If new products that we introduce do not gain acceptance, not only will we lose sales as a result of not having developed a product that the market accepts, but we will have used our resources ineffectively. In addition, the failure to develop and manufacture new and innovative products that meet or anticipate ongoing technological changes on a timely and cost-competitive basis could have a material adverse effect on our financial condition and results of operations.

Our revenues and operating results may fluctuate significantly from period to period.

    Our revenues and operating results could fluctuate significantly from period to period. Given the relatively large sales price of our trading systems and our recognition of revenue only upon completion of installations, a limited number of system installations may account for a substantial portion of revenues in any particular period. As a result of these and other factors, we could experience significant fluctuations in revenues and operating results in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our business could be adversely affected by competition.

    The markets in which we operate are comprised of a number of global and regional competitors, including global and national alliances. In addition, the continuing trend toward business combinations and strategic alliances in the telecommunications industry may create significant new competitors for us. Some of our current and potential competitors have greater financial, engineering, manufacturing and other resources than we do. Competing with these companies will require continued investment by us in engineering, research and development, marketing and customer service and support. There can be no assurance that we will successfully make these investments. In addition, in many non-U.S. markets, we face competition from dominant local providers that have long-standing relationships with our target customers. Due to some competitors' relationships with our target customers, it may be difficult for us to significantly increase our penetration in some non-U.S. markets.

Because our intellectual property is critical to our success, our revenue and earnings growth would suffer if we were unable to adequately protect our intellectual property.

    Because our products rely on proprietary technology and will likely continue to rely on technological advancements for market acceptance, we believe that the protection of our intellectual property rights is important to the success of our business. To protect these rights, we rely on a combination of patent, copyright, trademark and trade secret laws. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our software documentation and other proprietary information.

    Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. It is difficult for us to monitor unauthorized uses of our products. The steps we have taken may not prevent unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we are unable to protect our intellectual property from infringement, other companies may be able to use our intellectual property to offer competitive products at lower prices. We may not be able to effectively compete against these companies.

We rely on unpatented proprietary know-how and trade secrets.

    We rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets. Furthermore, no assurance can be given that claims or litigation asserting infringement of intellectual property rights will not be initiated in the future seeking damages or an injunction against the sale of our products or that we would prevail in any litigation. This litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our business could be adversely affected by labor disputes.

    In the United States, approximately 340 of our employees are represented by collective bargaining units. Approximately 300 of these employees are within the New York metropolitan area and are subject to a labor pooling agreement. Although we consider our relations with our employees to be generally good, we cannot assure you that we will not experience work stoppages, strikes or slowdowns in the future. A prolonged work stoppage, strike or slowdown could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that, upon expiration of any of our existing collective bargaining agreements, new agreements will be reached without union action or that any new agreement will be on terms satisfactory to us. Moreover, we cannot assure you that our non-union facilities will not become subject to labor union organizing efforts. If any of our current non-union facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs.

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Loss of key executive officers could weaken our business expertise and other business plans.

    Our success depends to a significant degree upon the continued contributions of our senior management team and technical, marketing and sales personnel. Our employees may voluntarily terminate their employment with us at any time. There is competition for qualified employees and personnel and there is a limited number of persons with relevant knowledge and experience. The loss of any of our key executive officers in the future could significantly impede our ability to successfully implement our business strategy, financial plans, expansion of services, marketing and other objectives. We believe that the growth and future success of our business will depend in large part on our continued ability to attract, motivate and retain highly-skilled qualified personnel.

We rely on single source suppliers for some key components of our products. Any disruption in our relationship with these sources could increase our product costs and reduce our ability to supply our products on a timely basis.

    We currently rely on single source suppliers of selected hardware and software components used by us to provide our products and services. We have from time to time experienced delays in the receipt of these components. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, more importantly, by practical considerations. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays or cause us to incur unanticipated expenses which could materially adversely affect our business and results of operations.

    In addition, we purchase selected custom product components for our manufacturing operation primarily from single source suppliers. The disruption of the current flow of supplies could impair our ability to manufacture products or cause us to incur costs, including payment of engineering expenses to prospective vendors, associated with the development of alternative sources. A disruption also could result in delays in product shipments or cause us to incur unanticipated expenses, which could have a material adverse effect on our financial condition and results of operations.

We face risks associated with being a member of Global Crossing's consolidated group for federal income tax purposes.

    We will be included in the Global Crossing consolidated return for federal income tax purposes for the year 2001. Federal law provides that each member of an affiliated group that files a consolidated return is liable for the group's entire tax obligation. Thus, to the extent Global Crossing or other members of the group fail to make any federal income tax payments required of them by law for 2001, we could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states. Global Crossing has advised us that it does not believe that it will have federal income tax liability for 2001. We cannot independently verify this information and we can give no assurance that this information is correct. If Global Crossing's federal income tax liability is significant and it is imposed on us, the liability could have a material adverse effect on our financial condition and results of operations.

As a result of the acquisition, we became a stand-alone entity; our business could suffer if we fail to develop the systems and infrastructure necessary to support our business as a stand-alone entity.

    We were part of Global Crossing from June 2000 until the closing of the acquisition. During that time, Global Crossing provided us with operational, financial, administrative and other support. As a result of the acquisition, we now operate as a stand-alone entity. Following the closing of the acquisition, Global Crossing provided us with support services in the areas of finance, legal staffing

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and regulatory, contract and lease review on a transitional basis under the terms of the network services, channel sales and transition services agreement; however, these arrangements have terminated. In addition, Global Crossing is required to provide us with transitory services in the areas of benefit plans, management information systems, and human resources under the terms of the network services, channel sales and transition services agreement; however, these arrangements will terminate within 180 days of the closing date of the acquisition. See "The Acquisition--Network Services, Channel Sales and Transition Services Agreement with Global Crossing." Accordingly, we must develop and implement the systems and infrastructure necessary to support our current and future business. If we fail to develop these systems and infrastructure, our business will suffer.

    As a result of Global Crossing's bankruptcy, Global Crossing has the right, pursuant to Section 365 of the Bankruptcy Code, to assume or reject the network services, channel sales and transition services agreement. If Global Crossing rejects this agreement, Global Crossing's obligation to provide the services described above would terminate. As a result, we would need to seek alternative providers for these services in the event we have not already developed and implemented the systems and infrastructure necessary to support our current and future business.

    Following the commencement of Global Crossing's bankruptcy case, Global Crossing failed to perform various obligations under the network services, channel sales and transition services agreement. We filed a motion on March 11, 2002 to compel Global Crossing to assume or reject this agreement. We are currently in negotiations with Global Crossing to resolve the issues raised by our motion and have adjourned the court hearing for our motion on several occasions to permit these negotiations to continue.

In the event of a catastrophic loss of our manufacturing facility, our business would be adversely affected.

    Our sole manufacturing facility is in Westbrook, Connecticut. While we maintain insurance covering the facility, including business interruption insurance, a catastrophic loss of all or a portion of the facility could have a material adverse effect on us.

We are controlled by a group of stockholders, and there may be conflicts of interest between our stockholders and the holders of the notes that impair our ability to achieve our business plan.

    Private equity funds affiliated with Goldman, Sachs & Co., including GSCP 2000, own substantially all of our common stock. Goldman, Sachs & Co. may be deemed to be able to exercise control over some of our activities. GSCP 2000 may seek minority stockholders to invest in up to 20% of our common stock. Each of our significant stockholders, together with their affiliates, has other business activities in addition to its ownership position in us. It is possible that the stockholders may exercise their control in ways that serve their individual interests but do not serve the best interests of the holders of the notes.

We may be restricted from expanding our business to include the supply of telecommunications services unrelated to our existing business.

    Pursuant to a network services, channel sales and transition services agreement with Global Crossing and affiliates of Global Crossing, except in connection with our existing businesses, we are prohibited for a period of three years from December 20, 2001 from supplying telecommunications services to any third party or from owning a network capable of providing those services to any third party. Although we currently do not provide these services to third parties and do not believe these restrictions will have a significant effect on our business plan, these restrictions will prevent us from expanding our business operations to include the supply of telecommunications services to third parties during the restricted period. In addition, it is possible that Global Crossing may seek to reject this agreement in its bankruptcy case. If Global Crossing rejects the agreement, the restrictions

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imposed on us by that agreement would also terminate. See "The
Acquisition--Network Services, Channel Sales and Transition Services Agreement with Global Crossing."

As a result of Global Crossing's bankruptcy, we may be required to pay Global Crossing the deferred portion of the acquisition purchase price deposited in a segregated bank account and continue to be liable for guarantees of obligations of former affiliated companies.

    In the past, we have guaranteed some obligations of former affiliates. Following the closing of the acquisition, we may be liable for these guaranteed obligations to the extent our former affiliates fail to satisfy their obligations. At the closing of the acquisition, Global Crossing certified the amounts of these guaranteed obligations at approximately $20.8 million. We have deferred payment to Global Crossing of a portion of the purchase price equal to the amount of these guaranteed obligations as certified by Global Crossing. There can be no assurance that the amounts certified by Global Crossing included all the amounts actually guaranteed. The deferred portion of the purchase price is generally payable to Global Crossing as the payment obligations underlying those guarantees or obligations are satisfied by Global Crossing or its affiliates or we are released from those guarantees or obligations. An amount equal to the deferred payment was deposited into a bank account in our name which we have classified as restricted cash on our balance sheet. We may withdraw funds from that account as the deferred purchase price is paid to Global Crossing or as we, rather than Global Crossing, satisfy any of the guaranteed obligations. Following the acquisition of IPC Information Systems, we have paid approximately $12.3 million with respect to these guaranteed obligations. In accordance with the purchase agreement, following our payment of these guaranteed obligations, we withdrew $12.3 million from the bank account, reducing the remaining amount available in that bank account to approximately $8.5 million. While we have structured this arrangement so that we retain ownership of the deposited funds, there can be no assurance that a contrary position will not be taken in Global Crossing's bankruptcy case. If this contrary position were to prevail, a bankruptcy court could treat the bank account as property of Global Crossing's bankruptcy estate. In that event, the court would likely characterize our interest in the bank account as a security interest to secure Global Crossing's obligation to pay the guaranteed obligations. As a secured creditor, we would be stayed from enforcing our rights with respect to the bank account without court approval, could be compelled to return any funds previously withdrawn from the bank account to Global Crossing's bankruptcy estate and/or could be compelled to turn over the funds remaining in the bank account, in each case in exchange for another form of collateral to adequately protect our interests. In addition, our claim could be restructured under the bankruptcy laws. We also would remain liable for the guaranteed obligations.

The sale of the shares and assets representing the business by Global Crossing and its affiliates could be avoided by a court under federal or state fraudulent conveyance laws and your right to receive payment under the notes could be materially adversely affected.

    The sale of the shares and assets representing the business sold by Global Crossing and its affiliates could constitute a "fraudulent conveyance" if, in a lawsuit by an unpaid creditor or representatives of the creditors of Global Crossing, such as a trustee in bankruptcy or Global Crossing as a debtor in possession, a court were to find, under applicable federal or state fraudulent conveyance law, that (A) Global Crossing sold the shares and assets with intent to hinder, delay or defraud its creditors or (B)(1) Global Crossing received less than reasonably equivalent value or fair consideration for the shares and assets and (2) Global Crossing, at the time of the sale, (a) was insolvent, (b) was rendered insolvent by reason of the sale, (c) was engaged in, or was about to engage in, a business or transaction for which the assets remaining with Global Crossing constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

    Although we believe that Global Crossing did not sell the shares and assets representing the business with the intent to hinder, delay or defraud its creditors and further believe that the acquisition consideration paid for the shares and assets was reasonably equivalent value or fair consideration, no

                                      19

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assurances can be given that a court would reach the same conclusion. If a court were to determine that the sale of the shares and assets representing the business by Global Crossing was a fraudulent conveyance under applicable federal or state fraudulent conveyance laws, the sale could be avoided and a creditor or representative of creditors of Global Crossing, such as a trustee in Global Crossing's bankruptcy case or Global Crossing as a debtor in possession, could recover the shares and assets or receive from us the value of the shares and assets for the benefit of the creditors of Global Crossing. However, if the sale is avoided as a fraudulent conveyance but the court finds that we acted in good faith, we should have a lien on or may retain our interest in the shares and assets to secure repayment to us of an amount equal to the purchase price paid therefor and depending on applicable law, we may also have a lien in an amount equal to the lesser of the actual costs of any improvements made by us subsequent to the purchase, less realized and accrued profits, or the increase in the value of the shares and assets as a result of any improvements.

    Subject to the foregoing, we believe that in Global Crossing's bankruptcy case, the sale of the shares and assets representing the business sold to us should not be held to have been made in violation of applicable federal or state fraudulent conveyance laws. Nevertheless, the determination of what constitutes reasonably equivalent value or fair consideration, insolvency or unreasonably small capital, or good faith will be based upon the particular facts and circumstances, and no assurance can be given as to what standards a court would apply in making that determination or that a court would determine that we acted in good faith or that Global Crossing received reasonably equivalent value or fair consideration for the shares and assets representing the business.

Payments made by Global Crossing to us following the closing of the acquisition could be avoided under federal or state preference laws.

    On January 16, 2002, Global Crossing paid us $3.0 million based upon a revised estimate of the working capital and customer advances. That payment may be subject to challenge as a "preference" under federal bankruptcy law if, in a lawsuit by a trustee in bankruptcy, Global Crossing as a debtor in possession, or possibly a committee of creditors, a court were to find that the payment was a transfer of an interest of property of Global Crossing that:

   .  was made to or for the benefit of a creditor;

   . was for or on account of an antecedent debt owed by Global Crossing before that transfer was made;

   . was made while Global Crossing was insolvent (a company is presumed to have been insolvent on and during the 90 days preceding the date the company's bankruptcy petition was filed);

   .  was made on or within 90 days before Global Crossing's bankruptcy filing;
      and

   . permitted a creditor to receive more than it would have received in a Chapter 7 liquidation case under applicable bankruptcy laws.

If the court were to determine that the payment was avoidable as a preference, we would be required to return that payment to Global Crossing's estate.

    As a result of Global Crossing's bankruptcy, Global Crossing may not be able to satisfy its indemnification obligations under the purchase agreement relating to our acquisition of IPC Information Systems.

    The purchase agreement relating to our acquisition of IPC Information Systems contains customary representations and warranties from Global Crossing, Asia Global Crossing and their respective subsidiaries, including representations and warranties regarding organization, authorization, title to shares, assets and property, sufficiency of assets, financial statements, absence of certain changes, litigation, compliance with laws, material contracts, intellectual property, tax, employee benefits, environmental matters, insurance, major customers and suppliers, labor matters and product warranties. Our right to obtain indemnification from Global Crossing for any breach of these representations and warranties is generally limited to one-third of the purchase price. There are various deductible and threshold limits which also limit our right to obtain indemnification from Global Crossing. However, claims relating to pre-closing tax liabilities are not limited. In general, we must assert claims against Global Crossing within 18 months of the closing date in order to recover any damages from a breach of a representation or warranty. For claims relating to breaches of the representations and warranties regarding taxes and employee benefits, we may assert claims against Global Crossing until 30 days following the expiration of the applicable statute of limitations. For claims relating to breaches of the representations and warranties regarding environmental matters, we may assert claims against Global Crossing for three years following the closing date. As a result of Global Crossing's bankruptcy, however, Global Crossing may not be able to satisfy its indemnification obligations under the purchase agreement.

    Following the closing of the acquisition, additional tax liabilities of approximately $2.3 million relating to IPC Information Systems were identified for the period prior to the acquisition. However, as a result of Global Crossing's bankruptcy, Global Crossing may not be able to pay these outstanding tax liabilities. If Global Crossing fails to pay these tax liabilities, we may be required to pay them.

    The indictment of Arthur Andersen LLP may impede our ability to use the financial statements for IPC Information Systems audited by Arthur Andersen in our future filings with the SEC.

    Arthur Andersen LLP, which audited the financial statements of IPC Information Systems for the periods prior to October 1, 2001, has been charged with federal obstruction of justice arising from the government's investigation of Enron Corp. The SEC's current rules require us to present audited financial statements for IPC Information Systems in various SEC filings until such time as we have available three years of our own audited financial statements. The inability of Arthur Andersen to provide its consent to use the audited financial statements of IPC Information Systems until that time could impact our ability to, among other things, fulfill the SEC's periodic reporting requirements, or, if we choose, access the public capital markets.

    In addition, in the event the SEC ceases to accept the financial statements audited by Arthur Andersen, it is possible that our available audited financial statements of IPC Information Systems for the periods prior to October 1, 2001 may not satisfy current SEC requirements. Any delay or inability to, among other things, fulfill the SEC's periodic reporting requirements or access the public markets, if we choose, could have a material adverse impact on our business unless relief from such requirements is provided by the SEC. Also, investors' ability to seek potential recoveries from Arthur Andersen related to any claims such investors may assert as a result of the work performed by Arthur Andersen may be significantly limited.

                                      21

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                                THE ACQUISITION

The Purchase Agreement

    The following is a summary of the material terms of the purchase agreement, dated as of November 16, 2001, as amended, among Global Crossing Ltd., Asia Global Crossing Ltd., GSCP 2000, us and various other parties. The following summary is qualified in its entirety by reference to the purchase agreement.

    The Purchase and Sale

    On December 20, 2001, we purchased 100% of the common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. from Global Crossing Ltd. and its affiliates. In addition, we acquired various assets owned by affiliates of Global Crossing related to the operation of these businesses. Under the purchase agreement, the total purchase price for the shares and assets was $360 million, subject to various adjustments for working capital and customer advances.

    The acquisition was financed with the net proceeds from the issuance of the outstanding notes, borrowings under our senior secured credit facilities and a common equity contribution of $140 million by a group led by GSCP 2000 and its affiliates. Under the terms of the purchase agreement, approximately $20.8 million of the purchase price was not paid to Global Crossing at the closing. This deferred portion of the purchase price will not be paid to Global Crossing unless various contingent liabilities of former affiliates that we have guaranteed have been paid by Global Crossing or we have been released from these guarantees. An amount equal to the deferred payment was deposited into a bank account in our name. While we have structured this agreement so that we retain ownership of the deposited funds, there can be no assurance that a contrary position will not be taken in Global Crossing's bankruptcy case. See "Risk Factors--As a result of Global Crossing's bankruptcy, we may be required to pay Global Crossing the deferred portion of the acquisition purchase price deposited in a segregated bank account and continue to be liable for guarantees of obligations of former affiliated companies." Through March 31, 2002, we have paid approximately $12.3 million of these contingent liabilities.

    Additionally, the purchase price was reduced at the closing of the acquisition by approximately $9.75 million for estimated working capital and customer advances adjustments. On January 16, 2002, Global Crossing and its affiliates paid us $3.0 million based upon a revised estimate of the working capital and customer advances adjustments. On January 31, 2002, we delivered to Global Crossing and its affiliates our determination of the final amount of working capital and customer advances as of the closing. Based on our determination of these amounts, Global Crossing or various of its affiliates are obligated to pay us an additional amount of approximately $4.8 million. We have not been paid this additional amount. The deferred payments and working capital and customer advances adjustments are described below.

    As a result of Global Crossing's bankruptcy case, Global Crossing may not be required to pay any additional working capital and customer advances adjustments that Global Crossing may owe to us based on the final adjustments, including the $4.8 million discussed above. However, under the terms of the purchase agreement, Global Crossing's affiliates that were a party to the purchase agreement and that are not part of Global Crossing's bankruptcy case are obligated to pay us these final adjustments.

    Any claim we may have against Global Crossing may be classified by the courts as an unsecured claim in Global Crossing's bankruptcy case, in which case we would only recover a portion, if any amount, of that claim. However, with court approval we may be able to offset amounts we owe to Global Crossing by the amounts Global Crossing owes to us.

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    Deferred Payment

    Under the terms of the purchase agreement, approximately $20.8 million of the purchase price was not paid to Global Crossing at the closing. This deferred portion of the purchase price relates to guaranteed obligations and other liabilities of our former affiliates. At the closing, Global Crossing certified the amounts of these guaranteed obligations and other liabilities at approximately $20.8 million. For a description of these liabilities, see "--IPC Guarantees and Other Liabilities."

    We are obligated to pay Global Crossing the deferred purchase price as the guaranteed obligations and other liabilities are paid by Global Crossing or we are released from those guaranteed obligations and other liabilities. However, we will have no obligation to pay Global Crossing any portion of the deferred purchase price until guaranteed obligations and other liabilities of a threshold amount of approximately $0.8 million have been paid by Global Crossing or we are released from that amount of obligations and liabilities. That threshold amount reflects a pending New York State tax claim of approximately $0.5 million plus interest of approximately $0.3 million as of March 5, 2002. In the event that the New York State tax claim is paid or otherwise satisfied by Global Crossing, we will no longer take into account the New York State tax claim in determining whether to commence paying the deferred purchase price to Global Crossing.

    At the closing, we deposited $20.8 million into a bank account in our name. Global Crossing and its affiliates will not have any legal right, title or interest in the funds deposited in that bank account. We will be permitted to withdraw funds from the account as the deferred purchase price is paid to Global Crossing or we, rather than Global Crossing, satisfy any of the guaranteed obligations or other liabilities.

    In February and March 2002, we paid approximately $12.3 million of equipment lease obligations with various lenders and received releases under the related equipment leases. As a result of these payments which were paid out of our operating cash account, we are no longer obligated to make this portion of the deferred purchase price payment to Global Crossing. In accordance with the purchase agreement, following our payment of these guaranteed lease obligations, we withdrew funds from the account holding the deferred purchase price in the amount of approximately $12.3 million which accordingly reduced the restricted cash amount on our balance sheet. See "--IPC Guarantees and Other Liabilities--Equipment Lease Obligations."

    As a result of Global Crossing's bankruptcy, without court approval, Global Crossing may not be required to pay any of the contingent liabilities that we guaranteed and it is unlikely that we would be released on any of the obligations until those obligations have been satisfied. See "Risk Factors--As a result of Global Crossing's bankruptcy, we may be required to pay Global Crossing the deferred portion of the acquisition purchase price deposited in a segregated bank account and continue to be liable for guarantees of obligations of former affiliates."

    Working Capital and Customer Advances Adjustments

    Under the terms of the purchase agreement, at the closing, the purchase price was reduced by approximately $9.75 million for estimated working capital and customer advances adjustments. On January 16, 2002, Global Crossing and its affiliates paid us $3.0 million. On January 31, 2002, we provided Global Crossing and its affiliates with a certificate as to the amounts of net working capital and customer advances for maintenance contracts and uncompleted installation contracts. Based on our determination of these amounts, Global Crossing or various of its affiliates are obligated to pay us an additional amount of approximately $4.8 million. We have not been paid this amount.

    As a result of Global Crossing's bankruptcy, our ability to receive additional payments from Global Crossing may be significantly affected. See "--The Purchase Agreement--The Purchase and Sale."

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    Representations, Warranties and Indemnification

    The purchase agreement contains customary representations and warranties from Global Crossing, Asia Global Crossing and their respective subsidiaries, including representations and warranties regarding organization, authorization, title to shares, assets and property, sufficiency of assets, financial statements, absence of certain changes, litigation, compliance with laws, material contracts, intellectual property, tax, employee benefits, environmental matters, insurance, major customers and suppliers, labor matters and product warranties. Our right to obtain indemnification from Global Crossing for any breach of these representations and warranties is generally limited to one-third of the purchase price. There are various deductible and threshold limits which also limit our right to obtain indemnification from Global Crossing. However, claims relating to pre-closing tax liabilities are not limited. In general, we must assert claims against Global Crossing within 18 months of the closing date in order to recover any damages from a breach of a representation or warranty. For claims relating to breaches of the representations and warranties regarding taxes and employee benefits, we may assert claims against Global Crossing until 30 days following the expiration of the applicable statute of limitations. For claims relating to breaches of the representations and warranties regarding environmental matters, we may assert claims against Global Crossing for three years following the closing date. As a result of Global Crossing's bankruptcy, however, Global Crossing may not be able to satisfy its indemnification obligations under the purchase agreement.

    Following the closing of the acquisition, additional tax liabilities of approximately $2.3 million relating to IPC Information Systems were identified for the period prior to the acquisition. However, as a result of Global Crossing's bankruptcy, Global Crossing may not be able to pay these outstanding tax liabilities. If Global Crossing fails to pay these tax liabilities, we may be required to pay them.

IPC Guarantees and Other Liabilities

    We guaranteed various obligations of affiliates of Global Crossing. Following the completion of the acquisition, we remain liable for some of these obligations to the extent they have not been satisfied by Global Crossing or its affiliates. At the closing date, Global Crossing delivered an officer's certificate setting forth the amounts of liabilities that we have guaranteed. Under the terms of the purchase agreement, we deferred payment of a portion of the purchase price in an amount equal to these certified amounts until those liabilities are satisfied, see "--Deferred Payment" above. These guaranteed liabilities primarily relate to equipment lease obligations, employee obligations and real estate lease obligations.

    Equipment Lease Obligations. We guaranteed the payment for equipment lease obligations of an affiliate of Global Crossing to various lenders for monthly principal and interest payments. We deferred payment of approximately $15.3 million of the purchase price, in connection with the amount of these lease obligations outstanding as of the closing as certified by Global Crossing. In February and March 2002, we paid approximately $12.3 million of equipment lease obligations with these various lenders and received releases under the related equipment leases. As a result of these payments, we are no longer obligated to make deferred purchase price payments to Global Crossing in these amounts. In accordance with the purchase agreement, following our payment of these guaranteed obligations, we withdrew funds from the bank account holding the deferred purchase price in the amount of approximately $12.3 million. In March 2002, this amount was reclassified into cash on the company's balance sheet instead of restricted cash as previously classified.

    Real Estate Lease, Employee and Other Obligations. We remain liable for various real estate, employee and other obligations of Global Crossing and its affiliates. We deferred payment of approximately $1.0 million from the purchase price, which represents our potential liability, as certified by Global Crossing, under various real estate leases, should Global Crossing or its affiliates fail to satisfy their obligations under those leases.

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    Pursuant to the purchase agreement, we entered into a sublease with a non-bankrupt affiliate of Global Crossing for a portion of the premises located at 67-73 Worship Street, London, England and we are awaiting the landlord's consent to that sublease. In the event of a bankruptcy, liquidation or dissolution of Global Crossing's affiliate, our ability to recover any amounts with respect to this space may be significantly limited if that affiliate fails to make payments to us under the sublease. Additionally, we deferred payment of approximately $3.2 million of the purchase price, which represents approximately two years of rental payments under this sublease and the estimated costs to restore the premises for use as a general office facility in the event Global Crossing's affiliate were to vacate the premises.

    In addition, we deferred payment of approximately $1.1 million from the purchase price, which represents our potential liability, as certified by Global Crossing, for specified employee obligations of Global Crossing and its affiliates. Under the terms of the purchase agreement, Global Crossing has agreed to pay these employee obligations.

    We may be liable for amounts owed to other third parties by affiliates of Global Crossing under supply and installation contracts which we guaranteed. Although Global Crossing certified at closing that there are no supply and installation contracts which we have guaranteed, there can be no assurance that this certification is correct.

Other Provisions

    Non-Compete. For three years following the closing date, Global Crossing and its affiliates may not engage in any activity within the scope of our business. Global Crossing and its affiliates have also agreed to hold in strict confidence all information relating to our business that they obtained in connection with their ownership of us.

    Benefit Plans. For a period of up to six months following the closing date, Global Crossing and its affiliates are obligated to permit our employees to continue to participate in its benefit plans. We are obligated to reimburse Global Crossing for any costs incurred during this period and indemnify it for any liabilities or claims relating to our employees during that period. As of April 1, 2002, we implemented our own benefits plans in which our employees now participate.

Network Services, Channel Sales and Transition Services Agreement with Global Crossing

    At the closing of the acquisition, we entered into a network services, channel sales and transition services agreement with Global Crossing and its related subsidiaries. Global Crossing and these related subsidiaries are referred to as the GCT Group. The following summary is qualified in its entirety by reference to the network services, channel sales and transition services agreement. As a result of Global Crossing's bankruptcy, Global Crossing has the right, pursuant to Section 365 of the Bankruptcy Code, to assume or reject the agreement. If Global Crossing rejects the agreement, Global Crossing's obligation to provide these services would terminate, and our obligations under the agreement would also terminate. Following the commencement of Global Crossing's bankruptcy case, Global Crossing failed to perform various obligations under the network services, channel sales and transition services agreement. We filed a motion on March 11, 2002 to compel Global Crossing to assume or reject this agreement. We are currently in negotiations with Global Crossing to resolve the issues raised by our motion and have adjourned the court hearing for our motion on several occasions to permit these negotiations to continue.

    Network Services

    For six years following the closing date of the acquisition, we will be required to use the GCT Group as our preferred provider for our internal network services requirements. After giving the GCT Group an opportunity to provide additional network services to us, we may elect to use a third party to provide these network services if that third party can provide those network services on terms that are materially more favorable to us. We will also be allowed to use other providers to establish network redundancies and other backup or fail-safe measures or where there is a significant business risk in utilizing a single provider. However, the amount we pay other providers for the network services described in the previous sentences cannot exceed 17.5% in the aggregate of our gross annual expenditures for all network services. These limitations do not apply to network services from another provider if we use that provider because Global Crossing is unable to provide the select network services we require or Global Crossing is in material breach of its obligations to provide that network service.

    Channel Services

    For three years following the closing date of the acquisition, the GCT Group will grant us the non-exclusive right to market or resell the GCT Group's channel network services to our customers. In addition, if we choose to recommend a third-party telecommunications service provider to our customers, we will be required to recommend the GCT Group's channel network services to our customers, except where (1) the customer specifically requests an alternative provider, (2) the GCT Group fails to notify us within five business days that they are able and willing to provide channel network services to our customer or (3) the GCT Group is unable to provide channel network services at competitive rates. In addition, if, after the expiration of the term of our non-compete agreement three years following the closing date of the acquisition, we have become a competitor of the GCT Group with respect to any channel network services, we will no longer be obligated to recommend the GCT Group to our customers with respect to those channel network services. The GCT Group will compensate us for any sales of channel network services to our customers as a result of our recommendation on terms substantially similar to comparable arrangements with other parties. The agreement provides for our right to terminate our obligation to recommend the GCT Group's channel network services in the event of bankruptcy of the GCT Group. However, this right to terminate may not be enforceable under applicable bankruptcy law. After the second anniversary of the closing date of the acquisition, our requirement to recommend the GCT Group's channel network services to our customers may be terminated in connection with a business combination transaction with an unrelated third party that is or becomes a competitor of the GCT Group.

    Transition Services

    For a period of 60 days following the closing date of the acquisition, the GCT Group provided us with support services in the areas of finance, legal staffing, and regulatory, contract and lease review as required by the network services, channel sales and transition service agreement; however, these arrangements have terminated. For a period of no more than 180 days following the closing of the acquisition, the GCT Group is required to provide us with transitory support services in the areas of benefit plans, management information systems, human resources, and facilities under the network services, channel sales and transition services agreement. These services are provided at a price not to exceed 110% of the GCT Group's direct cost (without allocation of corporate overhead).

    For a period of no more than 90 days after the closing date of the acquisition, we were required to provide the GCT Group with telecommunications support services, including phone system maintenance, MACs and circuit testing under the network services, channel sales and transition services agreement. We were reimbursed at the same rates that we paid for these services by the GCT Group. In addition, within 90 days after the closing date of the acquisition, we or the GCT Group vacated specific office facilities that we shared as of the closing date as required by the network services, channel sales and transition services agreement.

    Non-Compete

    Except in connection with our existing businesses, for three years following the closing date of the acquisition, we will be prohibited from supplying specified network services to any customer or third party or from owning or operating a network capable of providing those network services to any third party. After the second anniversary of the closing date, the non-compete provision may be terminated in connection with a business combination transaction with an unrelated third party that is or becomes a competitor of the GCT Group.

                                USE OF PROCEEDS

    This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

                                CAPITALIZATION

    The following table sets forth our cash and capitalization as of December 31, 2001. This table should be read in conjunction with "The Acquisition," our financial statements and related notes and the unaudited pro forma financial statements included elsewhere in this prospectus.

                                                                     As of
                                                               December 31, 2001
                                                             ---------------------
                                                             (dollars in millions)
Cash........................................................         $ 25(1)
                                                                     ====
Long-term debt, including current portion of long term debt:
   Revolving credit facility................................         $-- (2)
   Term loan................................................          105
   Senior subordinated notes................................          150
                                                                     ----
Total debt..................................................          255
                                                                     ----
   Stockholders' equity.....................................          139
                                                                     ----
   Total capitalization.....................................         $394
                                                                     ====

--------
(1) This amount excludes $20.8 million of cash related to the deferred purchase price obligation which was deposited into a bank account in our name. We have classified this cash as restricted cash on our balance sheet.
(2) We have the ability to borrow up to $15 million pursuant to a revolving credit facility under the senior secured credit facilities, of which $13.2 million was available as of December 31, 2001.

                      SELECTED HISTORICAL FINANCIAL DATA

    The table below presents combined selected historical financial data for our predecessors for the year ended September 30, 1999, the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000, the year ended September 30, 2001 and the period from October 1, 2001 through December 20, 2001. In addition, the table below presents our consolidated selected historical financial data for the period from November 15, 2001 (the date of our initial capitalization) through December 31, 2001. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The historical financial information for the year ended September 30, 1999, the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000, the year ended September 30, 2001, the period from October 1, 2001 through December 20, 2001 and the period from November 15, 2001 through December 31, 2001 have been derived from audited financial statements. The table below also presents the selected historical financial data for each of the two years in the period ended September 30, 1998 which has been derived from unaudited financial statements. The table below also presents selected historical financial data for the period from October 1, 2000 through December 31, 2000 which have been derived from the historical accounting records of IPC Information Systems. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for this period. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, related notes, and other financial information included elsewhere in this prospectus.

                                                                    Predecessors(1)
                           -------------------------------------------------------------------------------------------------
                                                           Period from       Period from              Period from  Period from
                                  Fiscal Year Ended        Oct. 1, 1999     June 15, 2000 Fiscal Year Oct. 1, 2000 Oct. 1, 2001
                                    September 30,            through           through       Ended      through      through
                           ------------------------------    June 14,         Sept. 30,    Sept. 30,    Dec. 31,     Dec. 20,
                              1997        1998      1999       2000             2000         2001       2000(2)      2001(2)
                           ----------- ----------- ------  ------------     ------------- ----------- ------------ ------------
                           (unaudited) (unaudited)                                                    (unaudited)
(dollars in millions)
Statement of
 Operations Data:
Total revenue.............   $252.4      $260.1    $265.7     $174.5            $103.7      $279.7       $ 60.9       $ 58.8
Costs of goods sold(3)....    175.4       153.6     159.3      102.5              79.8       164.6         44.3         32.8
                             ------      ------    ------     ------           -------      ------       ------       ------
Gross profit..............     77.0       106.5     106.4       72.0              23.9       115.1         16.6         26.0
Selling, general and
 administrative
 expenses.................     40.7        49.2      36.9       29.5              12.2        33.5         11.1         17.1
Depreciation and
 amortization.............      5.1         6.6       8.5        7.1              14.0        48.6         12.2         10.7
Research and
 development expense......      8.5         8.3       9.8        8.9               4.0        15.5          4.6          3.5
                             ------      ------    ------     ------           -------      ------       ------       ------
Operating income (loss)...     22.7        42.4      51.2       26.5              (6.3)       17.4        (11.3)        (5.4)
Interest expense, net.....      0.2        (6.8)    (20.3)     (16.1)             (5.7)      (27.9)        (6.4)        (6.0)
Other income, net.........       --          --       0.4         --                --         2.0          2.2           --
                             ------      ------    ------     ------           -------      ------       ------       ------
Income (loss) before
 income taxes.............     22.9        35.6      31.3       10.4             (11.9)       (8.4)       (15.4)       (11.3)
Income tax provision
 (benefit)................      9.1        14.7      12.2        4.1              (2.6)        4.4          8.1         (0.3)

Extraordinary loss on
 retirement of debt (net
 of income taxes of              --          --        --         --             (10.6)         --           --           --
 $7.3)....................   ------      ------    ------     ------           -------      ------       ------       ------
Net income (loss).........   $ 13.8      $ 20.9    $ 19.1     $  6.3            $(19.9)     $(12.8)      $(23.5)      $(11.0)
                             ======      ======    ======     ======           =======      ======       ======       ======
Ratio of earnings to fixed
 charges(4)...............      8.9x        4.2x      2.5x       1.6x               --          --           --           --


                                Period from
                               Nov. 15, 2001
                                  through
                                 Dec. 31,
                                  2001(2)
                               -------------

(dollars in millions)
Statement of
 Operations Data:
Total revenue.............        $ 14.3
Costs of goods sold(3)....          13.9
                           -      ------
Gross profit..............           0.4
Selling, general and
 administrative
 expenses.................           1.1
Depreciation and
 amortization.............           0.6
Research and
 development expense......           0.3
                           -      ------
Operating income (loss)...          (1.5)
Interest expense, net.....          (0.8)
Other income, net.........            --
                           -      ------
Income (loss) before
 income taxes.............          (2.4)
Income tax provision
 (benefit)................          (1.0)

Extraordinary loss on
 retirement of debt (net
 of income taxes of                   --
 $7.3).................... -      ------
Net income (loss).........        $ (1.4)
                           =      ======
Ratio of earnings to fixed
 charges(4)...............            --

                                                  (continued on following page)

                                                     September 30,
                                    ----------------------------------------------    December 31,
                                       1997        1998      1999    2000    2001         2001
                                    ----------- ----------- ------  ------  ------    ------------
                                    (unaudited) (unaudited)
(dollars in millions)
Balance Sheet Data (at period end):
Cash...............................   $  0.9      $ 26.8    $  4.9  $  3.2  $  4.5       $ 25.0
Net working capital................     44.9        57.4      70.1    (6.3)  (52.2)        68.3
Total assets.......................    153.0       236.2     226.3   531.4   489.1        517.7
Total debt.........................      9.9       189.5     242.7      --      --        255.0
Capital............................     90.4       (33.1)    (87.3)  318.6   244.0        138.6

--------
(1)Predecessors refers to the company as it operated (a) on a stand-alone basis through June 14, 2000 as IPC Information Systems, Inc. and (b) through December 20, 2001 following the acquisition of IPC Information Systems, Inc. by Global Crossing. Accordingly, the financial statements from June 15, 2000 through December 20, 2001 reflect the changes and adjustments for purchase accounting as well as changes as a result of ownership under Global Crossing.
(2)The unaudited results of operations of IPC Information Systems for the period from October 1, 2000 to December 31, 2000 are presented solely for comparison to the results for the period from October 1, 2001 to December
   20, 2001 and the November 15, 2001 to December 31, 2001 period
   (substantially all of the activity for such period is comprised of the operations of the company subsequent to the December 20, 2001 acquisition of IPC Information Systems).
(3)The period from June 15, 2000 through September 30, 2000 cost of goods sold reflects fair value inventory adjustments of $24.9 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June 2000. Fiscal year ended September 30, 2001 cost of goods sold reflects fair value inventory adjustments of $10.7 million associated with the purchase accounting treatment of the acquisition of IPC Information Systems, Inc. by Global Crossing in June
   2000. We had no operations prior to our acquisition of IPC Information Systems from Global Crossing on December 20, 2001. The period from November 15, 2001 through December 31, 2001 costs of goods sold reflects fair value inventory adjustments of $7.0 million associated with the purchase accounting treatment of our acquisition of IPC Information Systems on December 20, 2001.
(4)The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges (adjusted for interest capitalized during the period). "Fixed charges" include interest, whether expensed or capitalized, amortization of deferred financing fees and the portion of rental expense that is representative of the interest factor in these rentals. For the period from June 15, 2000 to September 30, 2000, earnings were insufficient to cover fixed charges by $11.9 million because of the inclusion of the inventory fair value step-up in cost of sales of $24.9 million and the amortization of the goodwill of $6.2 million from the acquisition by Global Crossing on June 14, 2000. For the year ended September 30, 2001, earnings were insufficient to cover fixed charges by $8.4 million because of the inclusion of the inventory fair value step-up in cost of sales of $10.7 million and the amortization of the goodwill of $21.1 million from the acquisition by Global Crossing on June 14, 2000. For the period from October 1, 2001 to December 20, 2001, earnings were insufficient to cover fixed charges by $11.3 million because of the year end intercompany charge of $6.9 million, the inclusion of $2.5 million of other bonus amounts and goodwill amortization of $4.7 million resulting from the ownership of IPC Information Systems by Global Crossing. For the period from November 15, 2001 to
   December 31, 2001 earnings were insufficient to cover fixed charges by $2.4 million because of the inclusion of the fair value step-up of inventory in cost of sales resulting from our acquisition of IPC Information Systems.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    Set forth below is the unaudited pro forma combined statements of operations of the company for the year ended September 30, 2001 and for the three month period ended December 31, 2001, assuming the acquisition and the related financings occurred on October 1, 2000 and October 1, 2001, respectively (the first day of each of the periods presented).

    The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent the results of operations of the company for the year ended September 30, 2001 or for the three month period ended December 31, 2001 had the acquisition and the related financings occurred as of the beginning of either period, or to project the results for any future period.

    The unaudited pro forma combined financial information of the company gives effect to (a) the acquisition of IPC Information Systems (b) the offering of the outstanding notes, (c) term loan borrowings under our senior secured credit facilities, (d) the purchase accounting adjustments associated with the acquisition, (e) the common equity contribution and (f) the related fees and expenses. The unaudited pro forma financial information of the company assumes that no post-closing working capital adjustments will be made in connection with the acquisition. See "The Acquisition." The unaudited pro forma combined financial information of the company does not include various one-time costs for operating expenses and capital expenditures associated with establishing the company as a stand-alone entity. During the first six months after the completion of the acquisition of IPC Information Systems, the company expects to incur up to $6.0 million of these costs for operating expenses and capital expenditures in connection with establishing the company as a stand-alone entity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Acquisition."

    The unaudited pro forma combined financial information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             IPC ACQUISITION CORP.
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 For the Three Months Ended December 31, 2001
                             (dollars in millions)

                                      Predecessor
                                    ---------------
                                    Historical for       Historical
                                      the Period       for the Period
                                    October 1, 2001   November 15, 2001
                                          to                 to
                                     December 20,       December 31,    Net Pro Forma Combined
                                         2001               2001         Adjustments  Pro Forma
                                    ---------------   ----------------- ------------- ---------
Total revenue......................     $ 58.8              $14.3           $  --       $73.1
Cost of goods sold.................       32.8               13.9              --        46.7(a)
                                        ------              -----           -----       -----
   Gross profit....................       26.0                0.4              --        26.4
                                        ------              -----           -----       -----
Research and development...........        3.5                0.3              --         3.8
Selling, general and administrative       17.1                1.1              --        18.2
Depreciation.......................        1.4                0.2              --         1.6
Goodwill amortization..............        4.7                 --            (4.7)(b)      --
Intangibles amortization...........        4.6                0.4            (1.5)(b)     3.6
                                        ------              -----           -----       -----
   Total operating expenses........       31.3                2.0            (6.2)       27.2
                                        ------              -----           -----       -----
   Income (loss) from operations...       (5.4)              (1.5)            6.2        (0.8)
                                        ------              -----           -----       -----
Interest expense, net..............       (6.0)              (0.8)           (0.2)(c)    (7.0)
                                        ------              -----           -----       -----
   Income (loss) before taxes......      (11.3)              (2.4)            6.0        (7.8)
Income tax provision (benefit).....       (0.3)              (1.0)           (1.5)(d)    (2.8)
                                        ------              -----           -----       -----
Net income (loss)..................     $(11.0)             $(1.4)          $ 7.5       $(5.0)
                                        ======              =====           =====       =====


            See Notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             IPC ACQUISITION CORP.
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     For the year ended September 30, 2001
                             (dollars in millions)

                                         Predecessor
                                         -----------
                                         Historical  Net Pro Forma Combined
                                            Total     Adjustments  Pro Forma
                                         ----------- ------------- ---------
 Total revenue..........................   $279.7       $   --      $279.7
 Cost of goods sold.....................    164.6           --       164.6 (a)
                                           ------       ------      ------
    Gross profit........................    115.1           --       115.1
                                           ------       ------      ------
 Research and development...............     15.5           --        15.5
 Selling, general and administrative....     33.5          (.8)(e)    32.7
 Depreciation...........................      7.0           --         7.0
 Goodwill amortization..................     21.1        (21.1)(b)      --
 Intangibles amortization...............     20.5         (6.4)(b)    14.1
                                           ------       ------      ------
    Total operating expenses............     97.6        (28.3)       69.3
                                           ------       ------      ------
    Income from operations..............     17.5         28.3        45.8
                                           ------       ------      ------
 Interest expense, net..................    (27.9)        (0.1)(c)   (28.0)
 Other income (expense), net............      2.0         (2.1)(e)    (0.1)
                                           ------       ------      ------
    Income (loss) before taxes..........     (8.4)        26.1        17.7
 Income tax provision...................      4.4          2.1(d)      6.5
                                           ------       ------      ------
 Net income (loss)......................   $(12.8)      $ 24.0      $ 11.2
                                           ======       ======      ======


            See Notes to Unaudited Pro Forma Financial Information.

              Notes to Unaudited Pro Forma Financial Information

Items Not Reflected in Unaudited Pro Forma Financial Information

    The unaudited pro forma financial information does not include the following items, which management believes should be considered in evaluating the financial condition and results of operations of the company:

    . The selling, general and administrative costs set forth in the pro forma combined statements of operations include an allocation of $4.6 million and $6.9 million from Global Crossing for the year ended September 30, 2001 and for the period from October 1, 2001 to December 20, 2001, respectively. The company believes that it would have incurred $6.9 million of additional selling, general and administrative costs on an annual basis had it operated as a stand-alone entity during such periods. These costs would have been for stand-alone finance, information technology, administrative, legal and tax compliance and personnel expenses. No adjustment has been made in the pro forma combined statements of operations for these expected additional costs. However, such amount is reflected elsewhere in this prospectus in the company's pro forma Adjusted EBITDA for fiscal year 2001 and the three months ended December 31, 2001.

    . Global Crossing did not pay bonuses for fiscal year 2001, but accrued a $1.5 million reserve for bonuses during this period. As a result, the pro forma combined statement of operations for the year ended September 30, 2001 does not include full-year bonus expenses. Our employees were paid bonuses aggregating approximately $2.6 million and $4.8 million for fiscal years 1999 and 2000, respectively. The company subsequently paid bonuses of $2.5 million which is reflected in the historical statement of operations for the period from October 1, 2001 to December 20, 2001. This additional $2.5 million of expense is not reflected in the pro forma combined statement of operations for the year ended September 30, 2001. However, such amount is reflected elsewhere in this prospectus in the company's pro forma Adjusted EBITDA for fiscal year 2001.

Accounting for the Acquisition:

    The sources and uses of funds for the acquisition were as follows:

                                                      (dollars in millions)
    Sources of Funds
    Senior secured credit facilities.................        $105.0
    Notes............................................         150.0
    Common equity contribution.......................         140.0
                                                             ------
           Total sources of funds....................        $395.0
                                                             ======

    Uses of Funds
    Acquisition consideration (including $20.8
      million related to deferred purchase price
      obligation)....................................        $350.3
    Estimated fees and expenses......................          28.0
                                                             ------
       Total uses of funds...........................        $378.3
                                                             ======
    Excess for general corporate purposes............        $ 16.7
                                                             ======

    The acquisition was accounted for as a purchase. The following represents the preliminary allocation of the excess of the purchase price over the historical cost of the net tangible assets acquired:

                                                                                   (dollars in millions)
Purchase price (including $20.8 million of deferred purchase price obligation)....        $350.3
Estimated transaction costs.......................................................           7.9
                                                                                          ------
Total consideration...............................................................         358.2
Historical cost of net tangible assets acquired...................................         (43.0)
                                                                                          ------
Excess of purchase price over net tangible assets acquired........................        $315.2
                                                                                          ======
Allocation of excess purchase price:
          Step-up inventory to fair value...............................                  $ 34.3
          Deferred taxes................................................                   (12.4)
          Residual goodwill.............................................                    77.3
          Identifiable intangibles:
                  Technology (7 year life)..................... $ 45.0
                  Trade names (indefinite life)................   18.0
                  Customer list (20 year life).................  153.0
                                                                ------                    ------
   Total identifiable intangibles..............................................            216.0
                                                                                          ------
Total allocation of excess purchase price.........................................        $315.2
                                                                                          ======

    The purchase price allocation made in connection with the unaudited pro forma financial information is based upon a preliminary appraisal of the value of IPC Information Systems' net assets and is subject to adjustment upon the completion of the appraisal. The pro forma amortization amounts for the year ended September 30, 2001 and three months ended December 31, 2001 for the identifiable intangible assets have been calculated based upon the estimate of their values and lives from the preliminary appraisal.

    Additionally, the acquisition of the common stock of IPC Information Systems, Inc. was structured as an asset purchase for U.S. income tax purposes in accordance with the provisions of Section 338(h)(10) of the Internal Revenue Code. Accordingly, there are no significant differences between the financial reporting and the tax basis of our domestic assets, and a substantial portion of the historical net deferred tax liabilities were eliminated in purchase accounting.

Pro Forma Adjustments

(a) Historical cost of goods sold for the year ended September 30, 2001 includes $10.7 million of additional costs as a result of the step-up in inventory resulting from the allocation of the purchase price in connection with the acquisition of IPC Information Systems by Global Crossing. Historical cost of goods sold for the period from November 15, 2001 to December 31, 2001 includes $7.0 million of additional costs as a result of the step-up in inventory resulting from the allocation of the purchase price in connection with the acquisition of IPC Information Systems by the company.

(b) This adjustment reflects the elimination of amortization of goodwill and identifiable intangibles with indefinite lives in accordance with the new accounting standard SFAS 142, "Goodwill and Other Intangible Assets," as well as the value and estimated lives of the other identifiable intangible assets.

(c) This adjustment reflects the elimination of the historical interest expense allocated by Global Crossing on the intercompany note and the recording of the interest expense of $25.3 million for the notes and borrowings under the senior secured credit facilities and amortization of debt issuance costs of $2.7 million for the year ended September 30, 2001. Comparable amounts for the three months ended December 31, 2001 were $5.6 million and $0.6 million, respectively. These amounts assume an interest rate of 7 1/2% on borrowings under the senior secured credit facilities, which reflects the actual rate on this debt as of the closing date.

(d) This adjustment reflects the additional income tax expense attributable to the pro forma adjustments.

(e) This adjustment reflects the reversal of one time other expense items for a restructuring charge of $0.8 million and a tax benefit of $2.1 million related to a 1999 dividend payment from our European operations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    You should read the following discussion of our financial condition and results of operations with our combined financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

    We are the leader in advanced trading room communications systems known as turret systems, or dealerboards, based on our installed base of approximately 108,000 institutional trading positions worldwide. Our primary business is the design, manufacture, installation and service of turret systems for the trading operations of investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, insurance companies and energy trading companies. We also install and service the cabling infrastructure and networks within buildings that connect voice and data communications devices for traders and others in the global financial, exchange and energy trading industries.

    Our two major operating units are Trading Systems and Information Transport Systems, or ITS. Trading Systems reports (1) sales of turret systems to distributors and direct sales and installations of turret systems as "Product sales and installation," and (2) revenue from turret system maintenance, including annual and multi-year service contracts, and from moves, additions and changes to existing turret system installations as "Service." ITS reports
(1) revenue from design, integration and implementation of cabling infrastructure projects, including local and wide area networks, and from sales of intelligent network products, such as hubs, bridges and routers, as "Product sales and installation" and (2) revenue from on-site maintenance of customer cable infrastructures and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks as "Service."

    Revenue from Trading Systems and ITS sales and installation is recognized upon completion of the installation, except for revenue from sales of turret products to distributors, which is recognized upon shipment by our company. Under contract provisions, customers are progress-billed prior to the completion of the installation. The revenue related to such advance payments is deferred until system installation is completed. All costs incurred on uncompleted contracts are accumulated and recorded as inventory on customer sites awaiting installation. In addition, contracts for annual recurring turret and ITS services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from moves, additions and changes to turret systems is recognized upon completion, which usually occurs in the same month or the month following the order for services.

    Cost of revenue for Trading Systems and ITS includes material and labor associated with the installation of a project or the service performed.

    Our revenues and operating results could fluctuate significantly from period to period. Given the relatively large sales price of our trading systems and our recognition of revenue only upon completion of installations, a limited number of system installations may account for a substantial portion of revenues in any particular period. As a result of these and other factors, we could experience significant fluctuations in revenues and operating results in future periods. In addition, our customers are concentrated in the global financial, exchange and energy trading industries and our revenues may decline during periods of economic downturn that impact those sectors.

Impact of the Acquisition

    During the period that we were owned by Global Crossing, we provided services to Global Crossing at cost and Global Crossing performed certain administrative services on our behalf and allocated a charge for those services to us. Going forward, any services we provide to Global Crossing will be on an arm's-length basis. See "The Acquisition--Network Services, Channel Sales and Transition Services Agreement with Global Crossing." In addition, we expect that our administrative expenses will increase following the completion of the acquisition since we will be operating as a stand-alone entity. Further, since the acquisition was accounted for as a purchase, the book value of our assets was adjusted to reflect the allocation of the excess of the purchase price over the net assets acquired. As a result, our historical results of operations and financial position are not necessarily indicative of our future results of operations or financial condition. Finally, the amounts presented below for the three months ended December 31, 2001 represent the sum of the amounts separately reported for the pre-acquisition period ended December 20, 2001 and the post-acquisition period ended December 31, 2001.

    During the first six months after the completion of the acquisition of IPC Information Systems, we expect to incur up to $6.0 million for operating expenses and capital expenditures in connection with establishing the company as a stand-alone entity.

Comparison of the Quarter Ended December 31, 2001 to the Quarter Ended December 31, 2000

    Revenue. Total revenue increased by $12.2 million, or 20.0%, to $73.1 million for the three months ended December 31, 2001 from $60.9 million for the three months ended December 31, 2000.

    Trading Systems installation and related service revenue increased by $6.7 million, or 13.2%, to $57.6 million for the three months ended December 31, 2001 from $50.8 million for the three months ended December 31, 2000.

    Revenue from new Trading Systems installation projects increased by $8.2 million, or 28.2%, to $37.1 million for the three months ended December 31, 2001 from $28.9 million for the three months ended December 31, 2000. The increase is primarily due to a higher volume of large installation projects completed for the three months ended December 31, 2001 compared to the three months ended December 31, 2000. As a result of the events of September 11th, we experienced no significant loss of installation project revenue.

    Trading Systems service revenue decreased by $1.4 million, or 6.6%, to $20.5 million for the three months ended December 31, 2001 from $21.9 million for the three months ended December 31, 2000. The decrease in service revenue primarily resulted from the loss of trading floors as a result of the events of September 11th.

    Revenue from ITS sales and related service increased by $5.5 million, or 53.8%, to $15.6 million for the three months ended December 31, 2001 from $10.1 million for the three months ended December 31, 2000.

    Revenue from new ITS installation projects increased by $5.3 million, or 92.0%, to $11.1 million for the three months ended December 31, 2001 from $5.8 million for the three months ended December 31, 2000. The increase is primarily due to two large installation projects completed in the three months ended December 31, 2001 with a combined value of $5.2 million. There were no installation projects of comparable size completed in the three months ended December 31, 2000.

    ITS service-related revenue increased by $0.1 million, or 2.9%, to $4.5 million for the three months ended December 31, 2001 from $4.3 million for the three months ended December 31, 2000. Service revenues for the three months ended December 31, 2001 remained consistent compared to the three months ended December 31, 2000.

    Cost of Revenue (excluding depreciation and amortization). Cost of revenue excluding depreciation and amortization (as a percentage of revenue) of 64.0% for the three months ended December 31, 2001 decreased by 8.7% as compared to 72.7% for the three months ended December 31, 2000.

    Product sales and installation cost of revenue (excluding depreciation and amortization) of 65.5% for the three months ended December 31, 2001 decreased by 19.6% as compared to 85.1% for the three months ended December 31, 2000. Cost of revenue for each of these periods reflects a charge resulting from the amortization of the step up in inventory of $7.0 million (relating to our December 2001 acquisition of IPC Information Systems) and $10.7 million (relating to the June 2000 Global Crossing acquisition) for the three months ended December 31, 2001 and the three months ended December 31, 2000, respectively. This purchase accounting step up is a GAAP adjustment that is recorded when a company is acquired as we have been in the two respective years. Cost of revenue excluding the step up was 54.4% for the three months ended December 31, 2001, a decrease of 0.8% compared to 55.2% for the three months ended December 31, 2000. The decrease is due to an increase in new sales and installation revenue in 2002 with no significant increase in fixed costs.

    Service cost of revenue (excluding depreciation and amortization) of 61.0% for the three months ended December 31, 2001 increased by 4.7% as compared to 56.3% for the three months ended December 31, 2000. The increase in cost is primarily due to the higher volume of service revenue supported by subcontractors in the European and Asia Pacific Regions. The cost of subcontract labor is generally higher than the cost of company-supplied direct labor.

    Research and Development Expenses. Research and development expenses were $3.8 million for the three months ended December 31, 2001, a decrease of $0.8 million compared to $4.6 million for the three months ended December 31, 2000. Research and development efforts are focused on the next generation of the Trading Systems products and applications and enhancements to our current product lines.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $7.1 million, or 63.8%, to $18.2 million for the three months ended December 31, 2001 from $11.1 million for the three months ended December 31, 2000. The increase is due to a charge back of corporate related services from Global Crossing of $6.9 million for the three months ended December 31, 2001 compared to $1.9 million for the three months ended December 31, 2000. In addition, the three months ended December 31, 2001 includes a bonus of $2.5 million for our employees relating to the acquisition of IPC Information Systems by the company.

    Depreciation and Amortization. Depreciation and amortization, including amortization of goodwill from acquisitions, for the three months ended December 31, 2001 was $11.3 million as compared to $12.2 million for the three months ended December 31, 2000. The decrease reflects the adoption of SFAS No. 142 during the 11 day period ended December 31, 2001.

    Interest Expense, net. Interest expense, net increased by $0.5 million to $6.8 million for the three months ended December 31, 2001 compared to $6.4 million for the three months ended December 31, 2000. The increase is primarily due to interest charged on the outstanding notes and indebtedness under our senior secured credit facilities incurred in connection with the acquisition of IPC Information Systems by the company.

    Provision for Income Taxes. Our effective tax rate for the three months ended December 31, 2001 was (9.4)% compared to 52.0% in the similar period of the prior year.

Comparison of the Year Ended September 30, 2001 to the Year Ended September 30, 2000

    Revenue. Total revenue increased by $1.5 million, or 0.5%, to $279.7 million in fiscal year 2001 from $278.2 million in fiscal year 2000.

    Trading Systems installation and related service revenue decreased by $0.8 million, or 0.3%, to $221.0 million in fiscal year 2001 from $221.8 million in fiscal year 2000.

    Revenue from new Trading Systems installation projects decreased by $3.0 million, or 2.1%, to $138.2 million in fiscal year 2001 from $141.2 million in fiscal year 2000. The decrease is attributable to a higher volume of large installation projects completed in fiscal year 2000 compared to fiscal year 2001.

    Trading Systems service revenue increased by $2.3 million, or 2.9%, to $82.9 million in fiscal year 2001 from $80.6 million in fiscal year 2000. The increase is primarily due to the expansion of the customer base, as well as additional service revenue of $0.5 million resulting from the acquisition of two distributors in Australia and Singapore.

    Revenue from ITS sales and related service increased by $2.3 million, or 4.1%, to $58.7 million in fiscal year 2001 from $56.4 million in fiscal year 2000.

    Revenue from new ITS installation projects increased by $2.8 million, or 6.9%, to $43.1 million in fiscal year 2001 from $40.3 million in fiscal year 2000. The increase is primarily due to a higher volume of large installation projects completed during fiscal year 2001 as compared to fiscal year 2000.

    ITS service-related revenue decreased by $0.6 million, or 3.7%, to $15.6 million in fiscal year 2001 from $16.2 million in fiscal year 2000. The decrease is primarily due to a consolidation within the financial service industry which resulted in decreased service requirements.

    Cost of Revenue (excluding depreciation and amortization). Cost of revenue excluding depreciation and amortization (as a percentage of revenue) of 58.8% in fiscal year 2001 decreased by 6.7% as compared to 65.5% in fiscal year 2000.

    Product sales and installation cost of revenue (excluding depreciation and amortization) of 58.6% in fiscal year 2001 decreased by 11.6% as compared to 70.2% in fiscal year 2000. The decrease is primarily due to a purchase accounting step up adjustment to uncompleted installation contracts whereby the profit element relating to such work was included in the costs of revenue in fiscal year 2001. The increase in cost of revenue for fiscal year 2001 associated with this step up was $10.7 million. The increase in cost of revenue for fiscal year 2000 associated with this step up was $24.9 million. The purchase accounting adjustment was related to the acquisition of IPC Information Systems, Inc. by Global Crossing on June 15, 2000.

    Service cost of revenue (excluding depreciation and amortization) of 59.3% in fiscal year 2001 increased by 2.5% as compared to 56.8% in fiscal year 2000. The increase in cost is primarily due to the higher volume of service revenue supported by subcontractors in the European and Asia Pacific Regions. The cost of subcontract labor is generally higher than cost for company-supplied direct labor.

    Research and Development Expenses. Research and development expenses were $15.5 million in fiscal year 2001, an increase of $2.6 million compared to $12.9 million in fiscal year 2000. Research and development efforts are focused on the next generation of the Trading Systems products and applications and enhancements to our current product lines to sustain the company's leadership in voice based Trading Systems products.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $8.2 million, or 19.7%, to $33.5 million in fiscal year 2001 from $41.7 million in fiscal year 2000. The decrease is due to a non-recurring merger related charge of $4.8 million in fiscal year 2000 relating to the acquisition of IPC Information Systems, Inc. by Global Crossing as well as a reduction in general and administration expenses in fiscal year 2001, resulting from the integration of various corporate functions with Global Crossing.

    Depreciation and Amortization. Depreciation and amortization, including amortization of goodwill from acquisitions, in fiscal year 2001 was $48.6 million as compared to $21.1 million in fiscal year 2000. The increase is primarily due to the amortization of the goodwill associated with the Global Crossing acquisition.

    Interest Expense, net. Interest expense, net increased by $6.1 million to $27.9 million in fiscal year 2001 compared to $21.8 million in fiscal year 2000. The fiscal year 2001 interest and the increase from fiscal year 2000 reflects intercompany interest charged by Global Crossing. This interest was charged based on intercompany indebtedness resulting from the extinguishment of the 10 7/8% Senior Discount Notes due 2008 and other intercompany funding.

    Provision for Income Taxes. Our effective tax rate for fiscal year 2001 was (52.3)%. This compares to 39.8% for the period ending June 14, 2000 and (21.6)% for the period ending September 30, 2000. The comparability of these periods is impacted by the merger with Global Crossing and reflects the tax impact of the subsequent purchase accounting.

Comparison of the Year Ended September 30, 2000 to the Year Ended September 30, 1999

    Revenue. Total revenue increased by $12.5 million, or 4.7%, to $278.2 million in fiscal year 2000 from $265.7 million in fiscal year 1999.

    Trading Systems installation and related service revenue increased by $27.2 million, or 14.0%, to $221.8 million in fiscal year 2000 from $194.6 million in fiscal year 1999.

    Revenue from Trading Systems installation projects increased by $18.4 million, or 15.0%, to $141.2 million in fiscal year 2000 from $122.8 million in fiscal year 1999. The increase is primarily due to two large installation projects completed in fiscal year 2000 for $15.2 million. There were no new installation projects of comparable size in 1999.

    Trading Systems service revenue increased by $8.9 million, or 12.4%, to $80.6 million in fiscal year 2000 from $71.7 million in fiscal year 1999. The increase is primarily due to the full year revenue realization from the acquisitions of Reuters Voice Systems and V-Band Corporation as well as the company's expanding customer base.

    Revenue from ITS sales and related service decreased by $14.7 million, or 20.7%, to $56.4 million in fiscal year 2000 from $71.1 million in fiscal year 1999.

    Revenue from new ITS installation projects decreased by $15.1 million, or 27.3%, to $40.3 million in fiscal year 2000 from $55.4 million in fiscal year 1999. Revenue in fiscal year 1999 included the completion of two large installation projects for $13.6 million. There were no new installation projects of comparable size in fiscal year 2000.

    Service-related revenue increased by $0.5 million, or 3.2%, to $16.2 million in fiscal year 2000 from $15.7 million in fiscal year 1999. The increase is primarily due to revenue resulting from a higher volume of service requirements related to our largest service customer.

    Cost of Revenue (excluding depreciation and amortization). Cost of revenue excluding depreciation and amortization (as a percentage of revenue) of 65.5% in fiscal year 2000 decreased by 5.5% as compared to 60.0% in fiscal year 1999.

    Product sales and installation cost of revenue (excluding depreciation and amortization) of 70.2% in fiscal year 2000 increased by 10.8% as compared to 59.4% in fiscal year 1999. The increase is primarily due to an adjustment to costs incurred on uncompleted installation contracts whereby the profit element relating to such work is included in the costs subsequent to the Global Crossing acquisition. As a result, the period after June 15, 2000 has a significantly lower amount of profit than normal.

    Service cost of revenue (excluding depreciation and amortization) of 56.8% for fiscal year 2000 decreased by 4.3% as compared to 61.1% in fiscal year 1999. The decrease in cost is primarily due to efficiencies realized from the acquisitions of Reuters Voice Systems and V-Band.

    Research and Development Expenses. Research and development expenses were $12.9 million in fiscal year 2000, an increase of $3.1 million compared to $9.8 million in fiscal year 1999. Research and development efforts are focused on the next generation of the Trading Systems products and applications and enhancements to our current product lines to sustain the company's leadership in voice based trading system products.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $4.8 million, or 13.0%, to $41.7 million in fiscal year 2000 from $36.9 million in fiscal year 1999. The increase is due to a non-recurring merger related charge of $4.8 million from Global Crossing in fiscal year 2000.

    Depreciation and Amortization. Depreciation and amortization, including amortization of goodwill from acquisition, in fiscal year 2000 was $21.1 million as compared to $8.5 million in fiscal year 1999. The increase is primarily due to the amortization of the goodwill associated with the acquisition of IPC Information Systems, Inc. by Global Crossing.

    Interest Expense, net. Interest expense, net increased by $1.5 million to $21.8 million in fiscal year 2000 as compared to $20.3 million in fiscal year 1999. The increase is primarily due to a higher level of borrowing from the revolving credit facility.

    Extraordinary Loss on Senior Notes. Extraordinary loss on the 10 7/8% Senior Discount Notes due 2008 in fiscal year 2000 was $10.5 million net of income taxes of $7.3 million. This occurred due to early extinguishment of the 10 7/8% Senior Discount Notes due 2008 by Global Crossing.

    Provision for Income Taxes. The company's effective tax rate for the period ending June 14, 2000 was 39.8% and for the period ending September 30, 2000 was (21.6)% compared to 39.1% for the year ending September 30, 1999. The comparability of these periods is impacted by the merger with Global Crossing and reflects the tax impact of the subsequent purchase accounting.

Liquidity and Capital Resources

    For fiscal years 2001, 2000 and 1999, we satisfied our cash requirements through cash provided by operations, capital loans, financing and bank lines of credit. Our principal uses of cash were to fund working capital requirements, operating losses and capital expenditures.

    Cash provided in operating activities was $9.9 million in fiscal year 2001 as compared to a use of cash of $13.3 million in fiscal year 2000. The increase was primarily due to higher net working capital requirements for the year ended September 30, 2001. Accounts receivable and customer advances increased in fiscal year 2001 due to the high volume of projects scheduled for completion in fiscal year 2002. Intercompany funding increased due to the payoff by Global Crossing of our 10 7/8% Senior Discount Notes due 2008.

    Cash used in operating activities was $13.3 million in fiscal year 2000 as compared to $48.9 million in fiscal year 1999. The increase was primarily related to higher non-cash adjustments to net income. The increase in non-cash adjustments to net income is primarily related to an increase in the amortization of goodwill associated with the acquisition of IPC Information Systems, Inc. by Global Crossing. In addition, non-cash adjustments increased due to the recording of an extraordinary loss on the retirement of senior discount notes.

    Cash used in investing activities was $9.4 million for fiscal year 2001 as compared to $3.8 million in fiscal year 2000. The increase in investing activities for fiscal year 2001 is primarily for capital expenditures used to fund our research and development efforts and the purchase of advanced machinery and equipment in our manufacturing facility.

    Cash used in investing activities was $3.8 million for fiscal year 2000 as compared to $12.3 million in fiscal year 1999. The decrease in investing activities for the fiscal year 2000 is primarily due to the acquisitions of RVS and V-Band in fiscal year 1999. Cash used in investing activities for fiscal year 2000 was primarily used to fund our research and development efforts and tools and equipment in our manufacturing facility.

    Cash provided by financing activities was $0 in fiscal year 2001 as compared to $19.9 million in fiscal year 2000. The decrease is due to the acquisition of IPC Information Systems, Inc. by Global Crossing. Global Crossing provided financing for IPC Information Systems, Inc. after its acquisition on June 14, 2000.

    Cash provided by financing activities was $19.9 million in fiscal year 2000 as compared to $38.5 million in fiscal year 1999. The decrease is primarily due to lower borrowings against the revolving credit agreement.

    Cash provided by operating activities was $14.8 million for the three months ended December 31, 2001. The cash inflow was primarily attributable to higher than expected cash collections received and the corresponding reduction in accounts receivable of approximately $8.7 million in addition to the reduction of inventory of $12.9 million during this period.

    Cash used in investing activities for the three months ended December 31, 2001 amounted to $351.6 million and related almost exclusively to the cash used for the acquisition of IPC Information Systems.

    Cash provided by financing activities of $359.8 million for the three months ended December 31, 2001, consisted of the cash flow activity resulting from our separation from Global Crossing. Cash inflows of $140 million from the common equity contribution from our equity sponsor, GSCP 2000 and its affiliates, in addition to the proceeds of the offering of $150 million of the notes and the borrowing of $105 million under our senior secured credit facilities were partially offset by debt issuance costs paid in relation to the acquisition of IPC Information Systems and certain cash intercompany activity which occurred while IPC Information Systems was still under the control of Global Crossing.

    The effect of exchange rate changes on cash resulted in a net decrease of cash of approximately $1.7 million during the three months ended December 31, 2001.

    After the acquisition of IPC Information Systems, our primary uses of cash will be to fund interest expense on our debt, capital expenditures and working capital. Our primary sources of cash will be cash flow from operations and, if necessary, borrowings under the revolving credit facility. At December 31, 2001, the Company had $25.0 million of unrestricted cash and $20.8 million of restricted cash. The restricted cash balance relates to the deferred purchase obligation. Through March 31, 2002, we have paid approximately $12.3 million of the contingent liabilities related to the deferred purchase obligation. When we made the payment, we used $12.3 million of restricted cash which was held in the related bank account. Additionally, we had liquidity available to us through our $15 million revolving credit facility under our senior secured credit facility under which there were no amounts outstanding at December 31, 2001. However, the amount available under our revolving credit facility is reduced by outstanding letters of credit of $1.8 million to $13.2 million at December 31, 2001.

    We expect that our capital expenditures for fiscal year 2002 will be approximately $8.0 million. We expect that capital expenditures will be comparable in the next few years. The company has no off balance sheet arrangements or other relationships with unconsolidated entities.

    Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future, which is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We believe our cash flow from operations, available cash and available borrowings under the revolving credit facility will be adequate to meet our current and long-term liquidity needs for at least the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. See "Risk Factors--Risk Related to the Offering--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control."

    The indenture for the notes and the credit agreement relating to our senior secured credit facilities each contain specified financial tests and covenants that may restrict our business. For a description of these financial tests and covenants, see "Description of Certain Indebtedness" and "Description of the Exchange Notes."

    Contractual Obligations and Other Commercial Commitments


    The following summarizes the company's contractual obligations at December 31, 2001, and the effect such obligations are expected to have on its liquidity and cash flow in future periods.

                                                                      Payments Due by Period
(in thousands)                                              ------------------------------------------
                                                                       Less than  1-3    4-5    After
Contractual Obligations                                       Total     1 year   years  years  5 years
-----------------------                                     ---------  --------- ------ ------ -------
Deferred Compensation Agreements...........................  $ 5,817    $   390  $  924 $1,024 $3,479
Operating Leases...........................................   16,626      4,713   7,997  2,969    947
                                                             -------    -------  ------ ------ ------
   Total Contractual Cash Obligations......................  $22,443     $5,103  $8,921 $3,993 $4,426
                                                             =======    =======  ====== ====== ======

                                                            Amount of Commitment Expiration Per Period
                                                            ------------------------------------------
                                                              Total
                                                             Amounts   Less than  1-3    4-5    Over
Other Commercial Commitments                                Committed   1 year   years  years  5 years
----------------------------                                ---------  --------- ------ ------ -------
Lines of Credit............................................  $    --    $    --  $   -- $   -- $   --
Standby Letters of Credit..................................    1,800      1,800      --     --     --
Guarantees for Global Crossing Affiliates..................   15,300     13,700   1,600     --     --
                                                             -------    -------  ------ ------ ------
   Total Commercial Commitments............................  $17,100    $15,500  $1,600 $   -- $   --
                                                             =======    =======  ====== ====== ======

Euro

    On January 1, 1999, several members of the European Union established fixed conversion rates between their existing sovereign currencies, and adopted the Euro as their new legal currency. Since its adoption, the Euro has not had a material adverse effect on the company's business or financial condition.

Recent Accounting Pronouncements

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations be accounted for by the purchase method and that acquired intangible assets be recognized apart from goodwill if they meet specific criteria. SFAS No. 141 supersedes APB Opinion No. 16 and is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 eliminates the requirement to amortize goodwill and intangible assets that have indefinite useful lives. However, it requires that such assets be tested for impairment at least annually using the guidance specifically provided in the statement. SFAS No. 142 supersedes APB Opinion No. 17 and was adopted by the company on December 21, 2001.

    In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("FAS 143"), which requires entities to record the fair value of the estimated liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes an amount equal to the present value of the estimated liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. FAS 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The company will adopt FAS 143 on October 1, 2002 and has not yet determined the effect, if any, the adoption of FAS 143 will have on the company's consolidated financial statements.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121 and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary and Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). This statement will be adopted by the company on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on the company's financial statements.

Summary of Critical Accounting Policies

    Revenue Recognition

    Revenue from product sales and installation is recognized upon completion of the installation, except for revenue from sales of turret products to distributors, which is recognized upon shipment by our company. Under contract provisions, customers are progress-billed prior to the completion of the installation. The revenue related to such advance payments is deferred until system installation is completed. All costs incurred on uncompleted contracts are accumulated and recorded as inventory awaiting installation. In addition, contracts for annual recurring turret and ITS services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) over the contractual periods. Revenue from moves, additions and changes to turret systems is recognized upon completion, which usually occurs in the same month or the month following the order for services.

    Inventories

    Inventories are stated at the lower of FIFO (first in, first out) cost or market but not in excess of net realizable value. Inventory costs include all direct manufacturing costs and applied overhead. Allowances are established based on management's estimate of inventory held at year-end that is potentially obsolete or for which its market value is below cost.

    Impairment of Long-Lived Assets

    The company reviews long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred.

    Income Taxes

    In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    For periods prior to the acquisition of IPC Information Systems by the company, the predecessor has filed a consolidated tax return with its parent. For purposes of the accompanying combined financial statements for the period October 1, 2001 to December 20, 2001, income taxes have been prepared in accordance with SFAS No. 109 and SEC Staff Accounting Bulletin Topic 1B, utilizing the separate return method. Resulting payables for taxes have been recorded as adjustments to the intercompany accounts. For periods subsequent to December 20, 2001, the company will be required to file separate stand-alone tax returns.

Quantitative and Qualitative Disclosures About Market Risk

    Market risks relating to our operations result primarily from changes in interest rates and changes in foreign exchange rates. We monitor our interest rate and foreign exchange rate exposures on an ongoing basis. We have not entered into any interest rate hedging contracts.

    We have not entered into any foreign exchange contracts, but such contracts may be used in the future if we deem them to be an appropriate resource to manage our exposure to movements in foreign currency exchange rates. We do not consider our current foreign exchange exposure, which is primarily related to changes between the U.S. dollar and the U.K. pound, to be material. Although the impact of changes in foreign exchange rates may be significant to our subsidiaries' revenue, cost of goods sold and operating expenses when considered individually, the net impact on our consolidated results of operations has not been significant.

    The following table provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. The fair market value of our long-term debt equals its carrying value at December 31, 2001, as there were no significant fluctuations in interest rates in the period from issuance on December 20, 2001 to December 31, 2001.

                                                  Fair Value on           Future Principal Payments
                                                  December 31,  ----------------------------------------------
                                                      2001      2002 2003  2004  2005  2006  Thereafter Total
                                                  ------------- ---- ----- ----- ----- ----- ---------- ------
  (in millions)
Long-Term Debt:
  Fixed Rate
   Senior Subordinated Notes, interest payable
    at 11.50%, maturing 2009.....................    $150.0     $ -- $  -- $  -- $  -- $  --   $150.0   $150.0
                                                     ======     ==== ===== ===== ===== =====   ======   ======
  Variable Rate
   Senior Secured Credit Facilities--Term Loan,
    (7.50% at December 31, 2001).................    $105.0     $5.3 $10.5 $10.5 $10.5 $68.2   $   --   $105.0
                                                     ======     ==== ===== ===== ===== =====   ======   ======

                                   BUSINESS

Overview

    We are the leader in advanced trading room communications systems known as turret systems, or dealerboards, based on our installed base of approximately 108,000 institutional trading positions worldwide. Our primary business is the design, manufacture, installation and service of turret systems for the trading operations of investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, insurance companies and energy trading companies. We also install and service the cabling infrastructure and networks within buildings that connect voice and data communications devices for traders and others in the global financial, exchange and energy trading industries. Our customers include Bear Stearns, Calpine Energy, Deutsche Bank, Goldman Sachs, JPMorgan Chase, Merck-Medco, Morgan Stanley, the New York City Metropolitan Transit Authority, the New York Stock Exchange and PSE&G. We have offices in 18 major financial centers and our installed base of turret systems is located in 34 countries, with the majority located in the United States. Through our worldwide service organization, we also provide maintenance, service and support to more than 1,200 customers. For our fiscal year ended September 30, 2001, our revenues were $279.7 million and pro forma Adjusted EBITDA was $72.7 million. In fiscal year 2001, service and maintenance accounted for approximately 35% of our revenues. For the three months ended December 31, 2001, our pro forma revenues were $73.1 million and pro forma Adjusted EBITDA was $19.4 million. For the three months ended December 31, 2001, service and maintenance accounted for approximately 34% of our pro forma revenues.

    We manage our business through two major operating units called Trading Systems and Information Transport Systems, or ITS. In fiscal year 2001, Trading Systems accounted for approximately 79% of our revenues and approximately 93% of pro forma Adjusted EBITDA and ITS accounted for approximately 21% of our revenues and approximately 7% of pro forma Adjusted EBITDA. For the three months ended December 31, 2001, Trading Systems accounted for approximately 79% of our pro forma revenues and approximately 92% of pro forma Adjusted EBITDA, and ITS accounted for approximately 21% of our pro forma revenues and approximately 8% of pro forma Adjusted EBITDA.

History

    Our business was established in 1973 as Interconnect Planning Corporation to provide telephone equipment specifically designed for the financial trading community. The business originally went public in 1983. In 1986, it was acquired by Contel Corporation and became known as Contel IPC. Shortly thereafter, Contel IPC opened our current manufacturing facility in the United States and commenced operations in the United Kingdom. In 1990, Contel was acquired by GTE, and in October 1991, GTE sold our business to Richard and Peter Kleinknecht and others who renamed the business IPC Information Systems, Inc. In October 1994, IPC Information Systems, Inc. completed an initial public offering, and in April 1998, Citicorp Venture Capital Ltd. acquired the business. In December 1998, we purchased the assets of Reuters Voice Systems, a business unit of Reuters Group PLC, which included 9,000 trading positions. In June 1999, we acquired V-Band Corporation, which included 17,000 trading positions. In June 2000, IPC Information Systems, Inc. was acquired by Global Crossing Ltd., and in July 2001, Global Crossing sold our Asian operations to Asia Global Crossing Ltd.

Our Competitive Strengths

    We believe that we have the following key competitive strengths:

   . Leading position in the industry. With an operating history of over 25 years, we have built strong relationships with our customers' key information technology decision makers. We

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

      believe that these long-term customer relationships, as well as our large installed base and our market knowledge, make us the leader in the industry and give us a competitive advantage that would be difficult to replicate.

   . Service excellence and product reliability. Due to the mission-critical nature of turret systems to overall trading operations, we believe our service excellence and the reliability of our products have been the essential elements of our ability to retain existing customers and attract new customers.

   . Compelling business model. Our business model has enabled us to generate cash flow with a strong degree of predictability. Because our customers replace their turret systems approximately every five to seven years, we believe we are able to effectively target future sales opportunities. Currently, over 50% of our installed base is six years old and, based on this knowledge, we are targeting sales to these customers. In addition, many of our customers have long-term planning cycles that we believe provide us with visibility of future potential revenues. Separately, we provide maintenance services to a majority of our installed base because many customers purchase service contracts as a low-cost insurance policy to maintain their turret systems. These service contracts provide us with a recurring revenue stream and further insight into our customers' needs. In addition, our operating margins, scaleable cost structure, modest working capital needs and low required capital expenditures enable us to generate significant free cash flow.

   . Mission-critical offering with limited sensitivity to budgetary pressures. We believe that the function of turret systems as a critical component of a trading institution's operational infrastructure results in relative insensitivity to changes in customers' information technology budgets. We believe turret systems account for less than 10% of the overall fixed costs to build a typical trading floor, and significantly less than 10% of overall costs when factoring in connectivity, salaries and other variable operating charges. While sales of other information technology items may suffer when our customers' budgets decrease, we believe the critical nature of turret systems makes them less susceptible to these changes.

   . Technological preparedness. While our industry is not characterized by rapid technological changes, we believe that for next-generation products, such as IP-based turret systems, we have a developmental lead over our competitors with our IQMX product. As IP becomes the standard communications technology over the next several years, we expect our IQMX family of products to gain further market acceptance. In addition, our strong client relationships and our commitment to research and development enable us to anticipate future client needs and develop new technologies to satisfy those needs.

   . Senior management team with over 10 years average tenure. Our senior executives have an average of over 10 years of experience at our company and have: (1) effectively managed our performance through both favorable and challenging markets; (2) developed and maintained long-standing client relationships; (3) expanded product offerings, innovated technological changes and opened new geographic and industry markets; and
      (4) successfully integrated acquisitions.

Our Strategy

    The key elements of our strategy are to:

   . Generate revenue growth through replacement sales, systems upgrades and expansions. Regular turnover of our installed base is driven primarily by customers' facility moves, mergers or consolidations and the development of new trading markets and products. Additionally, other factors, such as customer business initiatives, including global trading platform standardization, regulatory developments, like the proposed T+1 settlement, and

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

      customer expansion affect turnover, as customers require more flexible, efficient and technologically advanced turret systems. By developing new systems, such as IQMX, that address these factors in a timely, proactive fashion, we believe we can increase overall turnover rates, as customers are motivated to replace older, less-advanced equipment with our latest most-advanced product offerings.

   . Expand the addressable market by developing new products and services and capitalizing on new trends. We believe there is an opportunity to increase our revenues by strategically broadening our product portfolio, enhancing our technology architecture and addressing new developments in the marketplace. Examples of our efforts include:

     . Providing Rich Media delivery capabilities. The introduction of our IQMX product and its associated applications module creates the opportunity to deliver a variety of new services to trading positions. These services, called Rich Media, add IP-based real-time video as a new dimension to voice and data communications. Our Rich Media services are sold as incremental capabilities onto the existing IQMX configuration, eliminating the need to purchase stand-alone equipment and leveraging our installed base and desktop presence.

     . Developing applications. Application integration and development is driven by the need to create a seamless and efficient work environment in much the same way that increasingly sophisticated call centers were developed in the mid-1990s. We have demonstrated our capability in this market through sales of our CTI products to large, global customers.

     . Increasing our penetration of disaster recovery and contingency planning markets. We intend to further penetrate the growing disaster recovery and business continuity market. We believe we can effectively leverage our leading market position and customer relationships to drive future business in this area from both existing customers and emerging third-party providers.

   . Increase our market share through organic growth and opportunistic acquisitions. We intend to continue to increase our market share by (1) converting customers from competitors' systems to our own, (2) further expanding into currently under-penetrated markets, such as energy trading, (3) winning competitive bids for new installation opportunities, and (4) expanding geographically into areas where we are not already a market leader. We plan to achieve these objectives through a combination of expanding our direct presence, continuing our new product development efforts and making strategic acquisitions.

   . Continue our track record for service excellence. We believe our high level of customer service differentiates us from our competition, positions us to capture more revenue from our existing client base and allows us to maintain our pricing and profitability.

Trading Systems

    Our Trading Systems unit designs, manufactures, sells, installs and maintains turret systems. A turret system consists of specialized desktop consoles and associated backroom switching equipment that delivers significant call volumes in a highly reliable, "non-blocking" manner. Our turret systems scale to support up to 4,000 trading positions and 23,000 telephone lines, and can be networked to build one integrated trading floor across multiple geographically-dispersed sites. The largest trading floor that currently uses our products has approximately 2,200 trading positions and approximately 8,000 telephone lines. These systems incorporate a proprietary design, including many features designed to increase trader productivity, such as (1) expanded access to telephone lines, (2) rapid call completion, (3) high voice quality, (4) built-in redundancy, (5) trader mobility, (6) personalized call button layouts and (7) the ability to implement system upgrades via software changes as opposed to hardware changes. We anticipate that the recent emphasis on disaster recovery and contingency planning will lead to increased purchases of new turret systems and related services by our customers.

    Industry Overview

    The turret systems industry is characterized by a small number of manufacturers who have developed highly specialized voice communications systems sold primarily to companies in the global financial, exchange and energy trading communities. Traders require highly reliable, "non-blocking" simultaneous access to multiple lines which cannot be provided by traditional PBX systems. Turret systems must be highly reliable because of the time-sensitive nature of trading activity and the high potential opportunity cost of a service outage. As a result, product reliability is one of the most significant factors in choosing among turret system vendors. Other factors include service quality and the ability to provide a standardized technology platform on a global basis. We believe our market leadership is based on our success in meeting customer requirements.

    We have found that demand for new turret systems is primarily event-driven. We believe the key events that drive demand are: (1) physical facility moves of trading positions and (2) the addition of new trading positions due to customer growth. Facility moves are triggered primarily by (a) projected return on investment results such as beneficial real estate pricing or lease/sublease arrangements, (b) merger and acquisition activity among firms, (c) obsolescence of trading facilities and (d) headcount expansion beyond current facility capacity. Due to recent events, disaster recovery and contingency planning have gained increasing importance among our customers and we anticipate increased growth in this area. In addition, the growth of newly traded product categories, such as energy derivatives, the emergence of new specialty firms, such as sector-focused hedge funds, and the expansion of firms internationally drive new purchase orders for turret systems. Demand is also fueled by customer decisions to upgrade technology and standardize trading platforms worldwide.

    Organizational Structure

    Trading Systems has five major focus areas:

   . Advanced Communication Systems. We provide highly reliable voice communications between institutional traders, their trading counterparties and their associated middle and back office support personnel. Our flagship Alliance MX turret system is used by the majority of our existing customers and we believe it is currently the industry's most widely used turret system. To meet evolving client needs, we have also recently expanded our equipment portfolio to include both dealerboards and modular products based on open communications standards such as VoIP. Our VolP turret system offering, the first in the industry, is called IQMX and integrates voice, data and video at the trading position. To date, we have sold approximately 3,700 IQMX positions.

   . Application Development. We develop applications that integrate our turret systems products and services into our customers' business environments. We design proprietary applications for critical processes, such as CTI, that automate trading functions to maximize user efficiency. Our application development services are a strategic extension of our desktop voice systems, providing value-added software applications that converge voice and data applications in the trading environment. Along with IQMX, we will offer our application module, which consists of a full color touch screen, a software platform and a full suite of software products. These software products will provide a broad range of options ranging from custom-developed applications to "shrink-wrapped" solutions. In addition, we have published our APIs to allow third-party software vendors to deploy software solutions that interoperate with our turret systems products.

   . Rich Media Delivery. Enabled by broadband IP connectivity, we believe Rich Media services are beginning to change the way people communicate. We plan to address this market opportunity through IQMX and its associated applications module. Our high-speed IP connection to the trading position and its associated real-time display enables us to develop

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

      and deliver a variety of IP-based media services, including broadcast television, streaming online programming and archived media access.

   . Professional Services. Our project management, field service and development organizations provide a variety of professional services to our customers, including the extensive technology and service support required by our customers for their large, complex trading floor projects, and may involve dedicated on-site personnel teams. We also provide our customers with 24-hour-a-day, seven-day-a-week service on an as-needed basis, responding quickly to the needs of our customers. Product and application development is coordinated through an experienced staff of more than 90 professionals, with significant expertise in financial markets voice and data communications.

   . Service and Support. We provide contract-based maintenance services for a majority of our installed base and realize recurring revenues through these contracts, after an initial one-year warranty period. Service and support are an important part of Trading Systems' value proposition and are provided by a global operations organization that supports clients and products deployed in 34 countries. Because of the mission-critical nature of our products, the service levels we provide are higher than those typically available for other commercial products. We also receive additional revenues through moves, adds and changes to the installed base.

    Competition

    In the worldwide market for turret systems, our main competitors are British Telecom and Etrali S.A., an affiliate of France Telecom. We also compete with Hitachi Ltd., LM Ericsson Ltd. and Siemens A.G., which have historically achieved strong market shares in their respective domestic markets. Additional competition could come from several areas including incumbent equipment and software providers that are developing next-generation IP-based telephony software and equipment. Other sources of potential competition include start-up vendors that are developing soft switch technology, call center systems, PBX equipment and software focused on deployment in an all-IP environment. We believe we are able to compete effectively against these companies due to the high quality of our products, our reputation for providing outstanding service, our ability to provide a standardized technology platform on a global scale and our research and development focused on new products and technologies.

    Products and Services

    Our Trading Systems unit designs, manufactures, installs and maintains turret systems. A turret system is installed in addition to, and communicates with, a company's PBX, but has enhanced features compared to a PBX.

    Key features of our turret systems include:

    Reliability. On a trading floor, a lost connection could result in a lost transaction, and the outage of the entire telecommunications system could be extremely damaging to a trading firm. Our turret systems are designed with distributed architecture utilizing redundant equipment and circuitry with parallel internal transmission paths. This architecture is designed to ensure that no single failure within the system can cause a failure of the entire system.

    Call Capacity. Our turret systems are designed to allow every user to be on one or more telephone lines simultaneously without call blocking or a degradation of call setup speed. The Tradenet MX and the Alliance MX systems, discussed below, are designed to support up to 23,000 telephone lines in simultaneous use by up to 4,000 trading positions.

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

    User Programmability and Mobility. Our digital turret systems allow each trader to customize the system with personal speed-dial and direct connections and associated displays, and to store personal settings in memory in the system's backroom switching equipment. A trader can access his customized settings from any other turret on the system at the same location or at any remote network-linked location.

    Our turret systems products and services include:

   . VoIP Desktop Turret Systems. We believe our VoIP turret systems, branded IQmx, will simplify and expand traders' ability to access and integrate information from all sources--voice, video and data--on one platform and enhance the opportunities for creating new tools and advanced network services that accommodate traders' needs for instantly accessible and readily managed information from all sources. IQmx includes three basic modules:

     . The Control Module is the primary building block of the turret system. It includes controls for two handsets, a telephone keypad, ten soft keys and 30 dynamic buttons per page. These give end-users access to as many as 600 lines.

     . The Application Module is designed around a high-resolution, full color touch screen. The module includes 40 on-screen dynamic buttons per page, eight soft keys and the equivalent of a Slimline CIearDeal(TM) 8-channel speaker module. The application module is capable of delivering new services, including broadcast television, streaming media and the Internet.

     . The 4-Channel Speaker Module consists of four programmable channels, volume control knobs and a speaker. Additional speakers can be added to support up to 32 channels per position.

      Customers can combine these modules for flexibility to meet a trader's button and speaker requirements.

   . Voice Trading Systems--Desktop Trading Consoles. We have developed a variety of desktop trading consoles including:

     . MX Slimline. MX Slimline turret systems use advanced digital technology in an easy-to-use voice workstation. Software flexibility and an ISDN-compatible design enable the MX Slimline desktop trading console to support business applications such as virtual private lines and voice/data integration. The MX Slimline desktop trading console supports two independent voice paths used for separate right and left handsets. The MX Slimline desktop trading console allows traders to customize their workstations to fit their needs, including the ability to program their own features and lines, speed dials and speakers.

     . Slimline ClearDeal. Through our development of Slimline ClearDeal, an open-line speaker system, we have become a significant supplier of standard and custom-designed speaker solutions for financial communications worldwide. Our speaker products, together with the Alliance MX platform, have become the generally accepted standard on foreign exchange and currency trading floors worldwide because of their range of functionality, performance and flexibility.

     . TradePhone MX. The TradePhone MX is a multi-button telephone that is designed to operate with both the Tradenet MX and the Alliance MX switching platforms. This product is targeted at trading support, sales and research personnel who communicate directly with traders. Providing the functionality of a turret system in a scaled down version, the TradePhone MX is cost effective for use off of the trading floor.

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

     . ExchangeFone II. Specialized products such as our ExchangeFone II telephone system were designed specifically for exchange floors and work with our Alliance MX voice trading system and the Tradenet MX.

   . Voice Trading Systems--Backroom Switching Platforms. We have developed a variety of backroom switching platforms. Our backroom switching platforms include:

     . Tradenet MX. Introduced in 1992, Tradenet MX is our first digital system. Tradenet MX combines an advanced mesh switching technology with custom software and powerful processing and bandwidth capabilities for a wide range of functions and flexibility. The fully digital proprietary system, based on a fault tolerant switch, is not vulnerable to isolated component failure. Its distributed architecture design provides reliability by harnessing the computing power of multiple SUN(R) Microsystems SPARC microprocessors throughout the system and provides rapid and easily programmable switching of voice calls. Tradenet MX is designed to allow software upgrades without major hardware upgrades, which enable us to respond rapidly to market developments or to a customer's request.

     . Alliance MX. Introduced in 1997, the Alliance MX offers all of the same functionality as the Tradenet MX but provides higher density configurations, four times the switching bandwidth, advanced CTI functionality, universal slots, on-demand selective recording and a simplified power distribution system.

     . Alliance VS/MX. Alliance VS/MX provides trading opportunities for small offices with up to 32 traders. The Alliance VS/MX system chassis is slightly larger than a tower personal computer and plugs into a standard electrical outlet. Alliance VS/MX is a digital backplane with advanced CTI functionality and universal slots which enables it to provide traditional voice functions and gives it the ability to act as a gateway to the data network.

     . Alliance MX Integrated Recorder. One integral part of the trading environment is call recording. It can resolve problem trades, reduce liability insurance premiums and train new recruits. By incorporating the recording function into the Alliance MX system, Trading Systems offers increased recording capacity, plus advanced features such as trader-initiated recording, call marking for quick retrieval, selective recording and trader-controlled playback with quick access to the last 10 calls.

   . CTI Solutions. We have developed applications to complement our turret systems, including:

     . TradeSmart CTI. The TradeSmart CTI enables our Alliance MX turret systems to integrate with the customer's computer network. This suite of products allows traders, head traders and their communications support staff to use applications that can enhance their productivity, profitability and effectiveness. The TradeSmart CTI supports five to 2,000 trading positions, using one-to-many server architecture that allows it to grow incrementally to handle additional trading positions. "Pay as you grow" expansion reduces initial expenses, making this a cost-effective solution.

     . Application Programming Interface. API enables clients' programming staff and third-party vendors to develop integrated applications for our voice trading systems. Many customers have comprehensive, in-house programming staffs to build all of their trading floor applications. We complement them by providing the Developer's Kit, a tool designed specifically for developers.

     . Custom-Developed Applications. Our professional services department is dedicated to delivering customers solutions that enhance their trading systems. These solutions may include elements from the TradeSmart CTI standardized product offerings, as well as customized software that solves specific business problems. Custom-developed

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

        applications extend the functionality of the Alliance MX turret systems and integrate the turret system with other applications running on the trading desk.

   . Turret System Installation, Maintenance and Support. The installation of a turret system involves extensive planning to ensure that all materials and labor are coordinated to be completed on-time and within budget. Detailed analysis is performed, defining all required features and lines. The cabling infrastructure is installed and tested prior to delivery of backroom switching equipment. The desktop consoles are installed and the complete system is rigorously tested. In addition to turret system installation, we provide contractual maintenance services to our customers, which provide us with recurring revenue.

    Sales and Marketing

    Our Trading Systems sales efforts are organized on a global basis to promote relationships with, and to provide enhanced services to, customers that have significant international operations. The organization is managed through four regions. The regions and associated direct offices include: (1) the Americas--East Region, which includes Atlanta, Boston, Connecticut, New Jersey, New York, Philadelphia and Toronto; (2) the Americas--West Region, which includes Chicago, Cincinnati, Dallas, Houston, Los Angeles, Minneapolis and San Francisco; (3) Europe, which includes London, Paris and Zurich; and (4) Asia, which includes Hong Kong, Singapore and Sydney.

    Distributors are used in emerging markets, in territories where the installed base does not support a direct presence and where language and cultural differences require a local presence. Key areas covered by distributors include: (1) Latin and South America, including Argentina, Brazil, Caribbean, Chile, Mexico and Venezuela; (2) Asia, including India, Indonesia, Japan, Korea, Malaysia, New Zealand, Philippines, Taiwan and Thailand; and (3) Europe, the Middle East and Africa, or EMEA, including Italy, Portugal, Russia, Saudi Arabia, Scandinavia, South Africa, Spain, Sweden, Turkey and the United Arab Emirates.

    Accounts are classified as either global or regional. Global accounts are assigned a global account director to manage and coordinate account activity on a global basis. Regional account managers are assigned to both global and regional accounts to support local selling efforts. This approach allows the sales management team to coordinate account strategies across regions in order to provide a seamless support infrastructure for global financial institutions. Customers designated as global accounts benefit from standard pricing, volume purchase agreements and a single point of contact for their global communications requirements.

    We manage our business through Sales Information Systems, or SIS, that track and forecast five quarters of customer demand on a job-by-job basis. This system is used by our sales and finance departments to project quarterly results, by our manufacturing department to schedule production and procurement, and by our operations department to schedule installations.

    A SIS report is maintained for each direct office or distributor. It is updated and managed on a bi- weekly basis through the regional sales organizations. The results and the overall performance of the business are consolidated and reviewed at a monthly business review by our sales, finance, operations, manufacturing and engineering departments.

ITS

    Our ITS unit provides physical connectivity within buildings among both voice and data communications devices, including turret systems, telephone switching equipment, PBX facilities, facsimile machines, computer networks and video conference facilities. The ITS organization targets its

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

business towards medium to large companies in the New York metropolitan area. ITS also bundles its services with Trading Systems products so that customers, construction consultants and general contractors can benefit from a turnkey trading floor solution from a single vendor. Because information and communications systems are mission-critical functions, many customers prefer that the same company installs and maintains their turret systems and the cabling that supports them.

    Industry Background

    Integrated high-speed internal data communications networks are critical to many companies. Companies are installing increasingly complex computing environments centered around LANs and WANs that connect networked desktop personal computers and workstations, printers, telecommunications equipment, file servers and facsimile machines. As network requirements have grown and network designs have become more complex, many companies have chosen to outsource their LAN/WAN design, installation and maintenance needs to independent specialists.

    Organizational Structure

    Our ITS unit has two major focus areas:

   . Structured Cabling Systems. Providing a customer with cabling infrastructure includes several distinct phases: network design, documentation, installation, certification and ongoing service and maintenance. ITS offers its cabling infrastructure customers design input on various system elements, including diversity of cable routing, uninterruptible power systems, security safeguards and cable management systems. ITS has narrowed its focus on the higher margin components of design, installation and support of LANs, WANs and data connectivity and reduced its involvement in the more competitive and lower margin cabling infrastructure projects. ITS places special emphasis on the testing and certification phases of the project because today's high-speed networks demand that products be installed in accordance with strict manufacturer specifications.

   . Network Maintenance and Support. ITS offers a broad line of post-installation maintenance and support services to customers for MACs or as part of a technical services contract. These contracts provide customers with access to a wide range of our technical and operational resources, including network engineering analysis, on-site technical support, help desk support, user training and network reconfiguration. ITS technicians maintain close relationships with their customer counterparts to ensure service reliability.

    Competition

    We have many competitors in the ITS business due to the highly fragmented nature of the data networking market, which includes large public telecommunications companies and privately held electrical providers. Although a number of companies compete for parts of our ITS business, such as cable installation, we believe that our expertise and our ability to support the full range of data network design and installation requirements of large national and international customers enable us to compete effectively in this market.

    Products and Services

    Our ITS unit provides cabling infrastructure, design, implementation and maintenance services for high speed data networks, including LANs and WANs. This business line includes four major product and service areas: (1) value-added services; (2) networking products; (3) cabling infrastructure; and
(4) network maintenance and support. Customers purchase these products and services on a stand-alone basis or in bundled combinations. All of our fiscal 2001 ITS revenue was from projects performed

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in the New York City metropolitan area. In addition, ITS has a core group of highly skilled project managers and design engineers who are dispatched to manage installation projects elsewhere. Our ITS unit provides the following products and services:

   . Value-Added Services. We provide a wide range of value-added services, including network and trading room design, consulting, engineering implementation, project management, staging and operational testing of workstations and technology and operational outsourcing.

   . Networking Products. We market and service a full line of third-party manufactured networking products including LAN hubs, adapters, bridges, routers, network management software and protocol converters. We are a certified reseller of third-party networking products. We sell these products on a stand-alone basis or fully installed, configured and integrated with customer systems.

   . Cabling Infrastructure. Cabling infrastructure provides physical connectivity within buildings among communications devices, including turret systems, telephone switching equipment, PBX facilities, facsimile machines, computer networks and video conference facilities. Providing a customer with cabling infrastructure includes several distinct phases: network design, documentation, installation, certification and ongoing service and maintenance. We offer our cabling infrastructure customers design input on various system elements, including diversity of cable routing, uninterruptible power systems, security safeguards and cable management systems.

   . Network Maintenance and Support. We offer a broad line of post-installation maintenance and support services to customers for MACs or as part of a technical services contract. These contracts provide customers with access to a wide range of our technical and operational resources, including network engineering analysis, on-site technical support, help desk support, user training and network reconfiguration. These services provide us with a recurring revenue stream, which in fiscal 2001 accounted for $15.6 million, or 26.6% of ITS total revenues of $58.7 million and in the three months ended December 31, 2001 accounted for $4.5 million, or 28.7% of ITS total revenues of $15.6 million.

    Sales and Marketing

    Through a coordinated sales and marketing effort with Trading Systems, ITS is able to position itself early in the contract bid process. Sales of turret systems for a new or reconfigured trading floor have significantly more lead time than bidding and contracting for cabling services. As a result, ITS often knows about large projects in a customer's pipeline before its competition. The ability to market and sell the ITS product into the Trading Systems customer base is an important synergy that exists between the two units.

    ITS has three employees dedicated to sales. Each has regional responsibility for developing and managing relationships with general contractors and construction consultants.

Customers

    Our customers are concentrated primarily in the global financial, exchange and energy trading industries, which include investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, insurance companies and energy trading companies. We also provide equipment and services to commodity trading operations in non-financial firms. Historically, almost all of our consolidated revenues have been derived from sales to customers in the financial trading community. Our customers include Bear Stearns, Calpine Energy, Deutsche Bank, Goldman Sachs, JPMorgan Chase, Merck-Medco, Morgan Stanley, the New York City Metropolitan Transit Authority, the New York Stock Exchange and PSE&G.

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

Research and Development

    Our research and development efforts are driven by our sales and product management teams. Interoperability and integration of trading positions are a strategic focus. We utilize our core competencies in voice communications systems, application services and Rich Media delivery to provide solutions that meet the evolving needs of our customers. We work closely with our customers to understand their future requirements and invest in research and development to ensure that our products address customer needs.

    The research and development process and budget are managed on a project-by-project basis. Historically, the research and development budget has represented 10% to 12% of new turret systems sales. The development budget is determined annually through the evaluation of each product category and its expected impact on revenue over the next 24 months.

    For fiscal years 1999, 2000 and 2001 and the period ended December 31, 2001, we recorded expenses of $9.8 million, $12.9 million, $15.5 million and $3.8 million, respectively, on research and development. As of March 31, 2002, we employed approximately 110 persons in the area of research, development and product engineering.

Manufacturing, Production and Properties

    We have two product development facilities that are located in Fairfield, Connecticut and Westbrook, Connecticut. The 32,000 square foot Fairfield facility is leased and houses the engineering organization with a staff of approximately 107. The 85,000 square foot Westbrook facility owned by us is used for production, with 30,000 square feet designated for assembly and testing, 30,000 square feet designated for warehousing and 25,000 square feet designated for administrative purposes. The production facility is scaleable and has sufficient capacity to meet future anticipated demand. We believe that there are adequate supplies of labor in the immediate area of the Westbrook facility. Although we carry insurance, including business interruption insurance, on our manufacturing facility, a calamity at the facility could have a material adverse effect on us and on our ability to make payments on the notes. See "Risk Factors--Risks Related to Our Business--In the event of a catastrophic loss of our manufacturing facility, our business would be adversely affected."

    Most turret system components have a relatively short lead time. After we order turret system components from our suppliers, we receive most of them within approximately 30 days. However, there are a few long lead time items, specifically displays and buttons, that require up to 24 weeks order time. We purchase some key product components that are made to order from single source suppliers. Materials are ordered in accordance with a production forecast that is derived by constantly monitoring sales activity. We believe that our relationships with our suppliers are good, and we have not experienced supply difficulties.

    Prior to the completion of the acquisition, we leased six floors at 67-73 Worship Street, London, England at an annual rate of approximately (Pounds)565,000, or $833,000, assuming an exchange rate of (Pounds)1 to $1.4744. Of these six floors, we use one floor for office space and an affiliate of Global Crossing uses five floors for telecommunications and networking equipment. Under the lease, which expires in 2010, we remain liable to the landlord for all six floors. Pursuant to the purchase agreement with Global Crossing, we entered into a sublease with a non-bankrupt affiliate of Global Crossing for a portion of these premises and we are awaiting the landlord's consent to that sublease. In the event of a bankruptcy, liquidation or dissolution of Global Crossing's affiliate, our ability to recover any amounts with respect to this space may be significantly limited if that affiliate fails to make payments to us under the sublease. However, at the closing of the acquisition, we deferred approximately $3.2 million of the purchase price, which represents approximately two years of rental payments under the sublease and

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the estimated costs to restore the premises for use as a general office facility in the event Global Crossing's affiliate were to vacate the premises. In the event that we, rather than Global Crossing or its affiliates, pay the landlord amounts up to $3.2 million with respect to Global Crossing's portion of this space, under the terms of the purchase agreement we will no longer be obligated to make a deferred purchase price payment in the corresponding amount to Global Crossing.

Intellectual Property

    We rely on a combination of patents, trade secrets, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We currently have 17 United States patents, including design patents. We also rely on unpatented know-how and trade secrets and employ various methods, including confidentiality agreements with employees and consultants, to protect our trade secrets and know-how.

Employees

    As of March 31, 2002, we had approximately 670 full-time non-union employees worldwide with approximately 650 associated with Trading Systems and approximately 20 associated with ITS. This includes approximately 490 in North America, approximately 140 in EMEA, and approximately 40 in Asia. Of these, approximately 70 were engaged in marketing and sales, approximately 110 in research, approximately 110 in manufacturing and approximately 380 in branch operations, finance and corporate administration.

    In the United States, approximately 340 of our workers are represented by collective bargaining units. Of this amount, a staff of approximately 300 within the New York metropolitan area are retained under labor pooling agreements that IPC Information Systems, Inc. has entered into with Kleinknecht Electric Company, a New York corporation, or KEC-NY, and Kleinknecht Electric Company, a New Jersey corporation, or KEC-NJ, each a former affiliate of ours. See "--History." Under these agreements, KEC-NY and KEC-NJ are signatories to collective bargaining agreements with the union locals that represent these employees. In addition, KEC-NY and KEC-NJ pursuant to these agreements are responsible for paying the employees, remitting payroll taxes and making any required contributions to any union benefit plans covering the employees. We reimburse KEC-NJ and KEC-NY for these expenses, pay them a total fee of $50,000 per month and have agreed to indemnify them for liabilities related to our employees. IPC Information Systems has a standby letter of credit in place in favor of KEC-NY and KEC-NJ in an amount of $1.5 million for labor compensation and benefits related to these employees. The agreements also require IPC Information Systems to indemnify the shareholders of KEC-NJ and KEC-NY for losses, up to $5 million, we cause relating to the union pension plans in which our employees covered by these agreements participate.

    We have never experienced a work stoppage. Management believes that current relations with labor are good and that existing union contracts will be renewed.

Environmental Matters

    We are subject to various federal, state and local environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. Although management believes that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, there is no assurance that environmental legislation may not in the future be enacted or interpreted to create environmental liability with respect to our facilities or operations.

Legal Proceedings

    Except as described below, we are not a party to any pending legal proceedings other than claims and lawsuits arising in the ordinary course of business. We believe these proceedings will not have a material adverse effect on our financial condition or results of operations.

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    On June 27, 2000, an action was brought against several defendants, including IPC Information Systems, Inc., in the United States District Court for the Southern District of New York by two electrical contractors alleging that IPC violated federal antitrust and New York state law by conspiring with the International Brotherhood of Electrical Workers Local Union Number 3, AFL-CIO, and five electrical contractors, to exclude plaintiffs from telecommunications wiring and systems installation jobs in the New York City metropolitan area. The company believes the suit is without merit. However, there can be no assurance that the resolution of this lawsuit will ultimately be favorable. Plaintiffs are seeking injunctive relief and damages from the defendants in excess of an aggregate of $50 million.

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                                  MANAGEMENT

    Our directors and executive officers are as follows:

  Name             Age Present Position
  ----             --- ----------------
  Greg Kenepp.....  40 President and Director
  Timothy Whelan..  36 Chief Financial Officer
  Michael Sheehan.  50 Senior Vice President, Global Sales
  Stefanie Sovak..  40 Senior Vice President, Business Development and Product
                         Management
  Lee Cornwell....  40 Vice President, Operations
  Kevin Esposito..  42 Senior Vice President, Finance
  Gary Everett....  48 Vice President, Engineering
  Anthony Scimeca.  39 Vice President, Operations
  Pete Simms......  43 Vice President, Production Services and Solutions
  Jack Daly.......  35 Director
  Robert Gheewalla  35 Director
  Joseph Gleberman  43 Chairman of the Board
  Eric Schwartz...  39 Director
  Lance Boxer.....  47 Director

    Greg Kenepp has been our President and a Director of the company since December 2001. From September 2001 to December 2001, Mr. Kenepp was President of IPC Information Systems, Inc. From July 2000 to September 2001, Mr. Kenepp was Senior Vice President of Global Crossing's Financial Markets division, which included IPC Information Systems, Inc. and IXnet. From June 1995 to June 2000, Mr. Kenepp held a variety of positions at IPC Information Systems, Inc., serving most recently as Vice President of Product Development. Prior to that, Mr. Kenepp held senior management positions at Integrated Network Corporation, a telecommunications company, and AT&T Bell Laboratories. He received a BS from Clarkson University and an MS from Stanford University.

    Timothy Whelan has been our Chief Financial Officer since December 2001. From January 2001 to December 2001, Mr. Whelan was the Sales and Marketing Chief Financial Officer of Global Crossing. From July 2000 to January 2001, Mr. Whelan was Divisional Chief Financial Officer of Global Crossing's Financial Markets division. From December 1999 to June 2000, Mr. Whelan was Vice President, Finance and Chief Financial Officer of IPC Information Systems, Inc. and IXnet. Mr. Whelan was Vice President of IPC Information Systems, Inc. and IXnet from May 1999 to December 1999. Mr. Whelan is a certified public accountant and previously worked for Ernst & Young from 1992 to 1999. He previously spent four years as a U.S. Naval Officer.

    Michael Sheehan has been our Senior Vice President, Global Sales since December 2001. From December 2000 to December 2001, Mr. Sheehan was Senior Vice President, Global Sales of IPC Information Systems, Inc. Since September 1987, Mr. Sheehan had held a variety of positions at IPC Information Systems, Inc., serving most recently as Vice President of Sales, New York and Eastern Region. From September 1986 to September 1987, Mr. Sheehan was a Senior Director at Walsh Lowe, a financial industry consulting firm. Prior to that, he held a variety of global account positions at AT&T.

    Stefanie Sovak has been our Senior Vice President, Business Development and Product Management since December 2001. From June 2000 to December 2001, Ms. Sovak was Senior Vice President, Business Development and Product Management of IPC Information Systems, Inc. From August 1999 to June 2000, Ms. Sovak was the Vice President of Product Management for IPC Information Systems, Inc. and, from September 1999 to August 1999, she was Vice President of

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

Corporate Communications for IPC Information Systems, Inc. Ms. Sovak worked for Ascom Timeplex as Assistant Vice President of Marketing Communications from October 1993 to September 1996. Ms. Sovak received a BS from Georgetown University and has over 17 years of marketing and sales experience in the communications industry.

    Lee Cornwell has been our Vice President, Operations of the EMEA and Asia regions of our company since December 2001. From March 2000 to December 2001, Mr. Cornwell was Vice President, Operations of the EMEA and Asia Regions of IPC Information Systems, Inc. Mr. Cornwell has held a variety of positions at IPC Information Systems, Inc. since joining the company as a project manager in March 1997. Prior to that, Mr. Cornwell was infrastructure manager at Deutsche Bank from March 1996 to March 1997 and project consultant at NatWest Markets from January 1994 to March 1996.

    Kevin Esposito has been our Senior Vice President, Finance since December 2001. From June 2000 to December 2000, Mr. Esposito was Vice President, Finance of IPC Information Systems, Inc. Mr. Esposito held a number of positions at Global Crossing, most recently serving as the Chief Accounting Officer and Financial Controller of IPC Information Systems, Inc. from January 1997 to June 2000. Mr. Esposito joined IPC Information Systems, Inc. in September 1986 from Consolidated Goldfield Ltd., where he served as staff accountant from March 1985 to September 1986. Prior to that, he served as a staff accountant for Pinkerton's Inc., from February 1984 to March 1985. He received a BS in accounting in 1983.

    Gary Everett has been our Vice President, Engineering since December 2001. From April 1999 to December 2001, Mr. Everett was Vice President, Engineering of IPC Information Systems, Inc. Mr. Everett has held a variety of other engineering management positions at IPC Information Systems, Inc. since February 1988. Mr. Everett previously held engineering positions at Phillips Medical Systems and ITT.

    Anthony Scimeca has been our Vice President of Operations since December 2001. From December 1999 to December 2001, Mr. Scimeca was Vice President and General Manager of the ITS unit of IPC Information Systems, Inc. From October 1996 to December 1999, Mr. Scimeca was Vice President of Operations for the New York region of IPC Information Systems, Inc.

    Pete Simms has been our Vice President, Production Services and Solutions since December 2001. From April 2000 to December 2001, Mr. Simms was the Vice President, Production Services and Solutions of IPC Information Systems, Inc. Prior to that, Mr. Simms was the Manager of Planning-Distribution/Order Administration for IPC Information Systems, Inc. from January 1990 to March 2000. Mr. Simms holds an MBA from the University of New Haven and a BA magna cum laude from Western New England College.

    Jack Daly has been a Director of our company since December 2001. Mr. Daly has been a member of the Principal Investment Area of Goldman, Sachs & Co., since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. He earned a BS and MS in Engineering from Case Western Reserve University and an MBA from the Wharton School of Business.

    Robert Gheewalla has been a Director of our company since December 2001. Mr. Gheewalla is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., where he has worked since 1994. He currently serves as a director for GT Group Telecom. He received a B.A. from Tufts University, a MSc from The London School of Economics while on a Fulbright Scholarship and an MBA from Harvard Business School.

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    Joseph Gleberman has been Chairman of the Board since December 2001. Mr.
Gleberman has been a Managing Director of Goldman, Sachs & Co. since 1996. From 1990 to 1996, Mr. Gleberman was a Partner of Goldman, Sachs & Co. Mr. Gleberman serves as a director of aaiPharma, Inc., BackWeb Technologies Ltd. and MCG Capital Corporation. He earned a BA in Engineering and an MA in Economics from Yale University and an MBA from Stanford University Graduate School of Business.

    Eric Schwartz has been a Director of our company since December 2001. Mr. Schwartz has been a Managing Director of Goldman, Sachs & Co. since 1996 and is currently Co-Chief Operating Officer of the Equities Division of Goldman, Sachs & Co., a position he has held since May 2000. From 1994 to 1996, Mr. Schwartz was a Partner of Goldman, Sachs & Co. From 1998 to May 2000, he was responsible for derivatives, convertibles, and Global Securities Services and, from 1991 to 1998, he worked in Equity Capital Markets. Mr. Schwartz earned a BSE from the University of Pennsylvania and an MBA from the Wharton School of Business.

    Lance Boxer has been a Director of our company since February 2002. Since October 2001, Mr. Boxer has been the President and Chief Executive Officer of Sphera Optical Network, Inc., a company which filed a petition for relief under Chapter 11 of Title 11 of the United States Code in February 2002. From July 2000 to June 2001, Mr. Boxer was President and Chief Executive Officer of XOSoft. From October 1998 to June 2000, Mr. Boxer held a variety of positions at Lucent Technologies, serving most recently as President of Lucent's Communications Software Group. Prior to that, Mr. Boxer held a variety of positions at MCI, serving most recently as Chief Information Officer from September 1995 to October 1998. He received a BS and an MBA from New York University.

Board of Directors

    Our board of directors currently consists of six directors.

Committees of the Board of Directors

    Our board of directors has two committees: an audit committee and a compensation committee. The audit committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The current members of the audit committee are Jack Daly, Robert Gheewalla and Lance Boxer. The compensation committee reviews and approves the compensation and benefits for our employees, directors and consultants, administers our employee benefit plans, authorizes and ratifies stock option grants and other incentive arrangements and authorizes employment and related agreements. The current members of the compensation committee are Greg Kenepp, Joseph Gleberman and Eric Schwartz.

Compensation of Directors

    Directors who are also our employees or employees of our principal stockholders will receive no additional compensation for their services as directors. Currently, we have one director, Lance Boxer, who is not employed by us or our principal stockholders. As compensation for his services as a director, Mr. Boxer receives $1,000 per meeting and has been granted, subject to specified conditions, a stock option for 5,000 shares of our common stock pursuant to our 2002 Stock Option Plan. In addition, Mr. Boxer is eligible, subject to specified conditions, to participate in our equity investment plan.

Indemnification of Directors and Officers

    As permitted by Delaware law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

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   .  for any breach of duty of loyalty to us or to our stockholders;

   . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   . for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

   . for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of our company will be eliminated or limited to the fullest extent permitted by Delaware law.

    In addition, our amended and restated bylaws provide that:

   . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to specified exceptions;

   . we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our certificate of incorporation, our bylaws or other agreements;

   . we may be required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

   .  the rights conferred in the bylaws are not exclusive.

    We have purchased insurance on behalf of our directors and officers against various liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of our company, or that may arise out of their status as directors or officers of our company.
Employee Agreements

    IPC Information Systems, Inc. has entered into nearly identical change in control agreements with 18 executives, including each named executive officer. Under these agreements, each named executive officer becomes entitled to enhanced severance benefits if during the 24-month period following the closing of the acquisition the executive's employment is terminated by the executive for good reason or by IPC for any reason other than disability or cause. The enhanced severance benefits include a lump-sum cash payment equal to the sum of
(i) the greater of the executive's annual salary at the time of the change in control or at the time of the termination, (ii) the greater of the executive's target bonus for the 2001 fiscal year or the fiscal year in which the termination occurs and (iii) a pro-rata bonus for the year in which the executive's employment is terminated. In addition, the executive will be entitled to continued health and life insurance benefits for 12 months following the date of the executive's termination of employment and will be reimbursed for any "golden parachute" excise tax and any additional taxes attributable to such reimbursement incurred by the executive.

    In April 2002, we approved, subject to specified conditions, the grant of nonqualified stock options under our 2002 Stock Option Plan to a number of our key employees, including each of the executives who entered into change in control agreements as described above. Each option grant made to an individual who is a party to a change in control agreement is conditioned on, among other things, the executive entering into a change in control waiver agreement. Under the change in control waiver agreement, the executive waives any rights the executive may have under the change in control agreement in return for the stock option grant. In addition, if the executive is terminated by us prior to the first anniversary of the closing of the acquisition without "cause" (as defined in the change in control waiver agreement) or the executive quits with "good reason" (as defined in the change in control waiver agreement) then the executive is entitled to six months of continuation of salary, health and life insurance benefits and a lump-sum cash payment equal to 50% of the executive's target bonus for the 2002 fiscal year or the year in which the termination occurs, whichever is higher.

Executive Compensation

    The following table provides summary information concerning all compensation earned by our President and each of our other four most highly compensated executive officers for the fiscal year ended September 30, 2001 paid by IPC Information Systems, Inc. and its affiliates:

                          SUMMARY COMPENSATION TABLE

                                                         Long-Term
                                                        Compensation
                                    Annual Compensation    Awards
                                    ------------------- ------------
                                                         Securities
                                                         Underlying     All Other
Name and Principal Position         Salary(1)  Bonus(2)  Options(3)  Compensation(4)
---------------------------         ---------  -------- ------------ ---------------
Greg Kenepp........................ $215,000   $75,000     30,000        $10,500
President

Timothy Whelan.....................  175,000   $65,000     40,000         10,500
Chief Financial Officer

Anthony Scimeca....................  179,200   $60,000     19,000         10,500
Vice President, Operations

Michael Sheehan....................  175,000   $90,000     22,400         10,500
Senior Vice President, Global Sales

Kevin Esposito.....................  161,400   $60,000      8,400         10,500
Senior Vice President, Finance

--------
(1) Includes any pre-tax deferrals made to the Global Crossing Employees' Retirement Savings Plan (the "401(k) Plan").
(2) No annual bonuses were paid by Global Crossing in respect of fiscal year 2001. In January 2002, these bonus amounts were paid by us in connection with 2001 performance and the acquisition of IPC Information Systems and are reflected in our statement of operations for the period October 1, 2001 to December 20, 2001. For the fiscal year ended September 30, 2000, the following annual bonuses were paid: Mr. Kenepp, $107,500; Mr. Whelan, $100,000; Mr. Scimeca, $204,050; Mr. Sheehan, $130,000; and Mr. Esposito,
    $74,900.
(3) All options held by the named executive officers are options to acquire shares of Global Crossing Ltd. As a result of the acquisition, the options may terminate prior to their expiration date. It is also possible that the options will either be canceled or otherwise adversely affected in Global Crossing's bankruptcy case.
(4) Consists of estimated matching contributions under the 401(k) Plan.

                  OPTION GRANTS IN LAST COMPLETED FISCAL YEAR

                                                              Potential Realizable Value at
                                                                 Assumed Annual Rates of
                                                              Stock Price Appreciation for
                                     Individual Grants                 Option Term
                              ------------------------------- -----------------------------
                              Number of
                              Securities
                              Underlying Exercise
                               Options     Price   Expiration     Gain at        Gain at
Name                           Granted   ($/Share)  Date(1)        5%(2)         10%(2)
----                          ---------- --------- ----------   -----------    ----------
Greg Kenepp..................   30,000    $ 6.11     8/8/11   $   115,479     $  291,447
Timothy Whelan...............   40,000      6.11     8/8/11       153,972        388,596
Anthony Scimeca..............   14,000      6.11     8/8/11        53,890        136,009
Anthony Scimeca..............    5,000     10.70    4/11/11        33,705         85,065
Michael Sheehan..............   22,400      6.11     8/8/11        86,224        217,614
Kevin Esposito...............    8,400      6.11     8/8/11        32,334         81,605

--------
(1) The expiration dates set forth in this column represent the latest dates on which the options could be exercised by the option holder if such option holder remained employed by Global Crossing or a subsidiary of Global Crossing through such date. As a result of the acquisition, the options may terminate prior to the dates indicated. It is also possible that the options will either be cancelled or otherwise adversely affected in Global Crossing's bankruptcy case.
(2) The dollar amounts set forth in these columns are based on assumed annual rates of stock appreciation from the market price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC, and do not represent our estimates or projection of the future appreciation of the value of Global Crossing common stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    For each named executive officer, as of September 30, 2001, the following table provides:

   . the total number of shares of Global Crossing common stock received upon the exercise of options during the fiscal year ending September 30, 2001;

   .  the value realized upon such exercises;

   . the total number of shares of Global Crossing common stock underlying stock options held by the named executive officers (exercisable and unexercisable) as of September 30, 2001; and

   . the value of all such options that were in the money at September 30, 2001, based on the difference between the closing price of Global Crossing common stock at September 28, 2001 and the exercise price of the option on such date.

                                           Number of Securities      Value of Unexercised
                                          Underlying Unexercised    In-the-Money Options at
                  Shares                Options at Fiscal Year End    Fiscal Year End(1)
                 Acquired               -------------------------- -------------------------
Name                on         Value    Exercisable  Unexercisable Exercisable Unexercisable
----            Exercise(#) Realized($) -----------  ------------- ----------- -------------
Greg Kenepp....     --          --        229,360       109,546        --           --
Timothy Whelan.     --          --         56,739       157,014        --           --
Anthony Scimeca     --          --         33,752        32,333        --           --
Michael Sheehan     --          --         21,458        49,067        --           --
Kevin Esposito.     --          --         94,673        22,828        --           --

--------
(1) Based on the closing price per share on September 28, 2001 of Global Crossing common stock of $1.79, there were no in-the-money options as of the fiscal year ending September 30, 2001.

2002 Stock Option Plan

    In February 2002, we adopted our 2002 Stock Option Plan. The option plan provides for the grant of options to purchase shares of our common stock to selected employees, officers, consultants and directors. The purpose of the option plan is to increase our strength by providing an incentive to employees, officers, consultants and directors to devote their abilities and industry to our success. The maximum number of shares that may be made the subject of options granted under the option plan is 900,000.

    The option plan is administered by our compensation committee, which determines the individuals to whom options are awarded, the number of shares subject to each award, the exercise price of the option and other terms and conditions of the awards. Unless otherwise provided by the compensation committee, an option becomes exercisable for 25% of the shares subject to the option on each of the first four anniversaries of the date the compensation committee grants the option. Options granted under the option plan are non-transferable and the shares acquired upon exercise of options are subject to certain transfer restrictions. The terms and conditions of each option are set forth in an option agreement.

    The option plan provides that the effect, if any, on an option of a change in control or sale in which certain of our current stockholders dispose of all of their interests in us or any successor corporation will be set forth in the option agreement. Under the form of option agreement that has been approved by our compensation committee for current use under the plan, upon a change in control, 50% of the unvested portion of each option will immediately become vested and exercisable. In the event an option holder's employment is terminated by us for any reason other than cause, death or disability within one year following the change in control, the option will become fully vested and exercisable and remain exercisable for 180 days. The form of agreement also provides that in the event of certain corporate transactions, after which certain of our current stockholders no longer have an ownership interest in us or any successor corporation, the option will become fully vested and exercisable.

Key Employee Equity Investment Plan

    In February 2002, we adopted our Key Employee Equity Investment Plan. Under the plan, certain employees and directors will be given the opportunity to purchase shares of our common stock at its current fair market value. The plan is administered by our compensation committee, which determines the individuals who will be entitled to participate in the plan, the number of shares to be offered to each participant and the terms and conditions of each offer. Up to 100,000 shares in the aggregate may be sold under the plan. Participants will be permitted to pay for up to two-thirds of the purchase price with a promissory note that will be secured by the purchased shares. The shares will be subject to certain transfer restrictions.

                            PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus by (1) each person who is the beneficial owner of more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus.

                                                            Shares Beneficially Owned
                                                            ------------------------
Name                                                           Number      Percentage
----                                                         ----------    ----------
5% stockholders:
Entities affiliated with The Goldman Sachs Group, Inc. (a). 13,900,000       99.29%

Directors and named executive officers:
Greg Kenepp................................................         --          --
Timothy Whelan.............................................         --          --
Anthony Scimeca............................................         --          --
Michael Sheehan............................................         --          --
Kevin Esposito.............................................         --          --
Jack Daly (b)..............................................         --          --
Robert Gheewalla (c).......................................         --          --
Joseph Gleberman (d).......................................         --          --
Eric Schwartz (e)..........................................         --          --
Lance Boxer (f)............................................         --          --
All directors and executive officers as a group (14 people)         --          --

--------
*   Less than one percent.
(a) Of these shares 7,894,612 shares are owned by GS Capital Partners 2000, L.P., 2,868,598 shares are owned by GS Capital Partners 2000 Offshore, L.P., 2,506,813 shares are owned by GS Capital Partners 2000 Employee Fund, L.P., 329,977 shares are owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, 200,000 shares are owned by Stone Street Fund 2000, L.P., and 100,000 shares are owned by Bridge Street Special Opportunities Fund, L.P. Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general or managing partners or investment managers of these partnerships. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares owned by these partnerships to the extent that partnership or membership interests, as the case may be, in such partnerships are held by persons other than The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address of each of these partnerships, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is 85 Broad Street, New York, New York 10004.
(b) Mr. Daly, who is a member of the Principal Investment Area of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc, Goldman, Sachs & Co., and its affiliates. The address for Mr. Daly is 85 Broad Street, New York, New York 10004.
(c) Mr. Gheewalla, who is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Gheewalla is 85 Broad Street, New York, New York 10004.

(d) Mr. Gleberman, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Gleberman is 85 Broad Street, New York, New York 10004.
(e) Mr. Schwartz, who is a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the securities owned by The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and its affiliates. The address for Mr. Schwartz is 85 Broad Street,
    New York, New York 10004.
(f) The address for Mr. Boxer is c/o IPC Acquisition Corp., 88 Pine Street, New York, New York 10005.

                          RELATED PARTY TRANSACTIONS

Goldman Sachs Capital Partners 2000

    GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. own substantially all of our common stock. Goldman, Sachs & Co., an affiliate of GSCP 2000 and its related investment funds, provided advisory and other services to GSCP 2000 and us in connection with sourcing, structuring and arranging the acquisition and received fees of $8 million for those services. Goldman, Sachs & Co. also acted as an initial purchaser in the offering of the outstanding notes and an affiliate of Goldman, Sachs & Co. acted as the arranger and syndication agent under our senior secured credit facilities. In connection with these transactions, Goldman, Sachs & Co. and its affiliates received aggregate fees of approximately $9 million. Goldman, Sachs & Co. and its affiliates may in the future provide commercial banking, investment banking or other financial advisory services to us and our affiliates. Goldman, Sachs & Co. and/or its affiliates also purchase goods and services from us from time to time and may do so in the future.

    We provide installation projects and maintenance services on turrets to Goldman, Sachs & Co. We were paid $10.0 million in fiscal year 1999, $11.0 million in fiscal year 2000, $10.4 million in fiscal year 2001, $2.9 million for the period ended December 20, 2001 and $0.1 million for the period ended December 31, 2001 by Goldman, Sachs & Co. for these projects and services.

Stockholders Agreement

    We have entered into a stockholders agreement with GSCP 2000 and the other private equity funds affiliated with Goldman, Sachs & Co. who own our common stock and Richard Kleinknecht, a minority holder of our common stock. This agreement provides GSCP 2000 and the other Goldman, Sachs & Co. funds with various management rights, including the right to designate at least one member of our board of directors. The agreement also provides specified restrictions on Kleinknecht's ability to transfer shares of our common stock.

    GSCP 2000 has advised us that it and the other Goldman, Sachs & Co. funds may seek additional minority stockholders to invest in up to approximately twenty percent of our common stock held by them. In connection with any investment by minority stockholders, we may enter into stockholders agreements with those minority stockholders. We expect any stockholders agreement to contain customary terms, including terms regarding corporate governance and other rights relating to the stockholders' investment in our common stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

The Senior Secured Credit Facilities

    In connection with the acquisition, we and certain of our domestic subsidiaries entered into the senior secured credit facilities with the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as sole lead arranger and syndication agent, The Bank of Nova Scotia, as administrative agent and collateral agent, and General Electric Capital Corporation, as documentation agent.

    The following is a summary of the terms and conditions of the senior secured credit facilities and is qualified in its entirety by reference to the credit agreement:

    The senior secured credit facilities are comprised of (i) a $105.0 million term loan and (ii) a $15.0 million revolving credit facility. We are the borrower under the senior secured credit facilities. The maturity date of the loans is December 31, 2006. We borrowed the full $105.0 million of term loans on December 20, 2001.

Term Loans/Prepayment

    The term loans amortize quarterly as follows:

        (i) $1,312,500 each quarter beginning with the quarter ended March 31, 2002 and ending on the quarter ending December 31, 2002;

        (ii) $2,625,000 each quarter beginning with the quarter ended March 31, 2003 and ending on the quarter ending December 31, 2005; and

        (iii) $17,062,500 each quarter beginning with the quarter ended March 31, 2006 and ending on December 31, 2006.

    The term loans may be prepaid at any time; provided, however, if they are prepaid on or prior to December 20, 2003 (other than (i) as a result of mandatory prepayments with respect to excess cash flow or (ii) regularly scheduled amortization), the senior secured credit facilities are subject to a prepayment premium as follows:

        (i) at 102% percent of the amount repaid if such repayment occurs on or prior to December 20, 2002; and

        (ii) at 101% of the amount repaid if such repayment occurs after December 20, 2002 but on or prior to December 20, 2003.

    Borrowings and commitments under the senior secured credit facilities are subject to mandatory prepayment as follows:

        (i) 100% of net after tax cash proceeds of asset sales (including insurance proceeds resulting from casualty or condemnation of assets), subject to our ability to reinvest in certain circumstances;

        (ii) 50% of the net cash proceeds from the issuance of any equity securities; provided that no such prepayment is required after the Senior Secured Leverage Ratio (as defined in the senior secured credit facilities) is 0.90 to 1.00 or less;

        (iii) 100% of the net cash proceeds resulting from the incurrence of indebtedness by us and some of our subsidiaries other than as otherwise permitted under the senior secured credit facilities; and

        (iv) 75% of Consolidated Excess Cash Flow (as defined in the senior secured credit facilities).

Revolving Loans

    There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be prepaid at any time, in whole or in part, without premium or penalty and may be reborrowed at any time prior to December 31, 2006. A letter of credit subfacility of $5.0 million is available under the revolving credit facility. At December 31, 2001, the amount available under this subfacility was reduced by outstanding letters of credit of $1.8 million.

Interest Rate Calculations

    Borrowings under the senior secured credit facilities bear interest, at our option, at either (i) a base rate (defined as a rate per annum equal to the greater of (i) the prime rate in effect on such day and (ii) the federal funds effective rate in effect on such day plus 1/2 of 1%) plus the applicable margin (as defined below) ("the Base Rate Loans") or (ii) an adjusted LIBOR rate (the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months (as selected by us) (the "Eurodollar Rate Loans"), in each case plus the applicable margin. The "applicable margin" is (i) with respect to Base Rate Loans, 3.50% per annum and (ii) with respect to Eurodollar Rate Loans, 4.50% per annum; provided, that in no event will the applicable interest rate on the senior secured credit facilities be less than 7.5%. Interest is payable quarterly for Base Rate Loans and at the end of the relevant interest period (or quarterly in certain cases) for all Eurodollar Loans. The default rate applicable to overdue payments under the senior secured credit facilities is equal to the base rate plus 2%.

Fees and Expenses

    The senior secured credit facilities require us to pay the following fees:

   . a commitment fee calculated at a rate equal to 1% per annum on the average daily unused portion of the revolving credit facility;

   .  an annual administrative fee of $125,000 payable each year in advance;

   . letter of credit fees equal to 4.50% of the average aggregate daily maximum amount available to be drawn under all outstanding letters of credit issued under the senior secured credit facilities; and

   . a letter of credit fronting fee payable to the letter of credit issuing bank equal to 0.375% per annum times the average maximum available to be drawn under such letter of credit.

    Additionally, we pay various other documentary and processing fees in connection with the senior secured credit facilities.

Security

    Our obligations under the senior secured credit facilities are secured by a first priority security interest in substantially all of our assets and the assets of our domestic subsidiaries (including substantially all of the personal, real and mixed property) and by a pledge of 100% of the shares of our domestic subsidiaries and 65% of the shares of the direct foreign subsidiaries.

Guarantee

    Our domestic subsidiaries have unconditionally guaranteed our obligations under the senior secured credit facilities.

Representations and Warranties

    The senior secured credit facilities contain representations and warranties customary for this type of financing.

Covenants and Conditions

    In addition to customary affirmative covenants, the senior secured credit facilities require us to enter into interest rate hedging agreements to the extent necessary for 50% of the total outstanding consolidated indebtedness to be at a fixed rate (because the notes are at a fixed interest rate, we were not required to enter into hedging agreements on the closing date of the senior secured credit facilities) and include negative covenants that restrict the ability of us and our subsidiaries to:

   . incur additional indebtedness (including guarantees of certain obligations);

   .  incur liens;

   .  engage in mergers, consolidations, liquidations and dissolutions;

   .  sell assets;

   .  enter into capital leases;

   .  pay dividends or make other payments in respect of capital stock;

   .  make acquisitions;

   .  make investments, loans and advances;

   .  make payments with respect to or modify subordinated debt instruments;

   .  engage in transactions with affiliates;

   .  enter into sale and leaseback transactions;

   .  change the fiscal year or lines of business; and

   . enter into agreements with negative pledge clauses or clauses restricting subsidiary distributions.

The senior secured credit facilities also contain minimum interest coverage and fixed charge coverage ratios and maximum senior secured and total leverage ratios. The senior secured credit facilities also contain a restriction on the amount of capital expenditures.

Events of Default

    The senior secured credit facilities contain customary events of default, which include but are not limited to, the following:

        (i) nonpayment of principal when due;

        (ii) nonpayment of interest, fees and other amounts after the expiration of the applicable grace period;

        (iii) cross default based on payment or other defaults with respect to one or more items of other indebtedness in excess of amounts specified in the senior secured credit facilities;

        (iv) breach of certain covenants (subject in the case of certain covenants to a cure period);

        (v) material inaccuracy of the representations and warranties;

        (vi) certain bankruptcy events;

        (vii) certain judgments or attachments in excess of amounts specified in the senior secured credit facilities;

        (viii) any order, judgment or decree of dissolution which remains undischarged and unstayed for sixty days;

        (ix) certain ERISA events;

        (x) a change of control; and

        (xi) the failure of the senior secured credit facilities, any other credit document or any material provision thereof, the guarantees, the security agreements or any related documents to be in full force and effect.

                       DESCRIPTION OF THE EXCHANGE NOTES

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "IPC" refers only to IPC Acquisition Corp. and not to any of its subsidiaries.

    The exchange notes will be issued pursuant to our indenture dated December 20, 2001 among IPC, the subsidiary guarantors and The Bank of New York, as Trustee. The terms of the exchange notes include those stated in the indenture and, upon effectiveness of the registration statement relating to the exchange offer, those made part of the indenture by reference to the Trust Indenture Act.

    Any outstanding notes that remain outstanding after completion of the exchange offer described on the cover page of this prospectus, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the indenture.

    The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Unless otherwise required by the context, references in this description to the notes includes the outstanding notes issued to the initial purchasers and the exchange notes. Copies of the indenture are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined under "--Certain Definitions" have the meanings assigned to them in the indenture.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have the rights under the indenture.

Brief Description of the Notes and Guarantees

    The Notes

    The notes:

   .  are general unsecured obligations of IPC;

   . are subordinated in right of payment to all existing and future Senior Debt of IPC;

   . are pari passu in right of payment with any future senior subordinated Indebtedness of IPC; and

   .  are unconditionally guaranteed by the Guarantors.

    The Guarantees

    The notes are guaranteed by all of IPC's Domestic Restricted Subsidiaries.

    Each guarantee of the notes:

   .  is a general unsecured obligation of the Guarantor;

   . is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

   . is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

    As of December 31, 2001, IPC and the Guarantors had total Senior Debt of approximately $105 million, and an additional $13.2 million available for borrowing as Senior Debt under our credit facility. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

    Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. At December 31, 2001, our non-guarantor subsidiaries held 12.8% of our consolidated assets, and for the three months ended December 31, 2001, our non-guarantor subsidiaries accounted for 25.3% of our consolidated revenues. See Note 14 to our consolidated financial statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries and see "Risk Factors--Risks Related to the Notes and the Offering--Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes."

    As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

    IPC will issue notes with a maximum aggregate principal amount of $250.0 million, of which up to $150.0 million will be issued in this exchange offer. IPC may issue additional notes under the indenture from time to time after this exchange offer. Any offering of additional notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. IPC will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2009.

    Interest on the notes will accrue at the rate of 11.50% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. IPC will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

    If a Holder has given wire transfer instructions to IPC, IPC will pay all principal, interest and premium and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless IPC elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

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Paying Agent and Registrar for the Notes

    The trustee will initially act as paying agent and registrar. IPC may change the paying agent or registrar without prior notice to the Holders of the notes, and IPC or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

    A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. IPC is not required to transfer or exchange any note selected for redemption. Also, IPC is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

    The notes will be guaranteed by each of IPC's current and future Domestic Restricted Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Related to the Notes and the Offering--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than IPC or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

    (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

    (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

    Notwithstanding the foregoing, a Guarantor may consolidate or merge with or into another Guarantor or into IPC, and IPC may consolidate or merge with or into a Guarantor.

    The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of IPC, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of IPC, if the sale complies with the "Asset Sale" provisions of the indenture; or

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

(3) if IPC designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

    See "--Repurchase at the Option of Holders--Asset Sales."

Subordination

    The payment of principal, interest and premium and Special Interest, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of IPC, including Senior Debt incurred after the date of the indenture.

    The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of IPC:

(1) in a liquidation or dissolution of IPC;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to IPC or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of IPC's assets and liabilities.

    IPC also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from IPC or the holders of any Designated Senior Debt or the agent therefor.

    Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

    No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 180 days.

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    If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

    IPC must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of IPC, Holders of notes may recover less ratably than creditors of IPC who are holders of Senior Debt. See "Risk Factors--Risks Related to the Notes and the Offering--Your right to receive payments on the notes is junior to our existing indebtedness and possibly all of our future borrowings. Further, the subsidiary guarantees of the notes are junior to all of our subsidiary guarantors' existing indebtedness and possibly to all of their future borrowings."

Optional Redemption

    At any time prior to December 15, 2004, IPC may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.500% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by IPC and its Subsidiaries); and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at IPC's option prior to December 15, 2005.

    On or after December 15, 2005, IPC may redeem, at any time or from time to time, all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

                         Year                Percentage
                         ----                ----------
                         2005...............  105.750%
                         2006...............  103.833%
                         2007...............  101.917%
                         2008 and thereafter  100.000%

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Mandatory Redemption

    IPC is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

    Change of Control

    If a Change of Control occurs, each Holder of notes will have the right to require IPC to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, IPC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control or, at IPC's option, prior to such Change of Control but after the public announcement thereof, IPC will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. IPC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, IPC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    On the Change of Control Payment Date, IPC will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by IPC.

    The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, IPC will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. IPC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The provisions described above that require IPC to make a Change of Control Offer following a Change of Control (or, at IPC's option, following the public announcement thereof) will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with

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

respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that IPC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. IPC will not be obligated to repurchase notes pursuant to a Change of Control Offer in the event it has exercised its right to redeem all of the notes pursuant to the indenture on or prior to the date on which the Change of Control Offer is required to be consummated.

    IPC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by IPC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of IPC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require IPC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of IPC and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    Asset Sales

    IPC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) IPC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) to the extent such Asset Sale involves consideration in excess of $10.0 million, the fair market value is determined by IPC's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

(3) except in the case of an Asset Swap, at least 75% of the consideration received in the Asset Sale by IPC or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

    (a) any liabilities, as shown on IPC's most recent consolidated balance sheet, of IPC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee or purchaser or a third party on behalf of the transferor or purchaser of any such assets pursuant to a customary novation agreement that releases IPC or such Restricted Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by IPC or any such Restricted Subsidiary from such transferee that are converted by IPC or such Restricted Subsidiary within 30 days of receipt into cash, to the extent of the cash received in that conversion.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, IPC and its Restricted Subsidiaries may apply those Net Proceeds at its option:

(1) to repay Senior Debt or debt of any Restricted Subsidiary that is not a Guarantor and, if the Senior Debt or any such debt of any Restricted Subsidiary that is not a Guarantor so repaid is revolving credit borrowings, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

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

(3) to make a capital expenditure;

(4) to acquire other assets that are used or useful in a Permitted Business; or

(5) to acquire Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

    Pending the final application of any Net Proceeds, IPC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, IPC will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, IPC may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

    IPC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, IPC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

    Senior Debt Limitations

    The agreements governing IPC's outstanding Senior Debt will prohibit IPC from purchasing any notes, and will provide that certain change of control events with respect to IPC will constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which IPC becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when IPC is prohibited from purchasing notes, IPC could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If IPC does not obtain such a consent or repay such borrowings, IPC will remain prohibited from purchasing notes. In such case, IPC's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

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

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

    No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

    Incurrence of Indebtedness and Issuance of Preferred Stock

    IPC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and IPC will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that IPC may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for IPC's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least:

        (i) 2.00 to 1, in the case of any incurrence or issuance on or before December 31, 2002;

        (ii) 2.25 to 1, in the case of any incurrence or issuance after December 31, 2002 and on or prior to December 31, 2003;

        (iii) 2.50 to 1, in the case of any incurrence or issuance after December 31, 2003 and on or prior to December 31, 2004; or

        (iv) 2.60 to 1, in the case of any incurrence or issuance after December 31, 2004;

in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by IPC and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of IPC and its Restricted Subsidiaries thereunder) not to exceed the greater of:

    (a) $120.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by IPC or

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

        any of its Restricted Subsidiaries since the date of the indenture with the Net Proceeds of Asset Sales and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by IPC or any of its Subsidiaries since the date of the indenture as a result of the application of the Net Proceeds of Asset Sales; and

    (b) 80% of the consolidated net book value of the consolidated accounts receivable and 25% of the net book value of the consolidated inventory, in each case of IPC and its Restricted Subsidiaries as of the end of IPC's most recently ended fiscal quarter for which internal financial statements are available;

(2) the incurrence by IPC and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by IPC and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by IPC or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (13), (14) or
    (15) of this paragraph;

(5) the incurrence by IPC or any of its Restricted Subsidiaries of intercompany Indebtedness between or among IPC and any of its Restricted Subsidiaries; provided, however, that:

    (a) if IPC or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of IPC, or the Subsidiary Guarantee, in the case of a Guarantor; and

    (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than IPC or a Restricted Subsidiary of IPC and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either IPC or a Restricted Subsidiary of IPC, will be deemed, in each case, to constitute an incurrence of such Indebtedness by IPC or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by IPC or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

(7) the guarantee by IPC or any of the Guarantors of Indebtedness of IPC or a Restricted Subsidiary of IPC that was permitted to be incurred by another provision of this covenant;

(8) Indebtedness of IPC or any of its Restricted Subsidiaries pursuant to (a) letters of credit, bankers' acceptances or other similar instruments or obligations securing obligations incurred in the ordinary course of business (including those issued to government entities in connection with self-insurance under applicable workers' compensation statutes) and (b) other letters of credit, bankers' acceptances or other similar instruments or obligations in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of IPC and its Restricted Subsidiaries thereunder) not to exceed under this clause (b) $10.0 million in the aggregate outstanding at any one time; provided that, in each case contemplated by this clause (8), if any such letter of credit or other obligations is drawn upon, the account balance is repaid within 30 days of such draw;

(9) Indebtedness of IPC or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided however, that such Indebtedness is extinguished within five business days of incurrence;

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(10)shares of preferred stock of a Restricted Subsidiary of IPC issued to IPC or another Restricted Subsidiary of IPC; provided that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to IPC or another Restricted Subsidiary of IPC) shall be deemed, in each case, to be an issuance of preferred stock that was not permitted by this clause (10);

(11)Indebtedness (A) under Currency Agreements; provided that such agreements
    (1) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (B) arising from agreements of IPC or a Restricted Subsidiary of IPC providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of IPC, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing any such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by IPC and its Restricted Subsidiaries in connection with any such disposition;

(12)Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the notes as described below under "--Legal Defeasance and Covenant Defeasance";

(13)Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding pursuant to this clause
    (13), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13);

(14)Indebtedness of IPC or any Restricted Subsidiary (a) represented by Capital Lease Obligations in an aggregate principal amount not to exceed $7.5 million at any time outstanding or (b) Indebtedness incurred or assumed to finance capital expenditures or in connection with the acquisition or development of real property, plant or equipment or the Capital Stock of a Restricted Subsidiary that owns such property, plant or equipment, in each case contemplated by this clause (b) incurred for the purpose of financing all or any part of the purchase price of such property, plant or equipment or Capital Stock in an aggregate principal amount not to exceed $15.0 million at any time outstanding, in each case contemplated by this clause
    (14), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
    (14); and

(15)the incurrence by IPC or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
    (15), not to exceed $25.0 million;

provided, however, that in no event may the aggregate principal amount of Indebtedness outstanding at any one time pursuant to clauses (8)(b), (13), (14) and (15) above, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to any of such clauses, exceed $60.0 million.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

(1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be

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    incurred pursuant to the first paragraph of this covenant, IPC will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(2) Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on the date of the indenture in reliance on the exception provided by clause (1) of the definition of Permitted Debt;

(3) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of IPC as accrued; and

(4) for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

    Notwithstanding the foregoing, IPC will not incur or suffer to exist, or permit any of its Restricted Subsidiaries or Unrestricted Subsidiaries to incur or suffer to exist, any Obligations with respect to an Unrestricted Subsidiary that would violate the provisions set forth in the definition of Unrestricted Subsidiary. Specifically, without limiting the generality of the foregoing, if an Unrestricted Subsidiary incurs Indebtedness that is not Non-Recourse Debt or any Indebtedness of an Unrestricted Subsidiary ceases to be Non-Recourse Debt, such Unrestricted Subsidiary will then cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of IPC as of such date.

    Restricted Payments

    IPC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of IPC's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving IPC) other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of IPC;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving IPC) any Equity Interests of IPC or any person that beneficially owns, directly or indirectly, a majority of the Capital Stock of IPC;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or a refinancing thereof within one year of the final maturity date thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default is continuing or would occur as a consequence of such Restricted Payment; and

(2) IPC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period,

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    have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by IPC and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses
    (2), (3), (4), (6), (7), (8) (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a) 50% of the Consolidated Net Income of IPC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of IPC's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

    (b) except as otherwise provided in clause (2) of the second paragraph of this covenant and in clause(5) of the definition of "Permitted Investments," 100% of the aggregate net cash proceeds plus the fair market value of other property used or useful in a Permitted Business received by IPC since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of IPC (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of IPC that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of IPC), plus

    (c) the net reduction in any Restricted Investment that was made after the date of the indenture resulting from payments of interest on Indebtedness, dividends, repayment of loans or advances, or other transfers of assets, in each case to IPC or any Restricted Subsidiary of IPC, and the cash return of capital with respect to any Restricted Investment (less the cost of disposition, if any), plus

    (d) to the extent that any Unrestricted Subsidiary of IPC is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of IPC's Investment in such Subsidiary as of the date of such redesignation, plus

    (e) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by IPC or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

    So long as (with respect to the following clauses 3, 4, 5, 6, 7 and 11) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of IPC or any Guarantor or of any Equity Interests of IPC or any Restricted Subsidiary of IPC in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of IPC) of, Equity Interests of IPC (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, repayment or other acquisition of subordinated Indebtedness of IPC or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

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(4) the payment of any dividend by a Restricted Subsidiary of IPC to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of IPC or any Restricted Subsidiary of IPC held by any member of IPC's (or any of its Restricted Subsidiaries') management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period plus the net proceeds of key person life insurance policies received after the date of the indenture (with amounts not used in any twelve-month period carried forward to the next twelve- month period);

(6) the repurchase of any subordinated Indebtedness or Disqualified Stock of IPC at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to "Repurchase at the Option of Holders--Change of Control"; provided that prior to consummating any such repurchase, IPC has made the Change of Control Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(7) the repurchase of any subordinated Indebtedness or Disqualified Stock of IPC at a purchase price not greater than 100% of the principal amount of such Indebtedness in the event of an Asset Sale pursuant to a provision similar to the "Repurchase at the Option of Holders--Asset Sales" covenant; provided that prior to consummating any such repurchase, IPC has made the Asset Sale Offer required by the indenture and has repurchased all notes validly tendered for payment in connection with such Asset Sale Offer;

(8) repurchases of Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock (or warrants or options convertible into or exchangeable for such Capital Stock) represent a portion of the exercise price of such options;

(9) the repurchase, redemption, retirement, refinancing, acquisition for value or payment of any Disqualified Stock in exchange for, or out of the net cash proceeds of the substantially concurrent issuance of new Disqualified Stock of IPC; provided that any such new Disqualified Stock has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced;

(10)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of IPC or preferred stock of its Restricted Subsidiaries issued or incurred in accordance with "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(11)other Restricted Payments by IPC or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million since the date of the indenture.

    The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by IPC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee.

    No Senior Subordinated Debt

    IPC will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of IPC and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee

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or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

    Liens

    IPC will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any consensual Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    Dividend and Other Payment Restrictions Affecting Subsidiaries

    IPC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to IPC or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to IPC or any of its Restricted Subsidiaries;

(2) make loans or advances to IPC or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to IPC or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructuring (including rate increases), replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes, the exchange notes and the Subsidiary Guarantees;

(3) applicable law or any requirement of any regulatory body;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by IPC or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions contained in (a) any lease governing a leasehold interest or (b) any supply, license or other agreement entered into in the ordinary course of business of IPC or any of its Restricted Subsidiaries;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

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(7) any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)restrictions relating solely to Foreign Subsidiaries and created in connection with Indebtedness of such Foreign Subsidiaries incurred under clause (13) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

(13)restrictions contained in any other indenture governing debt securities of IPC that are not materially more restrictive, taken as a whole, than those contained in the indenture governing the notes; and

(14)restrictions on the transfer of assets that are the subject of a Capitalized Lease Obligation incurred in connection with Capitalized Lease Obligations incurred pursuant to clause (14) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

    Merger, Consolidation or Sale of Assets

    IPC may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not IPC is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of IPC and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) IPC is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than IPC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) is a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than IPC) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of IPC under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) except in the case of a merger or consolidation of IPC with or into a Guarantor, immediately after such transaction, no Default or Event of Default exists; and

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(4) except in the case of a merger or consolidation of IPC with or into a
    Guarantor, either:

    (a) IPC or the Person formed by or surviving any such consolidation or merger (if other than IPC), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" or

    (b) on the date of such transaction after giving pro forma effect thereto and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, the pro forma Fixed Charge Coverage Ratio of IPC will exceed the actual Fixed Charge Coverage Ratio of IPC as of such date.

    Notwithstanding the foregoing clauses (3) and (4):

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to IPC or to any other Restricted Subsidiary of IPC; and

(2) IPC may merge with an Affiliate incorporated in the United States solely for the purpose of reincorporating IPC in another jurisdiction,

    No violation of this covenant will be deemed to have occurred, as long as the requirements of clauses (1) and (2) in the preceding paragraph are satisfied.

    In addition, IPC may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among IPC and any of its Restricted Subsidiaries.

    Transactions with Affiliates

    IPC will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to IPC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by IPC or such Restricted Subsidiary with an unrelated Person; and

(2) IPC delivers to the trustee:

    (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant; and

    (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving the sale, purchase, lease or exchange of property or assets having a value in excess of $10.0 million, such transaction or series of related transactions has been approved by a majority of the Disinterested Directors (or, if there is only one Disinterested Director on IPC's Board of Directors, such Disinterested Director) or the Board of Directors of IPC shall have

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        received a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that such transaction or series of transactions is fair to the holders from a financial point of view.

    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment, compensation or indemnification arrangement entered into by IPC or any of its Restricted Subsidiaries in the ordinary course of business with employees, directors, officers or consultants;

(2) loans or advances to officers, directors, consultants and employees in the ordinary course of business or guarantees in respect thereof or otherwise made on their behalf (including any payments on such guarantees);

(3) any redemption of Capital Stock held by employees upon death, disability or termination of employment at a price not in excess of the fair market value thereof;


(4) the grant of stock options or similar rights to employees and directors of IPC;

(5) payment of reasonable directors fees;

(6) transactions between or among IPC and/or its Restricted Subsidiaries;

(7) transactions with a Person that is an Affiliate of IPC solely because IPC owns an Equity Interest in, or controls, such Person;

(8) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of IPC;

(9) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

(10)payments by IPC or any of its Restricted Subsidiaries to Goldman, Sachs & Co. or any of its affiliates in connection with any financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith;

(11)sales of inventory or services to Goldman, Sachs & Co. or any of its affiliates in the ordinary course of business;

(12)transactions pursuant to the Stockholder Agreement as in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the Holders of the notes; and

(13)transactions pursuant to any agreement in effect on the date of the indenture as the same may be amended from time to time in any manner not materially less favorable to the Holders of the notes.

    Additional Subsidiary Guarantees

    If IPC or any of its Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the indenture or if any Restricted Subsidiary of IPC becomes a Domestic Restricted Subsidiary after the date of the indenture, then any such Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created, or the date on which it became a Domestic Restricted Subsidiary; provided that this covenant does not apply to all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

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    Designation of Restricted and Unrestricted Subsidiaries

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by IPC and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, or both as determined by IPC. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

    Business Activities

    IPC will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to IPC and its Restricted Subsidiaries taken as a whole.

Reports

    Whether or not required by the SEC, so long as any notes are outstanding, IPC will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if IPC were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by IPC's certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if IPC were required to file such reports.

    In addition, following the consummation of the exchange offer, whether or not required by the SEC, IPC will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, IPC and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as IPC has either exchanged the notes for exchange notes that have been registered under the Securities Act or until such time as all Holders of notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.

Events of Default and Remedies

    Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

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(3) default in performance of any covenant in the indenture or in the notes for
    60 days after written notice to IPC by the trustee or to IPC and the trustee by the Holders of at least 25% in aggregate principal amount on the notes then outstanding;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by IPC or any of its Restricted Subsidiaries (or the payment of which is guaranteed by IPC or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

    (a) is caused by a failure to pay principal under any such instrument at maturity, and such unpaid portion exceeds $10.0 million individually or $10.0 million in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of IPC or a Restricted Subsidiary becoming aware of such default (a "Payment Default"); or

    (b) results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(5) failure by IPC or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(6) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to IPC or any of its Restricted Subsidiaries that are Significant Subsidiaries.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to IPC, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding may declare all the notes to be due and payable immediately.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the notes.

    IPC is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, IPC is required to deliver to the trustee a statement specifying such Default or Event of Default.

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No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee, incorporator or stockholder of IPC or any Guarantor, as such, will have any liability for any obligations of IPC or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

    IPC may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes outstanding and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

(1) the rights of Holders of notes outstanding to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) IPC's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and IPC's and the Guarantor's obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

    In addition, IPC may, at its option and at any time, elect to have the obligations of IPC and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) IPC must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and IPC must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, IPC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) IPC has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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(3) in the case of Covenant Defeasance, IPC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) IPC must deliver to the trustee an officers' certificate stating that the deposit was not made by IPC with the intent of preferring the Holders of notes over the other creditors of IPC with the intent of defeating, hindering, delaying or defrauding creditors of IPC or others; and

(6) IPC must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

    Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

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    Notwithstanding the preceding, without the consent of any Holder of notes,
IPC, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of IPC's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of IPC's assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes, including adding a Guarantor, or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

    (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to IPC, have been delivered to the trustee for cancellation; or

    (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and IPC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3) IPC or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) IPC has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, IPC must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

    If the trustee becomes a creditor of IPC or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

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    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

    Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to IPC Acquisition Corp., Wall Street Plaza, 88 Pine Street, New York, New York 10005, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

    Except as set forth below, the exchange notes will be issued in the form of one or more Global Notes (each, a "Global Note"). Each new Global Note will be deposited on the date of the closing of the exchange of the outstanding notes for the exchange notes with, or on behalf of, DTC and will be registered in the name of DTC or its nominee.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

    The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. IPC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised IPC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised IPC that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

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(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to the owners of beneficial interest in the Global Notes).

    Investors in Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note, may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

    Payments in respect of the principal of, and interest and premium and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, IPC and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither IPC, the trustee nor any agent of IPC or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised IPC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or IPC. Neither IPC nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and IPC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to the transfer restrictions set forth under "Transfer Restrictions," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

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    DTC has advised IPC that it will take any action permitted to be taken by a
Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither IPC nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

    A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

(1) DTC (a) notifies IPC that it is unwilling or unable to continue as depositary for the Global Notes and IPC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) IPC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear a restrictive legend unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Settlement and Payment

    IPC will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Special Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. IPC will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. IPC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

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Certain Definitions

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such Person becomes a Restricted Subsidiary shall not be Acquired Debt.

    "Acquisition" means the acquisition of IPC Information Systems, Inc., Asia Global Crossing IPC Trading Systems Australia Pty Ltd. and certain related assets.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

    "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of IPC and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of IPC's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

    Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among IPC and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to IPC or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

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(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;"

(7) any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by foreign law; and

(8) any disposition of obsolete, worn-out or surplus property.

    "Asset Swap" means the exchange by IPC or a Restricted Subsidiary of all or a portion of its property, business or assets, in the ordinary course of business, for property, businesses or assets which, or Capital Stock of a Person all or substantially all of the assets of which, are of a type used in the business of IPC on the date of the indenture or in a Permitted Business, or a combination of any such property, business, assets or Capital Stock of such a Person and cash or Cash Equivalents.

    "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

    "Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "Capital Stock" means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances (or in the case of Foreign Subsidiaries, the foreign equivalent) with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a

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    Thomson Bank Watch Rating of "B" or better or, in the case of Foreign
    Subsidiaries, any local office of any commercial bank organized under the laws of the relevant jurisdiction or any political subdivision thereof which has a combined capital and surplus and undivided profits in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition;

(6) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

    "Change of Control" means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of IPC and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of IPC;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of IPC, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of IPC are not Continuing Directors.

    "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or

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    bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

    "Consolidated Net Income: means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3)(a) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments," the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3)(a) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments," the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) all extraordinary or nonrecurring gains and losses, costs, and restructuring and other charges (including without limitation any one-time costs incurred in connection with acquisitions) shall be excluded;

(6) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of IPC or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition by IPC or any Restricted Subsidiary of any Capital Stock of any Person shall be excluded;

(7) any gain or loss realized upon the termination of any employee pension benefit plan shall be excluded;

(8) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards shall be excluded;

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(9) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness shall be excluded;

(10)any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP shall be excluded; and

(11)the amount of any actual cash benefit resulting from any election under 338(h)(10) of the Code shall be added.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of IPC who:

(1) was a member of such Board of Directors on the date of the indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) is a designee of a Principal or a Related Party of a Principal or was nominated by a Principal or a Related Party.

    "Credit Agreement" means that certain Credit and Guaranty Agreement, dated on or about December 20, 2001, among IPC, certain subsidiaries of IPC, Goldman Sachs Credit Partners L.P., The Bank of Nova Scotia, as Administrative Agent and Collateral Agent, and General Electric Capital Corporation, as Documentation Agent, and various lenders named therein.

    "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "Designated Senior Debt" means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by IPC as "Designated Senior Debt."

    "Disinterested Directors" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of IPC who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

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    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require IPC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that IPC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "Domestic Restricted Subsidiary" means any Restricted Subsidiary of IPC that (i) was formed under the laws of the United States or any state of the United States or the District of Columbia other than a Restricted Subsidiary of IPC that has no material assets other than Capital Stock of one or more Foreign Subsidiaries and other assets relating to an ownership interest in such Capital Stock or (ii) guarantees or otherwise provides direct credit support for any Indebtedness of IPC, including the notes.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock) of IPC or any entity that owns all of the Capital Stock of IPC; provided that such entity contributes the proceeds of such offer or sale to the common equity capital of IPC.

    "Existing Indebtedness" means Indebtedness of IPC and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture after giving effect to the Acquisition, until such amounts are repaid.

    "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense actually paid on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of IPC (other than Disqualified Stock) or to IPC or a Restricted Subsidiary of IPC, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

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    "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, including to refinance other Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis (calculated in good faith by IPC's chief financial officer), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;


(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) the consolidated interest expense attributable to interest on any Indebtedness (a) bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date had been the applicable rate for the entire period and (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of the borrower, a fixed or floating rate of interest, shall be computed by applying at the option of IPC either the fixed or floating rate;

(5) the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility shall be computed based upon the average daily balance of such working capital borrowings during the applicable period; and

(6) acquisitions and dispositions that have been made by any Person that has become a Restricted Subsidiary of IPC or been merged with or into IPC or any Restricted Subsidiary of IPC during the four-quarter reference period, or subsequent to the four-quarter reference period but prior to the Calculation Date, shall be calculated on a pro forma basis, including all of the calculations referred to above, assuming that all such acquisitions and dispositions had occurred on the first day of the referenced period.

    "Foreign Subsidiary" means any Restricted Subsidiary of IPC that is not a Domestic Restricted Subsidiary.

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    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the date of the Indenture.

    "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "Guarantors" means each of:

(1) each Domestic Restricted Subsidiary on the date of the indenture; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;
and their respective successors and assigns.

    "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker's acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property which is due more than 6 months from the date of incurrence of the obligations with respect thereto (other than purchase price amounts held by the purchaser for future payment and escrowed funds), except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) is required to appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

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(2) the principal amount of the Indebtedness, together with any interest on the
    Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

provided that for purposes of determining the amount of any Indebtedness, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness.

    "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances or loans to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The term "Investment" shall exclude extensions of credit to customers on commercially reasonable terms in accordance with normal trade terms. If IPC or any Restricted Subsidiary of IPC sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of IPC such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of IPC, IPC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of IPC's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption ("Certain Covenants--Restricted Payments.") The acquisition by IPC or any Restricted Subsidiary of IPC of a Person that holds an Investment in a third Person will be deemed to be an Investment by IPC or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Invetments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by IPC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness:

(1) as to which neither IPC nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

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(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of IPC or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of IPC or any of its Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Permitted Business" means any business that derives a majority of its revenues from the business engaged in by IPC and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which IPC and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

    "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person (other than a Principal and its Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of IPC that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

    "Permitted Investments" means:

(1) any Investment in IPC or in a Restricted Subsidiary of IPC;

(2) any Investment in Cash Equivalents;

(3) any Investment by IPC or any Restricted Subsidiary of IPC in a Person, if as a result of such Investment:

    (a) such Person becomes a Restricted Subsidiary of IPC; or

    (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, IPC or a Restricted Subsidiary of IPC;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

(5) Investments acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of IPC or acquired with the net cash proceeds received by IPC after the date of the indenture from the issuance and sale of Equity Interests (other than Disqualified Stock); provided that such net cash proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such net cash proceeds will be excluded from clause (3)(b) of the first paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments;"

(6) any Investments received in good faith in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

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(8) Investments in any of the notes;

(9) intercompany Indebtedness of IPC or a Restricted Subsidiary of IPC described under clause (5) of the second paragraph under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

(10)Investments in existence on the date of the indenture or made pursuant to a legally binding written commitment in existence on the date of the indenture, in each case after giving effect to the Acquisition;

(11)Guarantees of Indebtedness of a Restricted Subsidiary of IPC given by IPC or another Restricted Subsidiary of IPC, in each case, in accordance with the terms of the indenture;

(12)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(13)Currency Hedging Obligations permitted by the indenture that are entered into in the ordinary course of business and not for speculative purposes;

(14)loans or advances to customers or suppliers in the ordinary course of business; and

(15)other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture not to exceed $15 million.

    "Permitted Junior Securities" means:

(1) Equity Interests in IPC or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

    "Permitted Liens" means:

(1) Liens securing Senior Debt that were permitted by the indenture to be incurred;

(2) Liens in favor of IPC or the Guarantors;

(3) Liens on assets or Equity Interests of a Person existing at the time such Person is merged with or into or consolidated with IPC or any Restricted Subsidiary of IPC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with IPC or the Restricted Subsidiary;

(4) Liens on assets existing at the time of acquisition thereof by IPC or any Restricted Subsidiary of IPC, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, performance bids, tenders or contracts, statutory and common law landlord|s liens or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the date of the indenture after giving effect to the Acquisition;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in

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    conformity with GAAP has been made therefor; and Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(8) Liens incurred in the ordinary course of business of IPC or any Restricted Subsidiary of IPC with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(10)Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(11)Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (2), (3), (4), (6), (12) and (15) of this definition, provided, however, that:

    (a) such new Lien shall be limited to all or part of the same assets that secured the original Lien (plus improvements on such property) and

    (b) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness);

(12)any Lien securing Indebtedness under Hedging Obligations or otherwise incurred to hedge interest rate risks that were permitted by the indenture to be incurred;

(13)statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(14)Liens to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under clause (13) of the second paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

(15)Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to IPC or another Restricted Subsidiary of IPC;

(16)any Lien securing Indebtedness permitted to be incurred under clause (8) of the second paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;"

(17)any Lien securing Indebtedness permitted to be incurred under clause (14) of the second paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    "Permitted Refinancing Indebtedness" means any Indebtedness of IPC or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, restructure, supplement, defease or refund other Indebtedness of IPC or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the

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        Indebtedness extended, refinanced, renewed, replaced, restructured, supplemented, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

    (2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (3) such Indebtedness is incurred either by IPC or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.


    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "Principals" means each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P.

    "Related Party" means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause
    (1).

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Senior Debt" means:

(1) all Indebtedness of IPC or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of IPC or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses
    (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by IPC;

(2) any intercompany Indebtedness of IPC or any of its Subsidiaries to IPC or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture.

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    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "Stockholders Agreement" means that certain Stockholders Agreement among IPC and the Principals dated as of the date of the indenture.

    "Subsidiary" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

    "Unrestricted Subsidiary" means any Subsidiary of IPC or any successor to any of them that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with IPC or any Restricted Subsidiary of IPC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to IPC or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of IPC;

(3) is a Person with respect to which neither IPC nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person|s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of IPC or any of its Restricted Subsidiaries.

    Any designation of a Subsidiary of IPC as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of IPC as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," IPC will be in default of

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

such covenant. The Board of Directors of IPC may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of IPC of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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                    UNITED STATES FEDERAL TAX CONSEQUENCES

    The following summary describes, in the case of U.S. holders, the material U.S. federal income tax consequences and, in the case of non-U.S. holders, the material U.S. federal income and estate tax consequences, of the acquisition, ownership and disposition of the exchange notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with exchange notes held as capital assets within the meaning of the Internal Revenue Code, and does not address holders of the exchange notes that may be subject to special rules. Holders that may be subject to special rules include:

   .  certain U.S. expatriates

   .  financial institutions

   .  insurance companies

   .  tax-exempt entities

   .  dealers in securities or currencies

   .  traders in securities

   .  holders whose functional currency is not the U.S. dollar, and

   . persons that hold the exchange notes as part of a straddle, hedge, conversion or other integrated transaction.

    You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the exchange notes that may be applicable to you.

U.S. Federal Income Tax Consequences to U.S. Holders

    For purposes of this discussion, a U.S. holder is a beneficial owner of an exchange note that is, for U.S. federal income tax purposes

   .  a citizen or individual resident of the United States

   . a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions

   . an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

   . a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code.

    Taxation of Stated Interest. In general, stated interest paid on an exchange note will be included in the gross income of a U.S. holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

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    Market Discount and Bond Premium.  If a U.S. holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the exchange note or outstanding note, as the case may be.

    Under the market discount rules of the Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may
be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

    If a U.S. holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, the U.S. holder will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of the U.S. holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A U.S. holder may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder's prior interest inclusions on the exchange note, and finally as a carryforward allowable against the U.S. holder's future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

    Dispositions.   Upon the sale, exchange, retirement, redemption or other
taxable disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. holder's adjusted tax basis in the exchange note. A U.S. holder's adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the tax basis of the outstanding note), increased by the amount of any market discount previously included in the U.S. holder|s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to the exchange note.

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

    Gain or loss recognized by a U.S. holder on the taxable disposition of an exchange note generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "--U.S. Federal Income Tax Consequences to U.S. Holders--Taxation of Stated Interest" and, except as discussed above under "--U.S. Federal Income Tax Consequences to U.S. Holders--Market Discount and Bond Premium", with respect to accrued market discount that has not previously been included in income). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 20%. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

    Backup Withholding.  In general, "backup withholding" may apply

   .  to payments of principal and interest made on an exchange note, and

   . to payment of the proceeds of a sale or exchange of an exchange note before maturity that are made to a non-corporate U.S. holder if the holder fails to provide a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service. Corporate U.S. holders are not subject to backup withholding. To avoid backup withholding, corporate holders may also be required to provide a correct taxpayer identification number.

U.S. Federal Income and Estate Tax Consequences to Non-U.S. holders

    For the purposes of the following discussion, a non-U.S. holder is a beneficial owner of an exchange note that is not, for U.S. federal income tax purposes, a U.S. holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States:

   .  on at least 31 days in the calendar year; and

   . for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

    See "U.S. Federal Income Tax Consequences to U.S. Holders" for a discussion of the U.S. federal income tax consequences applicable to a resident alien.

    Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

    (a) payments of principal, premium, if any, and interest on an exchange note by us or any of our paying agents (in its capacity as such) to a non-U.S. holder will not be subject to withholding of U.S. federal income tax under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest

       . the non-U.S. holder does not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of
          Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder

       . the non-U.S. holder is not (x) a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code

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       .  such interest is not effectively connected with the conduct of a U.S.
          trade or business by the non-U.S. holder, and

       . either (A) the beneficial owner of the exchange note certifies to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Internal Revenue Code and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the exchange note on behalf of the beneficial owner certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement.

    Non-U.S. holders may also be eligible for exemption or reduction from applicable U.S. withholding taxes if the non-U.S. holder is eligible for the benefits of an income tax treaty with the U.S. and satisfies applicable documentation requirements.

    Treasury regulations provide alternative methods for satisfying the certification requirement described in this paragraph (a). These regulations may require a non-U.S. holder that provides an IRS form (as discussed in paragraph (c) below), or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. These regulations generally also will require, in the case of an exchange note held by a foreign partnership, that

   . the certification described in paragraph (a) above be provided by the partners, and

   . the partnership provide certain information, including a U.S. taxpayer identification number.

Further, a look-through rule will apply in the case of tiered partnerships.

    If a non-U.S. holder is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of that trade or business or, if an income tax treaty applies, and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest is generally attributable, interest on the exchange note will be exempt from the withholding tax discussed in the preceding paragraph (a), provided that the holder furnishes a properly executed IRS form on or before any payment date to claim the exemption, but generally will be taxable income for U.S. federal income tax purposes, and, accordingly, generally will be taxable in the manner described above under "U.S. Federal Income Tax Consequences to U.S. Holders--Taxation of Stated Interest."

    (b) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of an exchange note (provided that, in the case of proceeds representing accrued interest, the conditions described in paragraph (a) above are met) unless

       . in the case of gain, the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and specific other conditions are met, or

       . the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, and if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder; and

    (c) an exchange note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of death if, at the time of death

       . the individual did not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder, and

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       .  the income on the exchange note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

    A foreign corporation that is a holder of an exchange note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on an exchange note or gain recognized on the disposition of an exchange note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

    Backup Withholding and Information Reporting. Interest paid to non-U.S. holders may be subject to information reporting and U.S. backup withholding tax. If you are a non-U.S. holder, you will be exempt from such backup withholding tax if you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption.

    The gross proceeds from the disposition of the exchange notes may be subject to information reporting and backup withholding tax. If you sell the exchange notes outside the U.S. through an office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell the exchange notes through a non-U.S. office of a broker that:

   .  is a U.S. person

   . derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.

   .  is a "controlled foreign corporation" for U.S. tax purposes, or

   .  is a foreign partnership, if at any time during its tax year:

   . one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

   .  the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. Even if U.S. information reporting applies as described immediately above, backup withholding will not apply to such a payment of sales proceeds.

    If you receive payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

    You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service.

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                             ERISA CONSIDERATIONS

    The following is a summary of certain considerations associated with the exchange of the outstanding notes, or the purchase or holding of the exchange notes, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and other arrangements that are subject to
Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, and entitles whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

    ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, may be considered to be a fiduciary of the plan.

    In considering an investment in the exchange notes of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable similar laws. The prudence of a particular investment should be determined by the responsible fiduciary of a plan by taking into account the plan's particular circumstances and all of the facts and circumstances of an investment in an exchange note including, but not limited to, particular risks associated with the investment and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any exchange notes it may purchase.

    Any insurance company proposing to invest assets of its general account in the exchange notes should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and any regulations thereunder published by the U.S. Department of Labor.

Prohibited Transaction Issues

    Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and, in many circumstances, the transaction must be unwound. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of exchange notes by a plan with respect to which we, our affiliates or the initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may apply to the acquisition and holding of the exchange notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts that might be construed as prohibited transactions.

    Because of the foregoing, the exchange notes should not be acquired or held by any person investing "plan assets" of any plan, if such acquisition and holding will constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable similar laws. Each initial investor of an exchange note and each subsequent transferee will, by its acquisition and/or holding be deemed to have represented and warranted that
(1) it is not a plan, or other entity that is subject to prohibited transaction rules of ERISA, the Code or similar law or (2) its acquisition and/or holding of such note will not result in a non-exempt prohibited transaction under
Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar provisions of similar laws.

    The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an investment in the exchange notes on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA,
Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the acquisition and holding of the exchange notes.

                             PLAN OF DISTRIBUTION

    This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

    As of the date of this prospectus, private equity funds affiliated with Goldman, Sachs & Co. owned substantially all of our common stock. Goldman, Sachs & Co. has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

    We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intends to make a market in the notes following the completion of the exchange offer. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Risks Related to the Notes and the Offering--The notes have no prior public market, and we cannot assure you that any public market will develop or be sustained."

    Goldman, Sachs & Co. and its affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. Goldman, Sachs & Co. acted as one of the initial purchasers in connection with the original sale of the notes and received customary fees and were reimbursed expenses incurred in connection therewith. See "Related Party Transactions--Goldman Sachs Capital Partners 2000."

    We and Goldman, Sachs & Co. have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreement, we agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2001 and for the period from November 15, 2001 (date of initial capitalization) to December 31, 2001 and the combined statements of operations, cash flows and stockholders' equity of IPC Information Systems for the period from October 1, 2001 to December 20, 2001, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The combined financial statements of IPC Information Systems, are included in this prospectus and registration statement. The combined balance sheets of IPC Information Systems as of September 30, 2000 and 2001, and the related combined statements of operations, capital and cash flows for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing.

                     IPC ACQUISITION CORP. AND PREDECESSOR
                         INDEX TO FINANCIAL STATEMENTS

                                                                Page
                                                                ----
            IPC Acquisition Corp.
               Report of Independent Auditors..................  F-2
               Consolidated Balance Sheet......................  F-3
               Consolidated Statements of Operations...........  F-4
               Consolidated Statements of Cash Flows...........  F-5
               Consolidated Statements of Stockholders' Equity.  F-6
               Notes to Consolidated Financial Statements......  F-7
            IPC Information Systems
               Report of Independent Public Accountants........ F-29
               Combined Balance Sheets......................... F-30
               Combined Statements of Operations............... F-31
               Combined Statements of Cash Flows............... F-32
               Combined Statements of Capital.................. F-33
               Notes to Combined Financial Statements.......... F-34

                             IPC ACQUISITION CORP.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
IPC Acquisition Corp.

    We have audited the accompanying consolidated balance sheet of IPC Acquisition Corp. as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from November 15, 2001 (date of initial capitalization) to December 31, 2001 and the combined statements of operations, cash flows and stockholders' equity of IPC Information Systems, including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd., and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd., for the period from October 1, 2001 to December 20, 2001 (the "Predecessor Period"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IPC Acquisition Corp. at December 31, 2001 and the consolidated results of its operations and its cash flows for the period from November 15, 2001 to December 31, 2001 and the combined results of operations and cash flows of IPC Information Systems for the period from October 1, 2001 to December 20, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/  ERNST & YOUNG LLP

MetroPark, New Jersey
March 11, 2002

                             IPC ACQUISITION CORP.

                          CONSOLIDATED BALANCE SHEET
                               December 31, 2001
                                (In Thousands)

                                     Assets
Assets:
   Cash........................................................................... $ 25,046
   Restricted cash................................................................   20,800
   Accounts receivable, net of allowance of $125..................................   66,804
   Inventories, net...............................................................   67,810
   Prepaid and other current assets...............................................    2,832
                                                                                   --------
       Total current assets.......................................................  183,292
   Property, plant and equipment, net.............................................   21,203
   Goodwill.......................................................................   77,310
   Intangible assets, net.........................................................  215,601
   Deferred financing costs, net..................................................   19,712
   Other assets...................................................................      552
                                                                                   --------
       Total assets............................................................... $517,670
                                                                                   ========

                      Liabilities and Stockholders' Equity

Liabilities:
   Current portion of long-term debt.............................................. $  5,250
   Accounts payable...............................................................    6,597
   Accrued expenses...............................................................   27,209
   Current portion of deferred compensation.......................................      471
   Income taxes payable...........................................................    2,736
   Customer advances on installation contracts....................................   43,327
   Deferred revenue on maintenance contracts......................................    8,633
   Deferred purchase price obligation.............................................   20,800
                                                                                   --------
       Total current liabilities..................................................  115,023
   Term loan......................................................................   99,750
   Senior subordinated notes......................................................  150,000
   Deferred taxes, net............................................................   10,940
   Deferred compensation..........................................................    3,354
                                                                                   --------
       Total liabilities..........................................................  379,067
                                                                                   --------

Stockholders' Equity:
   Common stock--$0.01 par value, authorized 25,000,000 shares; 14,000,000 shares
     issued and outstanding.......................................................      140
   Paid in capital................................................................  139,560
   Accumulated deficit............................................................   (1,382)
   Accumulated other comprehensive income.........................................      285
                                                                                   --------
       Total stockholders' equity.................................................  138,603
                                                                                   --------
       Total liabilities & stockholders' equity................................... $517,670
                                                                                   ========

                          See the accompanying notes.

                             IPC ACQUISITION CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In Thousands)

                                                         Predecessor
                                                       ---------------
                                                         Period from
                                                       October 1, 2001      Period from
                                                             to          November 15, 2001
                                                        December 20,      to December 31,
                                                            2001               2001
                                                       ---------------   -----------------
Revenue:
   Product sales and installations....................    $ 35,691            $12,475
   Service............................................      23,089              1,854
                                                          --------            -------
                                                            58,780             14,329
                                                          --------            -------
Cost of goods sold:
   Product sales and installations....................      18,869             12,673
   Service............................................      13,953              1,267
                                                          --------            -------
                                                            32,822             13,940
                                                          --------            -------
       Gross profit...................................      25,958                389
Research and development..............................       3,519                306
Selling, general and administrative expense...........      17,110              1,059
Depreciation and amortization.........................      10,737                555
                                                          --------            -------
       Loss from operations...........................      (5,408)            (1,531)

Other income (expense):
   Interest expense, net..............................      (5,987)              (849)
   Other income, net..................................          49                 29
                                                          --------            -------
       Loss before income taxes.......................     (11,346)            (2,351)

Income tax benefit....................................        (318)              (969)
                                                          --------            -------
Net loss..............................................    $(11,028)           $(1,382)
                                                          ========            =======


                          See the accompanying notes.

                             IPC ACQUISITION CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In Thousands)

                                                                        Predecessor
                                                                        ------------
                                                                        Period from    Period from
                                                                         October 1,    November 15,
                                                                          2001 to        2001 to
                                                                        December 20,   December 31,
                                                                            2001           2001
                                                                        ------------   ------------
Cash flows from operating activities:
Net loss...............................................................   $(11,028)     $  (1,382)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
 Depreciation and amortization.........................................      1,393            156
 Amortization of intangibles...........................................      9,344            399
 Amortization of deferred financing costs..............................         --             88
 Provision for doubtful accounts.......................................      1,018            135
 Deferred income taxes.................................................     (4,761)        (1,490)
 Employee deferred compensation charge.................................        (19)            (4)
Changes in operating assets and liabilities:
 Accounts receivables..................................................      4,702          3,990
 Inventories...........................................................      1,823         11,034
 Prepaids and other current assets.....................................       (281)           368
 Other assets..........................................................        322             (3)
 Accounts payable and accrued expenses.................................      7,019         (5,257)
 Income taxes payable..................................................       (988)           522
 Customer advances and deferred revenue................................      9,326         (8,958)
 Other liabilities.....................................................     (2,623)            --
                                                                          --------      ---------
       Net cash provided by (used in) operating activities.............     15,247           (402)
                                                                          --------      ---------
Cash flows from investing activities:
 Capital expenditures..................................................     (1,902)          (242)
 Payment for the acquisition, net of cash acquired (includes restricted
   cash of $20.8 million)..............................................         --       (349,495)
                                                                          --------      ---------
       Net cash used in investing activities...........................     (1,902)      (349,737)
                                                                          --------      ---------
Cash flows from financing activities:
 Repayments on intercompany borrowings.................................    (15,134)            --
 Proceeds from term loan, net of issuance costs........................         --         98,600
 Proceeds from senior subordinated notes, net of issuance costs........         --        136,600
 Proceeds from equity issuance, net....................................         --        139,700
                                                                          --------      ---------
       Net cash (used in) provided by financing activities.............    (15,134)       374,900
                                                                          --------      ---------
Effect of exchange rate changes on cash................................     (1,996)           285
                                                                          --------      ---------
       Net (decrease) increase in cash.................................     (3,785)        25,046
Cash, beginning of period..............................................      4,536             --
                                                                          --------      ---------
Cash, end of period....................................................   $    751      $  25,046
                                                                          ========      =========
Supplemental disclosures of cash flow information:
Cash paid during the periods for:
       Income taxes....................................................   $  1,338      $      --
                                                                          ========      =========
       Interest........................................................   $     66      $      --
                                                                          ========      =========

                          See the accompanying notes.

                             IPC ACQUISITION CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (In Thousands)

                                                                                              Accumulated
                                                                                                 Other
                                                    Common Paid In  Subscription Accumulated Comprehensive
                                                    Stock  Capital   Receivable    Deficit   Income (Loss)  Total
                                                    ------ -------- ------------ ----------- ------------- --------
                                                                              Predecessor
                                                    ---------------------------------------------------------------
Balance at October 1, 2001.........................  $ --  $278,048     $ --      $(32,710)     $(1,292)   $244,046
   Net loss........................................                                (11,028)                 (11,028)
   Foreign currency translation adjustments........                                              (1,965)     (1,965)
                                                                                                           --------
   Total comprehensive loss........................                                                         (12,993)
                                                     ----  --------     ----      --------      -------    --------
Balance at December 20, 2001.......................  $ --  $278,048     $ --      $(43,738)     $(3,257)   $231,053
                                                     ====  ========     ====      ========      =======    ========

                                                                         IPC Acquisition Corp.
                                                    ---------------------------------------------------------------
Initial equity subscription at November 15, 2001...  $ --  $     10     $(10)     $     --      $    --    $     --
   Issuance of common stock........................   140   139,550       10                                139,700
   Net loss........................................                                 (1,382)                  (1,382)
   Foreign currency translation adjustments........                                                 285         285
                                                                                                           --------
   Total comprehensive loss........................                                                          (1,097)
                                                     ----  --------     ----      --------      -------    --------
Balance at December 31, 2001.......................  $140  $139,560     $ --      $ (1,382)     $   285    $138,603
                                                     ====  ========     ====      ========      =======    ========


                          See the accompanying notes.

                             IPC ACQUISITION CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2001

1.  Basis of Presentation

    IPC Acquisition Corp. (the "Company") was incorporated in Delaware and initially capitalized on November 15, 2001 for the purpose of entering into a purchase agreement to acquire: (1) 100% of the shares of common stock of IPC Information Systems, Inc. and 100% of the ordinary shares of Asia Global Crossing IPC Trading Systems Australia Pty Ltd. from Global Crossing Ltd. and its affiliates and (2) various assets owned by affiliates of Global Crossing related to the operation of these businesses (collectively "IPC"). As used herein, the "Company" refers to IPC Acquisition Corp. and its subsidiaries.

    Effective December 20, 2001, pursuant to a purchase agreement, as amended, between IPC Acquisition Corp. and Global Crossing, IPC Acquisition Corp. completed the acquisition of IPC Information Systems (the "IPC Acquisition"). The Company's financial statements for the period from November 15, 2001 (date of initial capitalization) to December 31, 2001 are substantially comprised of the funding and closing of the IPC Acquisition on December 20, 2001 and the results of operations of IPC for the eleven day period from the closing through December 31, 2001. Under the purchase agreement, the total purchase price for the shares and assets was $360 million, subject to various adjustments for working capital and customer advances.

    The Company, headquartered in New York, designs, manufactures, installs and services turret systems for the trading operations of investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, insurance companies and energy trading companies. The Company also installs and services the cabling infrastructure and networks within the same building that connect voice and data communications for traders and others in the global financial, exchange and energy trading industries.

    The Company markets its products and services worldwide in major financial centers, with the majority located in the United States.

2.  Summary of Significant Accounting Policies

Principles of Consolidation and Combination

    The combined financial statements for the period October 1, 2001 to December 20, 2001 include the accounts of IPC, the Predecessor. Intercompany balances and transactions have been eliminated.

    The consolidated financial statements for the period November 15, 2001 (date of initial capitalization) to December 31, 2001 include the accounts of the Company and subsidiaries. The principal activity of the Company consists of the December 20, 2001 IPC Acquisition, and the results of operations of the acquired business from such date through December 31, 2001. Intercompany balances and transactions are eliminated.

Fiscal Year

    The Company's fiscal year ends on September 30.

                             IPC ACQUISITION CORP.

Revenue Recognition

    Revenue from product sales and installation is recognized upon completion of the installation except for revenue from sales to distributors, which is recognized upon shipment. Under contract provisions, customers are progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed. All costs incurred on uncompleted contracts are accumulated and recorded as inventory awaiting installation. In addition, contracts for annual recurring turret and ITS services are generally billed in advance, and are recorded as revenue ratably (on a monthly basis) and over the contractual periods. Revenue from moves, additions and changes to turret systems is recognized upon completion, which usually occurs in the same month or the month following the order for services.

Cash and Cash Equivalents

    The Company maintains cash with several high credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

Trade Receivables

    Trade accounts receivable potentially expose the Company to concentrations of credit risk, as a large volume of business is conducted with several major financial institutions, primarily companies in the brokerage, banking and financial services industries. To help reduce this risk, customers are progress-billed prior to the completion of the contract. At December 31, 2001, uncollected accounts receivable recorded in customer advances amounted to $7.9 million.

Inventories

    Inventories are stated at the lower of FIFO (first in, first out) cost or market but not in excess of net realizable value. Inventory costs include all direct manufacturing costs and applied overhead. Allowances are established based on management's estimate of inventory held at year-end that is potentially obsolete or for which its market value is below cost. Cost of goods sold for the period ended December 31, 2001 reflects fair market value inventory adjustments of $7.0 million associated with the purchase accounting treatment of the IPC Acquisition on December 20, 2001.

Property, Plant and Equipment

    Property, plant and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service. Normal repair and maintenance costs are expensed as incurred. The useful lives by asset category are as follows:

                   Buildings........................ 20 years
                   Furniture, fixtures and equipment  5 years
                   Computer software................  3 years

    Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements.

Impairment of Long-Lived Assets

    The Company reviews long-lived assets, including property, plant and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate that the

                             IPC ACQUISITION CORP.

carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. No impairments have occurred. (See "Effects of Recently Issued Accounting Standards" below)

Goodwill

    Goodwill represents the excess of the cost over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. For the period October 1, 2001 to December 20, 2001, the costs allocated to goodwill were amortized on a straight-line basis over the periods benefited, principally 10 years and resulted in amortization of $4.7 million.

    The Company adopted SFAS No.142 effective upon the IPC Acquisition and, in accordance with SFAS No. 142, there was no amortization of goodwill and intangible assets that have indefinite useful lives for the period ended December 31, 2001. However, such assets will be tested for impairment at least annually using the guidance specifically provided in the statement. The Company believes the recorded value of goodwill in the amount of $77.3 million at December 31, 2001 is fully recoverable.

Other Intangible Assets

    Other intangible assets are carried at cost. Technology and customer list are amortized over the estimated useful lives of 7 and 20 years, respectively. Trade name has been deemed to have an indefinite life and will not be subject to amortization expense, but instead will be subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Intangible assets consist of the following (in thousands):

                                                   December 31,
                                                       2001
                                                   ------------
                Technology........................   $ 45,000
                Trade name........................     18,000
                Customer list.....................    153,000
                                                     --------
                                                      216,000

                Less: accumulated amortization....       (399)
                                                     --------
                Net intangible assets.............   $215,601
                                                     ========

    Amortization of other intangible assets was $4.6 million and $0.4 million for the period from October 1, 2001 to December 20, 2001 and the period ended December 31, 2001, respectively. Amortization of other intangible assets for the period October 1, 2001 to December 20, 2001 reflects amortization on the historical basis prior to the IPC Acquisition. The aggregate annual amortization of other intangible assets is estimated to be approximately $14.1 million for each of the next five fiscal years.

Deferred Financing Costs

    As part of the IPC acquisition, the Company capitalized certain debt issuance costs in the amount of $19.8 million relating to the establishment of the senior secured credit facilities and the issuance of the senior subordinated notes. These costs are being amortized over the respective lives of the debt. Amortization expense related to deferred financing costs is included in interest expense in the accompanying consolidated statement of operations and aggregated approximately $88,000 for the period ended December 31, 2001.

                             IPC ACQUISITION CORP.

Research and Development

    Research and development expenditures are charged to expense as incurred.

Income Taxes

    In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS No. 109"), the Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    For periods prior to the IPC Acquisition, the predecessor had filed a consolidated tax return with its parent. For purposes of the accompanying combined financial statements for the period October 1, 2001 to December 20, 2001, income taxes have been prepared in accordance with SFAS No. 109 and SEC Staff Accounting Bulletin Topic 1B, utilizing the separate return method. Resulting payables for taxes have been recorded as adjustments to the intercompany accounts. For periods subsequent to December 20, 2001, the Company will be required to file separate stand-alone tax returns.

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation Adjustment

    The balance sheets and statements of operations of the Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rate and revenue and expense amounts are translated at the average rates of exchange prevailing during the year. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income.

    Gains and losses resulting from foreign currency transactions are recognized in other income (expense). The Company recognized other income of $49,000 and $29,000 for the period from October 1, 2001 to December 20, 2001 and the period ended December 31, 2001, respectively.

Effects of Recently Issued Accounting Standards

    In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("FAS 143"), which requires entities to record the fair value of the estimated liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity

                             IPC ACQUISITION CORP.

capitalizes an amount equal to the present value of the estimated liability by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. FAS 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company will adopt FAS 143 on October 1, 2002 and has not yet determined the effect, if any, the adoption of FAS 143 will have on the Company's consolidated financial statements.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary and Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. This statement will be adopted by the Company on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on the Company's consolidated financial statements.

3.  Inventories (in thousands)

                                                        December 31, 2001
                                                        -----------------
      Components and manufacturing work in process.....      $ 7,114
      Inventory on customer sites awaiting installation       51,536
      Parts and maintenance supplies...................        9,160
                                                             -------
                                                             $67,810
                                                             =======

4.  Property, Plant and Equipment (in thousands)

                                                December 31, 2001
                                                -----------------
              Building.........................      $ 1,893
              Furniture, fixtures and equipment       16,616
              Leasehold improvements...........        1,501
              Land.............................        1,349
                                                     -------
                                                      21,359
              Less: accumulated depreciation...         (156)
                                                     -------
                                                     $21,203
                                                     =======

Depreciation and amortization expense was $1,393 and $156 for the period October 1, 2001 to December 20, 2001 and the period ended December 31, 2001, respectively.

                             IPC ACQUISITION CORP.

5.  Accrued Expenses (in thousands)

                                                December 31, 2001
                                                -----------------
              Accrued compensation and benefits      $ 6,874
              Warranty reserves................        2,430
              Sales taxes payable..............        1,033
              Job accruals.....................        2,530
              Volume purchase rebate accruals..        3,533
              Accrued transaction costs........        7,900
              Other accruals...................        2,909
                                                     -------
                                                     $27,209
                                                     =======

6.  Long-term Debt

Senior Secured Credit Facilities

    On December 20, 2001, the Company and a group of lenders entered into senior secured credit facilities, comprised of (i) a $105 million term loan and
(ii) a $15 million revolving credit facility. The maturity date of the loans is December 31, 2006.

    The term loan was borrowed in full at the closing and the proceeds thereunder funded a portion of the consideration for the acquisition. Quarterly principal repayments of $1.3 million are required beginning on March 31, 2002, increasing to $2.6 million on March 31, 2003 through December 31, 2005 and further increasing to $17.1 million for each quarter in 2006. Mandatory prepayments of the senior secured credit facilities are required upon the occurrence of certain events, including asset sales and equity issuances, as well as for excess cash flow, as defined.

    There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be prepaid at any time, in whole or in part, without premium or penalty and may be reborrowed at any time prior to December 31, 2006. A letter of credit subfacility of $5 million is available under the revolving credit facility. At December 31, 2001, an aggregate of $1.8 million letters of credit have been issued, thereby reducing the amount available for borrowing under the revolving credit facility to $13.2 million.

    Borrowings under the senior secured credit facilities bear interest, at the Company's option, at either (i) a base rate (defined as a rate per annum equal to the greater of (a) the prime rate in effect on such day, and (b) the federal funds effective rate in effect on such day plus 1/2 of 1%) plus the applicable margin (as defined below) (the "Base Rate Loans") or (ii) an adjusted LIBOR rate (the rate (as adjusted for statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period of one, two, three or six months (as selected by the Company) (the "Eurodollar Rate Loans")), in each case plus the applicable margin. The "applicable margin" is (i) with respect to Base Rate Loans, 3.50% per annum and (ii) with respect to Eurodollar Rate Loans, 4.50% per annum; provided, that in no event will the applicable interest rate on the senior secured credit facilities be less than 7.50%. Interest is payable quarterly for Base Rate Loans and at the end of the relevant interest period (or quarterly in certain cases) for all Eurodollar Loans. The default rate under the senior secured credit facilities is equal to the base rate plus 2%. At December 31, 2001, the interest rate on borrowings under the senior secured credit facilities was 7.50%.

                             IPC ACQUISITION CORP.

    The senior secured credit facilities require the Company to pay a commitment fee calculated at a rate equal to 1% per annum on the average daily unused portion of the revolving credit facility and an annual administrative fee of $125,000.

    Obligations under the senior secured credit facilities are secured by a first priority security interest in substantially all of the assets of the Company and the assets of its domestic subsidiaries and by a pledge of 100% of the shares of domestic subsidiaries and 65% of the shares of direct foreign subsidiaries. The domestic subsidiaries have unconditionally guaranteed the Company's obligations under the senior secured credit facilities.

    In addition to customary affirmative covenants, the senior secured credit facilities require the Company to enter into interest-rate hedging agreements to the extent necessary for 50% of the total outstanding consolidated indebtedness to be at a fixed rate (because the senior subordinated notes are at a fixed interest rate, the Company was not required to enter into hedging agreements on the closing date of the senior secured credit facilities) and include negative covenants that, among other things, restrict the Company and its subsidiaries' ability to: incur additional indebtedness (including guarantees of certain obligations); engage in mergers, consolidations, liquidations and dissolutions; sell assets; enter into capital leases; pay dividends or make other payments in respect of capital stock; make acquisitions; make payments with respect to subordinated debt instruments; and enter into agreements with negative pledge clauses or clauses restricting subsidiary distributions.

    The senior secured credit facilities also contain minimum interest coverage and fixed charge coverage ratios and maximum senior secured and total leverage ratios. The senior secured credit facilities also contain a restriction on the amount of capital expenditures.

    Long-term debt under the $105 million term loan matures in each of the calendar years subsequent to December 31, 2001 as follows (in thousands):

        2002.................................................. $  5,250
        2003..................................................   10,500
        2004..................................................   10,500
        2005..................................................   10,500
        2006..................................................   68,250
                                                               --------
                                                               $105,000
                                                               ========

Senior Subordinated Notes

    The Company issued $150 million in aggregate principal amount of 11.50% senior subordinated notes on December 20, 2001 to fund a portion of the consideration for the acquisition. Under the terms of the indenture, the Company may issue additional notes up to a maximum aggregate principal amount of $250 million. The notes mature on December 15, 2009.

    The senior subordinated notes are general unsecured obligations of the Company, are subordinated in right of payment to all existing and future senior debt, including the senior secured credit facilities, are pari passu in right of payment with any future senior subordinated indebtedness of IPC, and are unconditionally guaranteed by all of the Company's domestic restricted subsidiaries.

                             IPC ACQUISITION CORP.

    Interest on the notes accrue at the rate of 11.50% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. The Company has agreed to exchange the notes for publicly registered notes containing essentially identical terms. To the extent such registration is not effective by June 20, 2002, the interest rate on the notes will increase by 1/2 of 1% until such registration becomes effective. The Company will make each interest payment to the Holders of record immediately preceding June 1 and December 1.

    The indenture governing the notes contains covenants that impose significant restrictions on the Company. These restrictions include limitations on the ability of the Company and its restricted subsidiaries to: incur indebtness or issue preferred shares; pay dividends or make distributions in respect of capital stock or to make other restricted payments; create liens; agree to payment restrictions affecting restricted subsidiaries; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; enter into transactions with affiliates; and designate subsidiaries as unrestricted subsidiaries.

7.  Stockholders' Equity

    Substantially all of the Company's equity capitalization was contributed by Goldman Sachs Capital Partners 2000 and its affiliates ("GSCP 2000"). On December 20, 2001, the Company's stockholders purchased an aggregate of 13,999,000 shares of common stock, $0.01 par value, at a price of $10 per share, generating gross cash proceeds of $140 million.

    The Company has entered into a stockholders agreement with GSCP 2000 and the other private equity funds affiliated with Goldman, Sachs & Co. who own the Company's common stock and Richard Kleinknecht, a minority holder of the Company's common stock. This agreement provides GSCP 2000 and the other Goldman, Sachs & Co. funds with various management rights, including the right to designate at least one member of the Company's board of directors. The agreement also provides specified restrictions on Kleinknecht's ability to transfer shares of the Company's common stock.

    Immediately prior to the sale of common stock, the Company had amended its certificate of incorporation to provide for an increase in authorized shares of common stock from 1,000 shares to 25,000,000 shares.

8.  Deferred Compensation and Other Benefit Plans

Deferred Compensation

    The Company has deferred compensation agreements with certain past key officers and employees. Amounts to be paid range from $6,250 to $75,000 per individual per annum and are non-interest-bearing, with the payments commencing on specified dates. Payments began in 1992 and continue through 2019. The gross and discounted present value (using an interest rate of 7.5%), net of cash payments, of the amounts to be paid under these agreements aggregated $5.8 million and $3.8 million at December 31, 2001.

                             IPC ACQUISITION CORP.

    Approximate payments for subsequent fiscal periods related to the deferred compensation agreements at December 31, 2001, are as follows (in thousands):

             Fiscal year ending September 30,:
                2002...................................... $   390
                2003......................................     490
                2004......................................     434
                2005......................................     503
                2006......................................     521
                Thereafter................................   3,479
                                                           -------
                    Total minimum payments................   5,817
                    Less amount representing interest.....  (1,992)
                                                           -------
                    Present value of minimum payments..... $ 3,825
                                                           =======

Pension Plans

    Global Crossing offers its qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. IPC employees were permitted to participate in this plan subsequent to January 1, 2001. Each eligible employee was permitted to contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. Global Crossing matches one-half of individual employee contributions up to a maximum level not to exceed 7.5% of the employee's compensation. Global Crossing's contributions to the plan vest immediately. Global Crossing stopped making contributions to the plan after December 20, 2001.

    The Company offers its qualified employees the opportunity to participate in a defined contribution retirement plan. Employees may participate in this plan subsequent to April 1, 2002. The Company's match of a portion of its employees contributions to the plan is discretionary at year-end.

    IPC-UK and IPC Australia have defined contribution plans covering their employees. Employee contributions are limited by statute, generally not to exceed 17.5% (UK) and 8% (Australia) of base salary. IPC contributions to the plan, net of forfeitures, for the period from October 1, 2001 to December 20, 2001, and for the period from December 21, 2001 to December 31, 2001 were $81,000 and $9,200, respectively.

    The Company paid to Kleinknecht Electric Company--New York ("KEC-NY") and Kleinknecht Electric Company--New Jersey ("KEC-NJ"), both former affiliated companies, in accordance with labor pooling agreements, approximately $1.9 million and $0.1 million, for the period from October 1, 2001 to December 20, 2001, and for the period from December 21, 2001 to December 31, 2001, respectively, representing pass-through contributions to various union sponsored pension plans.

Stock Option and Incentive Plan

    Prior to the IPC Acquisition, certain employees of the Company had been granted stock options by Global Crossing. At December 20, 2001, 2,724,955 options to purchase Global Crossing common stock with a weighted average exercise price of $5.85 were held by employees of the Company and 943,097 were exercisable. There were no options granted during the periods subsequent to September 30, 2001. As a result of the IPC Acquisition described in Note 1, vesting of these options ceased and are due to expire from six to nine months after the date of the acquisition, December 20, 2001.

                             IPC ACQUISITION CORP.

    The Company accounts for stock compensation under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

    The Company has adopted the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). As provided by SFAS No. 123, the Company has elected not to recognize compensation cost related to stock options issued to employees with exercise prices equal to the market price at the date of issuance. Had the Company elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option valuation model (in thousands):

                                                              Period from
                                                            October 1, 2001
                                                                  to
                                                           December 20, 2001
                                                           -----------------
    Net loss as reported..................................     $(11,028)
    Pro forma net loss....................................      (13,600)

2002 Stock Option Plan

    In February 2002, the Company adopted the 2002 Stock Option Plan. The option plan provides for the grant of options to purchase shares of the Company's common stock to selected employees, officers, consultants and directors. The maximum number of shares that may be made the subject of options granted under the option plan is 900,000.

    The option plan is administered by the compensation committee, which determines the individuals to whom options are awarded, the number of shares subject to each award, the exercise price of the option and other terms and conditions of the awards. Unless otherwise provided by the compensation committee, an option becomes exercisable for 25% of the shares subject to the option on each of the first four anniversaries of the date the compensation committee grants the option. Options granted under the option plan are non-transferable and the shares acquired upon exercise of options are subject to certain transfer restrictions.

Key Employee Equity Investment Plan

    In February 2002, the Company adopted the Key Employee Equity Investment Plan. Under the plan, certain employees and directors selected by the compensation committee will be given the opportunity to purchase shares of the Company's common stock at its current fair market value. Participants will be permitted to pay for up to two-thirds of the purchase price with a promissory note that will be secured by the purchased shares. The shares will be subject to certain transfer restrictions.

9.  The IPC Acquisition

    The IPC Acquisition was accounted for by the purchase method and acquired intangible assets are recognized apart from goodwill in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations". The purchase price exceeded the fair value of the net assets acquired by approximately $77.3 million. This excess has been recorded in the accompanying consolidated balance sheet as goodwill and will not be amortized in accordance with

                             IPC ACQUISITION CORP.

Statement of Financial Accounting Standards No.142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 eliminates the requirement to amortize goodwill and intangible assets that have indefinite useful lives. However, it requires that such assets be tested for impairment at least annually using the guidance specifically provided in the statement. Accordingly, the Company's financial statements for the period ended December 31, 2001 are not comparable for any periods prior to December 21, 2001. In connection with the IPC Acquisition, the Company recorded the following amounts to reflect the purchase price allocation described above (in thousands):

          Goodwill......................................... $ 77,310
          Increase to inventory............................   34,300
          Identified intangibles:
             Customer list.................................  153,000
             Technology....................................   45,000
             Trade name....................................   18,000
          Deferred taxes...................................  (12,430)
                                                            --------
             Net impact of purchase accounting adjustments. $315,180
                                                            ========

    Under the terms of the purchase agreement, approximately $20.8 million of the purchase price was not paid to Global Crossing at the closing. This deferred portion of the purchase price will not be paid to Global Crossing unless various contingent liabilities of former affiliates that IPC guaranteed have been paid by Global Crossing or IPC has been released from these guarantees. At the closing, Global Crossing certified the amount of these guaranteed obligations and other liabilities at approximately $20.8 million. An amount equal to the deferred payment was deposited into a bank account in the Company's name. While the Company has structured this arrangement so that it retains ownership of the deposited funds, there can be no assurance that a contrary position will not be taken in Global Crossing's bankruptcy case.

    The Company is obligated to pay Global Crossing the deferred purchase price as the guaranteed obligations and other liabilities are paid by Global Crossing or the Company is released from those guaranteed obligations and other liabilities. However, the Company will have no obligation to pay Global Crossing any portion of the deferred purchase price until guaranteed obligations and other liabilities of a threshold amount of approximately $0.8 million have been paid by Global Crossing or the Company is released from that amount of obligations and liabilities. That threshold amount reflects a pending New York State tax claim of approximately $0.5 million plus interest of approximately $0.3 million as of September 30, 2001. In the event that the New York State tax claim is paid or otherwise satisfied by Global Crossing, the Company will no longer take into account the New York State tax claim in determining whether to commence paying the deferred purchase price to Global Crossing.

    As a result of Global Crossing's bankruptcy, Global Crossing may not be required to pay any of the contingent liabilities that the Company guaranteed and it is unlikely that the Company would be released on any of the obligations until those obligations have been satisfied.

    Additionally, the purchase price was reduced at the closing of the acquisition by approximately $9.75 million for estimated working capital and customer advances adjustments. On January 16, 2002, Global Crossing and its affiliates paid the Company $3.0 million based upon a revised estimate of the working capital and customer advances adjustments. On January 31, 2002, the Company delivered to Global Crossing and its affiliates the Company's determination of the amount of working capital and

                             IPC ACQUISITION CORP.

customer advances as of the closing. Based on the Company's determination of these amounts, Global Crossing or various of its affiliates are obligated to pay the Company an additional amount of approximately $4.8 million after the resolution of disputes, if any, regarding these amounts. The deferred payments and working capital and customer advances adjustments are described below.

    On January 28, 2002, Global Crossing and 54 of its subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Code. As a result of this Chapter 11 case, Global Crossing may not be required to pay any of the contingent liabilities that IPC guaranteed or any final working capital or customer advances adjustments. However, under the terms of the purchase agreement, Global Crossing's affiliates that were a party to the purchase agreement and that are not part of Global Crossing's bankruptcy case are obligated to pay the Company these final adjustments.

    Any claim the Company may have against Global Crossing may be classified by the courts as an unsecured claim in Global Crossing's bankruptcy case, in which case the Company would only recover a portion, if any, of that claim. However, with court approval, the Company may be able to offset amounts it owes to Global Crossing by the amounts Global Crossing owes to the Company.

    The sale of the shares and assets representing the business sold by Global Crossing and its affiliates could constitute a "fraudulent conveyance" if, in a lawsuit by an unpaid creditor or representatives of the creditors of Global Crossing, such as a trustee in bankruptcy or Global Crossing as a debtor in possession, a court were to find, under applicable federal or state fraudulent conveyance law, that (A) Global Crossing sold the shares and assets with intent to hinder, delay or defraud its creditors or (B)(1) Global Crossing received less than reasonably equivalent value or fair consideration for the shares and assets and (2) Global Crossing, at the time of the sale, (a) was insolvent, (b) was rendered insolvent by reason of the sale, (c) was engaged in, or was about to engage in, a business or transaction for which the assets remaining with Global Crossing constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

    Although the Company believes that Global Crossing did not sell the shares and assets representing the business with the intent to hinder, delay or defraud its creditors and further believes that the acquisition consideration paid for the shares and assets was reasonably equivalent value or fair consideration, no assurances can be given that a court would reach the same conclusion. If a court were to determine that the sale of the shares and assets representing the business by Global Crossing was a fraudulent conveyance under applicable federal or state fraudulent conveyance laws, the sale could be avoided and a creditor or representative of creditors of Global Crossing, such as a trustee in Global Crossing's bankruptcy case or Global Crossing as a debtor in possession, could recover the shares and assets or receive from us the value of the shares and assets for the benefit of the creditors of Global Crossing. However, if the sale is avoided as a fraudulent conveyance but the court finds that the Company acted in good faith, the Company should have a lien on or may retain our interest in the shares and assets to secure repayment to the Company of an amount equal to the purchase price paid therefor and depending on applicable law, the Company may also have a lien in an amount equal to the lesser of the actual costs of any improvements made by the Company subsequent to the purchase, less realized and accrued profits, or the increase in the value of the shares and assets as a result of any improvements.

    Subject to the foregoing, the Company believes that in Global Crossing's bankruptcy case, the sale of the shares and assets representing the business to us should not be held to have been made in

                             IPC ACQUISITION CORP.

violation of applicable federal or state fraudulent conveyance laws. Nevertheless, the determination of what constitutes reasonably equivalent value or fair consideration, insolvency or unreasonably small capital, or good faith will be based upon the particular facts and circumstances, and no assurance can be given as to what standards a court would apply in making that determination or that a court would determine that the Company acted in good faith or that Global Crossing received reasonably equivalent value or fair consideration for the shares and assets representing the business.

    Following the closing of the acquisition, additional tax liabilities of approximately $2.3 million relating to IPC were identified for the period prior to the acquisition. However, as a result of Global Crossing's bankruptcy, Global Crossing may not be able to pay these outstanding tax liabilities. If Global Crossing fails to pay these tax liabilities, the Company may be required to pay them.

Equipment Lease Obligations

    IPC has guaranteed the payment for equipment lease obligations of an affiliate of Global Crossing to various lenders for monthly principal and interest payments. A portion of these obligations is supported by letters of credit provided by the Company. The Company estimates the aggregate amount of these obligations to be approximately $15.3 million and such amount was included in the $20.8 million deferred portion of the purchase price. On January 25, 2002, the Company received notification from Newbridge Financial Services/GE Capital that they have accelerated the debt of an affiliate of Global Crossing for various lease obligations through 2005. The Company has guaranteed the payment of a portion of these amounts.

    In February and March 2002, the Company paid approximately $12.3 million of equipment lease obligations with various lenders and received releases under the related equipment leases. As a result of these payments, the Company is no longer obligated to make deferred purchase price payments to Global Crossing in these amounts. In accordance with the purchase agreement, following the Company's payment of these guaranteed lease obligations, the Company withdrew funds from the bank account holding the deferred purchase price in the amount of approximately $12.3 million. In March 2002, this amount was transferred out of the restricted cash accounts and into operating cash accounts on the Company's balance sheet.

Real Estate Lease, Employee and Other Obligations

    The Company remains liable for various real estate, employee and other obligations of Global Crossing and its affiliates. The Company deferred payment of approximately $1.0 million from the purchase price, which represents the Company's potential liability, as certified by Global Crossing, under various real estate leases, should Global Crossing or its affiliates fail to satisfy their obligations under those leases.

    Pursuant to the purchase agreement, the Company entered into a sublease with a non-bankrupt affiliate of Global Crossing for a portion of the premises located at 67-73 Worship Street, London, England and the Company is awaiting the landlord's consent to that sublease. In the event of a bankruptcy, liquidation or dissolution of Global Crossing's affiliate, the Company's ability to recover any amounts with respect to this space may be significantly limited if that affiliate fails to make payments to the Company under the sublease. Additionally, the Company deferred payment of approximately $3.2 million of the purchase price, which represents approximately two years of rental payments under this sublease and the estimated costs to restore the premises for use as a general office facility in the event Global Crossing's affiliate were to vacate the premises.

                             IPC ACQUISITION CORP.

    In addition, the Company deferred payment of approximately $1.1 million from the purchase price, which represents its potential liability, as certified by Global Crossing, for specified employee obligations of Global Crossing and its affiliates. Under the terms of the purchase agreement, Global Crossing has agreed to pay these employee obligations.

    The Company may be liable for amounts owed to other third parties by affiliates of Global Crossing under supply and installation contracts which IPC guaranteed. Although Global Crossing certified at closing that there are no supply and installation contracts which IPC has guaranteed, there can be no assurance that this certification is correct.

10.  Commitments and Contingencies

Operating Leases

    The Company, through its subsidiaries, has entered into various operating leases for real estate, equipment, automobiles and telecommunication lines and circuits.

    Rental expenses under operating leases were $1.0 million and $0.1 million for the period from October 1, 2001 to December 20, 2001, and for the period from December 21, 2001 to December 31, 2001, respectively.

    Future minimum annual rental payments required under noncancellable operating leases at December 31, 2001 are as follows (in thousands):

                               2002...... $ 4,713
                               2003......   4,272
                               2004......   3,725
                               2005......   1,541
                               2006......   1,428
                               Thereafter     947
                                          -------
                                          $16,626
                                          =======

Legal Proceedings

    Except as described below, the Company is not a party to any pending legal proceedings other than claims and lawsuits arising in the normal course of business. Management believes these proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

    On December 12, 2001, the Office of Fair Trading of the United Kingdom closed its investigation relating to the Company's alleged refusal to supply spare parts, training and manuals to a competitive third-party maintenance company in the UK.

    On June 27, 2000, an action was brought against several defendants, including IPC Information Systems, in the United States District Court for the Southern District of New York by two electrical contractors alleging that IPC Information Systems violated federal antitrust and New York state law by conspiring with the International Brotherhood of Electrical Workers Local Union Number 3, AFL-CIO,

                             IPC ACQUISITION CORP.

and five electrical contractors, to exclude plaintiffs from telecommunications wiring and systems installation jobs in the New York City metropolitan area. The Company believes the suit is without merit. However, there can be no assurance that the resolution of this lawsuit will ultimately be favorable. Plaintiffs are seeking injunctive relief and damages from the defendants in excess of an aggregate of $50 million.

11.  Related Party Transactions

Services

    Through December 20, 2001, Global Crossing and IPC performed various services and provided certain equipment for each other. Services and/or equipment provided by Global Crossing were billed to IPC and settled through a periodic cash transfer to Global Crossing.

    IPC provided certain services to Global Crossing. Revenue related to these services amounted to $0.4 million for the period from October 1, 2001 to December 20, 2001.

    Global Crossing allocated certain shared costs for items such as human resources, information technology, legal and communication to IPC that amounted to $0.5 million for the period October 1, 2001 to December 20, 2001. IPC allocated charges to Global Crossing for shared real estate locations that amounted to $1.0 million for the period October 1, 2001 to December 20, 2001. Additionally, Global Crossing allocated a corporate charge to IPC of $6.9 million for the period October 1, 2001 to December 20, 2001, which represented the allocation for fiscal year 2001. Management believes that the costs allocated to IPC are reasonable.

    The Company provides certain services to Goldman, Sachs & Co., an affiliate of GSCP 2000. Services provided by the Company are billed to Goldman Sachs and settled through the collection of trade receivables. Revenue related to these services amounted to $2.9 million for the period ended December 20, 2001 and $0.1 million for the period ended December 31, 2001. As of December 31, 2001, the Company has recorded on its balance sheet $2.4 million of trade receivables and $0.7 million of customer advances related to maintenance from Goldman Sachs.

    Goldman Sachs and its related investment funds provided advisory and other services to GSCP 2000 and the Company in connection with sourcing, structuring and arranging the IPC Acquisition and received fees of $8.0 million for those services. Goldman Sachs also acted as an initial purchaser in the offering of the outstanding senior subordinated notes and an affiliate of Goldman Sachs acted as the arranger and syndication agent under the Company's senior secured credit facilities. In connection with these transactions, Goldman Sachs and its affiliates received aggregate fees of approximately $9.3 million.

Agreements

    Approximately 300 of the Company's staff within the New York metropolitan area are retained under labor pooling agreements that IPC has entered into with KEC-NY and KEC-NJ. Under these agreements, KEC-NY and KEC-NJ are signatories to collective bargaining agreements with the union locals that represent these employees. In addition, KEC-NY and KEC-NJ pursuant to these agreements are responsible for paying the employees, remitting payroll taxes and making any required contributions to any union benefit plans covering the employees. The Company reimburses KEC-NJ and KEC-NY for these expenses, pays them a total fee of $50,000 per month and has agreed to indemnify them for liabilities related to the Company's employees. IPC has a standby letter of credit in place in favor of KEC-NY and KEC-NJ in the amount of $1.5 million for labor compensation and

                             IPC ACQUISITION CORP.

benefits related to these employees. The agreements also require IPC to indemnify the shareholders of KEC-NY and KEC-NY for losses, up to $5 million, the Company causes relating to the union pension plan in which the Company's employees covered by these agreements participate.

12.  Income Taxes

Pretax earnings consisted of the following (in thousands):

                                  Period from          Period from
                                October 1, 2001     November 15, 2001
                              to December 20, 2001 to December 31, 2001
                              -------------------- --------------------
        United States........       $(16,230)            $(3,692)
        Foreign..............          4,884               1,341
                                    --------             -------

        Total pretax earnings       $(11,346)            $(2,351)
                                    ========             =======

The provision (benefit) for income taxes consisted of the following (in thousands):

                                      Period from          Period from
                                    October 1, 2001     November 15, 2001
                                  to December 20, 2001 to December 31, 2001
                                  -------------------- --------------------
    Current:
       State and local...........       $   747              $    52
       Foreign...................         1,344                  469
       Federal...................         2,352                   --
                                        -------              -------
                                        $ 4,443              $   521
                                        =======              =======
    Deferred:
       State.....................        (1,050)                (335)
       Foreign...................            --                   --
       Federal...................        (3,711)              (1,155)
                                        -------              -------
                                         (4,761)              (1,490)
                                        -------              -------
           Total tax benefit.....       $  (318)             $  (969)
                                        =======              =======

The components of net deferred tax assets (liabilities) are as follows (in thousands):

                                                         December 31, 2001
                                                    --------------------------
                                                       US     Foreign  Total
                                                    --------  ------- --------
 Deferred tax assets:
  Inventory and receivable......................... $  4,520   $  --  $  4,520
  Accrued expenses.................................    2,937     369     3,306
  Net operating loss...............................    1,558      --     1,558
                                                    --------   -----  --------
      Total........................................    9,015     369     9,384
  Less valuation allowance.........................       --      --        --
                                                    --------   -----  --------
      Total deferred tax assets.................... $  9,015   $ 369  $  9,384
 Deferred tax liabilities:
  Purchase Account Intangible...................... $    (75)  $  --  $    (75)
  Excess of book over tax depreciation.............      (80)   (125)     (205)
  Excess book over tax basis in foreign subsidiaies  (20,044)     --   (20,044)
                                                    --------   -----  --------
      Net deferred tax liabilities................. $(11,184)  $ 244  $(10,940)
                                                    ========   =====  ========

                             IPC ACQUISITION CORP.

    The current income tax provisions and deferred tax asset (liability) were computed using the separate return method. Foreign earnings are assumed to be repatriated to the United States.

    IPC will be included in the Global Crossing consolidated return for federal income tax purposes for the period ended December 20, 2001. Federal law provides that each member of an affiliated group that files a consolidated return is liable for the group's entire tax obligation. Thus, to the extent Global Crossing or other members of the group fail to make any federal income tax payments required of them by law for 2001, the Company could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states. Global Crossing has advised the Company that it does not believe that it will have federal income tax liability for 2001. The Company cannot independently verify this information and can give no assurance that this information is correct. If Global Crossing's federal income tax liability is significant and it is imposed on the Company, the liability could have a material adverse effect on the Company's financial condition and results of operations.

    Based on the separate return tax computation for IPC, the current federal tax liability for the period ended December 20, 2001 was treated as an intercompany liability to an affiliate included in the U.S. consolidated federal tax return of Global Crossing.

    A reconciliation between the statutory U.S. federal income tax rate and the effective tax rate is as follows:

                                                         Period from          Period from
                                                       October 1, 2001     November 15, 2001
                                                     to December 20, 2001 to December 31, 2001
                                                     -------------------- --------------------
Statutory U.S. Federal tax rate.....................         35.0%                35.0%
State and local income taxes, net of Federal benefit         (4.3)%               (1.4)%
Incremental foreign tax effect......................         (5.7)%                 --
Goodwill amortization...............................        (27.7)%                 --
Other, net..........................................          5.5%                 7.6%
                                                            -----                 ----
                                                              2.8%                41.2%
                                                            =====                 ====

13.  Business Segment and Geographic Information

Business Segments

    The Company's operations include the Trading Systems and ITS divisions. Trading Systems reports sales of turret systems to distributors and direct sales and installations of turret systems as "Product sales and installation." It reports revenue from turret system maintenance, including annual and multi-year service contracts, and from moves, additions and changes to existing turret system installations as "Service." ITS reports revenue from the design, integration and implementation of cabling infrastructure projects including Local and Wide Area Networks, and from the sales of intelligent network products, such as hubs, bridges and routers as "Product sales and installation". It reports revenue from on-site maintenance of customer cable infrastructure, including annual and multi-year contracts, and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks, as "Service."

    The accounting policies of the divisions are the same as those described in the Summary of Significant Accounting Policies (see Note 2). The Company evaluates performance based on direct margin and income from operations.

                             IPC ACQUISITION CORP.

                                                 Trading
                                                 Systems     ITS   Consolidated
                                                 --------  ------- ------------
                                                         (in thousands)
Period from October 1, 2001 to December 20, 2001
Revenue:
 Product sales and installation................. $ 27,444  $ 8,247   $ 35,691
 Service........................................   18,795    4,294     23,089
                                                 --------  -------   --------
   Total revenue................................ $ 46,239  $12,541   $ 58,780
Income (loss) from operations...................   (6,498)   1,090     (5,408)
Depreciation & amortization.....................   10,729        8     10,737
Interest expense................................    5,987       --      5,987
Income tax benefit..............................     (318)      --       (318)
Total assets.................................... $350,787  $29,179   $379,966
Capital expenditures............................ $  1,897  $     5   $  1,902

13.  Business Segment and Geographic Information (cont'd)

                                                   Trading
                                                   Systems     ITS    Consolidated
                                                   --------  -------  ------------
                                                           (in thousands)
Period from November 15, 2001 to December 31, 2001
Revenue:
 Product sales and installation................... $  9,623  $ 2,852    $ 12,475
 Service..........................................    1,687      167       1,854
                                                   --------  -------    --------
   Total revenue.................................. $ 11,310  $ 3,019    $ 14,329
Loss from operations..............................   (1,354)    (177)     (1,531)
Depreciation & amortization.......................      552        3         555
Interest expense..................................      849       --         849
Income tax benefit................................     (969)      --        (969)
Total assets......................................  480,220   37,450    $517,670
Capital expenditures.............................. $    242  $    --    $    242

Financial information based on the Company's geographic locations is as follows (in thousands).

                              October 1, 2001  November 15, 2001
                                    To                To
                             December 20, 2001 December 31, 2001
                             ----------------- -----------------
               Revenues:
                Americas....      $44,939           $ 8,453
                Europe......       10,424             4,844
                Asia Pacific        3,417             1,032
                                  -------           -------
                                  $58,780           $14,329
                                  =======           =======

                                December 20, 2001 December 31, 2001
                                ----------------- -----------------
             Long-lived Assets:
              Americas.........     $275,816          $244,009
              Europe...........       57,197            55,997
              Asia Pacific.....       16,214            14,108
                                    --------          --------
                                    $349,227          $314,114
                                    ========          ========

                             IPC ACQUISITION CORP.

    Included in the European and Asia Pacific revenues are U.S. export sales to unaffiliated customers of $1.1 million and $0.3 million for the period from October 1, 2001 to December 20, 2001 and $0.6 million and $0.8 million for the period from December 21, 2001 to December 31, 2001, respectively. Transfers from the United States to Europe and Asia Pacific, eliminated in consolidation, were $5.6 million and $1.1 million for the period from October 1, 2001 to December 20, 2001, and $0.2 million and $0 million for the period from December 21, 2001 to December 31, 2001, respectively.

    The Company performs periodic credit evaluations of its customers' financial condition and although the Company does not generally require collateral, it does require cash payments in advance when the assessment of credit risk associated with a customer is substantially higher than normal. Credit losses have consistently been within management's expectations and are provided for in the consolidated financial statements.

    For the period from October 1, 2001 to December 20, 2001, no single customer accounted for 10% or more of total revenues. For the period from December 21, 2001 to December 31, 2001, there were four customers that accounted for 10% or more of total revenues and 69% of total revenue in the aggregate. The high percentage of revenue attributable to such a small group of customers during the period is due to the timing of installation contracts cutover during the short timeframe and is not indicative of the business on a full fiscal year basis.

    As of December 31, 2001, the Company's operations employed approximately 668 persons on a full-time or full-time equivalent basis, 40 of which are covered under collective bargaining agreements. Additionally, the Company subcontracts 300 employees covered under collective bargaining agreements.

14.  Guarantor Subsidiaries Financial Information

    Certain of the Company's domestic restricted subsidiaries guarantee the senior secured credit facilities and the senior subordinated notes. Information regarding the guarantors is as follows (in thousands):

Condensed Combining Balance Sheet at December 20, 2001

                                                          IPC      Guarantor   Non-Guarantor
                                                      Acquisition Subsidiaries Subsidiaries  Eliminations Combined
                                                      ----------- ------------ ------------- ------------ --------
Assets
   Cash..............................................    $  --      $   (380)    $  1,131      $    --    $    751
   Restricted cash...................................       --            --           --           --          --
   Accounts receivable, net..........................       --        49,184       21,745           --      70,929
   Inventories, net..................................       --        40,225        9,198       (5,141)     44,282
   Prepaid and other current assets..................       --           576        2,624           --       3,200
   Due from affiliate................................       --            --           --           --          --
                                                         -----      --------     --------      -------    --------
      Total current assets...........................       --        89,605       34,698       (5,141)    119,162

   Investment in subsidiaries........................       --            --           --           --          --
   Property, plant and equipment, net................       --        19,270        1,607           --      20,877
   Goodwill and intangibles, net.....................       --       256,514       71,836           --     328,350
   Deferred financing costs, net.....................       --            --           --           --          --
   Other assets......................................       --           659         (110)          --         549
                                                         -----      --------     --------      -------    --------
      Total assets...................................    $  --      $366,048     $108,031      $(5,141)   $468,938
                                                         =====      ========     ========      =======    ========
Liabilities and stockholders' equity
   Current portion of long-term debt.................    $  --      $     --     $     --      $    --    $     --
   Accounts payable and accrued expenses.............       --        29,118        6,885           --      36,003
   Due to affiliates.................................       --       101,728      (12,303)        (453)     88,972
   Customer advances and deferred revenue............       --        50,985        9,933           --      60,918
   Deferred purchase price obligation................       --            --           --           --          --
                                                         -----      --------     --------      -------    --------
      Total current liabilities......................       --       181,831        4,515         (453)    185,893

   Long-term debt....................................       --            --           --           --          --
   Other long-term liabilities.......................       --        51,992           --           --      51,992
                                                         -----      --------     --------      -------    --------
      Total liabilities..............................       --       233,823        4,515         (453)    237,885
                                                         -----      --------     --------      -------    --------
   Total stockholders' equity........................       --       132,225      103,516       (4,688)    231,053
                                                         -----      --------     --------      -------    --------
      Total liabilities and stockholders' equity.....    $  --      $366,048     $108,031      $(5,141)   $468,938
                                                         =====      ========     ========      =======    ========

Condensed Combining Statement of Operations
For the Period October 1, 2001 to December 20, 2001

                                    IPC      Guarantor   Non-Guarantor
                                Acquisition Subsidiaries Subsidiaries  Eliminations Combined
                                ----------- ------------ ------------- ------------ --------
Revenue........................    $  --      $ 52,098      $13,777      $(7,095)   $ 58,780
Cost of goods sold.............       --        30,610        9,226       (7,014)     32,822
                                   -----      --------      -------      -------    --------
   Gross profit................       --        21,488        4,551          (81)     25,958

Other operating expenses.......       --        28,427        2,939           --      31,366
                                   -----      --------      -------      -------    --------

Income (loss) from operations..       --        (6,939)       1,612          (81)     (5,408)

Interest expense and other, net       --        (6,218)         280           --      (5,938)
Income tax provision (benefit).       --           639         (957)          --        (318)
                                   -----      --------      -------      -------    --------
Net income (loss)..............    $  --      $(13,796)     $ 2,849      $   (81)   $(11,028)
                                   =====      ========      =======      =======    ========

                             IPC ACQUISITION CORP.

Condensed Combining Statement of Cash Flows
For the Period October 1, 2001 to December 20, 2001

                                               IPC      Guarantor   Non-Guarantor
                                           Acquisition Subsidiaries Subsidiaries  Eliminations Combined
                                           ----------- ------------ ------------- ------------ --------
Net cash (used in) provided by operating
 activities...............................    $  --      $ 19,702      $(4,455)      $  --     $ 15,247

Capital expenditures......................       --        (1,875)         (27)         --       (1,902)
                                              -----      --------      -------       -----     --------
  Net cash (used in) investing activities.       --        (1,875)         (27)         --       (1,902)

Repayment of intercompany borrowings......       --       (16,428)       1,294          --      (15,134)
                                              -----      --------      -------       -----     --------
Net cash (used in) provided by financing
 activities...............................       --       (16,428)       1,294          --      (15,134)

Effect of exchange rate changes on cash...       --        (1,076)        (920)         --       (1,996)
                                              -----      --------      -------       -----     --------

Net increase (decrease) in cash...........       --           323       (4,108)         --       (3,785)
Cash at beginning period..................       --          (703)       5,239          --        4,536
                                              -----      --------      -------       -----     --------
Cash at end of period.....................    $  --      $   (380)     $ 1,131       $  --     $    751
                                              =====      ========      =======       =====     ========

Condensed Consolidating Balance Sheet at December 31, 2001

                                                 IPC      Guarantor   Non-Guarantor
                                             Acquisition Subsidiaries Subsidiaries  Eliminations Consolidated
                                             ----------- ------------ ------------- ------------ ------------
Assets
    Cash....................................  $ 24,654     $    549     $   (157)    $      --     $ 25,046
    Restricted cash.........................    20,800           --           --            --       20,800
    Accounts receivable, net................        --       44,663       22,141            --       66,804
    Inventories, net........................        --       64,782        7,233        (4,205)      67,810
    Prepaid and other current assets........        --          828        2,004            --        2,832
    Due from affiliate......................        --       34,169      (34,630)          461           --
                                              --------     --------     --------     ---------     --------
     Total current assets...................    45,454      144,991       (3,409)       (3,744)     183,292

    Investment in subsidiaries..............   360,177           --           --      (360,177)          --
    Property, plant and equipment, net......        --       19,427        1,776            --       21,203
    Goodwill and intangibles, net...........        --      224,679       68,232            --      292,911
    Deferred financing costs, net...........    19,712           --           --            --       19,712
    Other assets............................        --          663         (111)           --          552
                                              --------     --------     --------     ---------     --------
     Total assets...........................  $425,343     $389,760     $ 66,488     $(363,921)    $517,670
                                              ========     ========     ========     =========     ========
Liabilities and stockholders'
  equity
    Current portion of long-term debt.......  $  5,250     $     --     $     --     $      --     $  5,250
    Accounts payable and accrued
     expenses...............................        --       33,057        3,956            --       37,013
    Customer advances and deferred
     revenue................................        --       45,003        6,957            --       51,960
    Deferred purchase price obligation......    20,800           --           --            --       20,800
                                              --------     --------     --------     ---------     --------
     Total current liabilities..............    26,050       78,060       10,913            --      115,023

    Long-term debt..........................   249,750           --           --            --      249,750
    Other long-term liabilities.............    10,940        3,354           --            --       14,294
                                              --------     --------     --------     ---------     --------
     Total liabilities......................   286,740       81,414       10,913            --      379,067
                                              --------     --------     --------     ---------     --------
    Total stockholders' equity..............   138,603      308,346       55,575      (363,921)     138,603
                                              --------     --------     --------     ---------     --------
     Total liabilities and stockholders'
      equity................................  $425,343     $389,760     $ 66,488     $(363,921)    $517,670
                                              ========     ========     ========     =========     ========

Condensed Consolidating Statement of Operations
For the Period November 15, 2001 to December 31, 2001

                                      IPC        Guarantor    Non-Guarantor
                                  Acquisition   Subsidiaries   Subsidiaries   Eliminations   Consolidated
                                 ------------  -------------  -------------- -------------  -------------
Revenue......................... $         --  $       9,980  $        4,761 $        (412) $      14,329
Costs of goods sold.............           --         12,116           3,180        (1,356)        13,940
                                 ------------  -------------  -------------- -------------  -------------
    Gross profit................           --         (2,136)          1,581           944            389

Other operating expenses........           --          1,590             330            --          1,920
                                 ------------  -------------  -------------- -------------  -------------
Income (loss) from operations...           --         (3,726)          1,251           944         (1,531)

Interest expenses and other, net         (845)            (5)             30            --           (820)
Income tax provision (benefit)..           --         (1,408)            439            --           (969)
                                 ------------  -------------  -------------- -------------  -------------
Net income (loss)............... $       (845) $      (2,323) $          842 $         944  $      (1,382)
                                 ============  =============  ============== =============  =============

Condensed Consolidating Statement of Cash Flows
For the Period November 15, 2001 to December 31, 2001

                                            IPC      Guarantor   Non-Guarantor
                                        Acquisition Subsidiaries Subsidiaries  Eliminations Consolidated
                                        ----------- ------------ ------------- ------------ ------------
Net cash (used in) provided by
 operating activities..................  $      --     $1,049       $(1,451)      $  --      $    (402)

Capital expenditures...................         --       (120)         (122)         --           (242)
Payment of acquisition.................   (350,246)        --            --         751       (349,495)
                                         ---------     ------       -------       -----      ---------
Net cash (used in) financing activities   (350,246)      (120)         (122)        751       (349,737)
Proceeds from debt, net of issuance
 costs.................................    235,200         --            --          --        235,200
Proceeds from equity issuances, net....    139,700         --            --          --        139,700
                                         ---------     ------       -------       -----      ---------
    Net cash provided by financing
     activities........................    374,900         --            --          --        374,900

Effect of exchange rate changes on
 cash..................................         --         --           285          --            285
                                         ---------     ------       -------       -----      ---------
Net increase (decrease) in cash........     24,654        929        (1,288)        751         25,046
Cash at beginning of period............         --       (380)        1,131        (751)            --
                                         ---------     ------       -------       -----      ---------
Cash at end of period..................  $  24,654     $  549       $  (157)      $  --      $  25,046
                                         =========     ======       =======       =====      =========

15.  Subsequent Events (Unaudited)

Acquisition of Hitachi Turret Business

    On March 11, 2002, IPC entered into an agreement to purchase the international customer base and related assets of the turret business of Hitachi, Ltd for a purchase price of approximately $2.5 million. This transaction was completed on March 29, 2002, and will be accounted for in accordance with SFAS No. 141.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To IPC Information Systems:

    We have audited the accompanying combined balance sheets of the entities identified in Note 1, collectively referred to as IPC Information Systems, including the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd., and Asia Global Crossing IPC Trading Systems Australia Pty. Ltd., an operating division of a wholly owned subsidiary of Asia Global Crossing Ltd., as of September 30, 2000 and 2001, and the related combined statements of operations, capital, and cash flows for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000 (the "Predecessor Periods"), the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 (the "Successor Periods"). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPC Information Systems as of September 30, 2000 and 2001, and the results of their operations and their cash flows for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Roseland, New Jersey
December 4, 2001(except with
respect to the matters
discussed in Note 16
as to which the date
is January 31, 2002)

                            IPC INFORMATION SYSTEMS

                            COMBINED BALANCE SHEETS
                                (In Thousands)

                                                                September 30, September 30,
                                                                    2000          2001
                                                                ------------- -------------
                            Assets
Assets:
   Cash........................................................   $  3,152      $  4,536
   Accounts receivable, net of allowance of $2,601 and $2,648,
     respectively..............................................     77,138        77,496
   Inventory...................................................     44,202        45,258
   Prepaid and other assets....................................      8,729         2,919
                                                                  --------      --------
       Total current assets....................................    133,221       130,209
                                                                  --------      --------
   Property, plant and equipment, net..........................     17,990        20,368
   Goodwill, net...............................................    206,150       185,033
   Intangible assets, net......................................    173,156       152,630
   Other assets................................................        843           871
                                                                  --------      --------
       Total assets............................................   $531,360      $489,111
                                                                  ========      ========

                   Liabilities and Capital
Liabilities:
   Accounts payable............................................   $ 15,202      $  9,254
   Accrued expenses............................................     28,209        15,029
   Current portion of deferred compensation....................        390           471
   Income taxes payable........................................        168         1,934
   Customer advances on installation contracts.................     20,935        41,388
   Deferred revenue on maintenance contracts...................      9,841        10,204
   Due to affiliates...........................................     64,722       104,106
                                                                  --------      --------
       Total current liabilities...............................    139,467       182,386
   Other long term liabilities.................................         --         2,623
   Deferred taxes, net.........................................     69,827        56,679
   Deferred compensation.......................................      3,487         3,377
                                                                  --------      --------
       Total liabilities.......................................    212,781       245,065
                                                                  --------      --------
Commitments and contingencies
  Capital:
   Paid in capital.............................................    340,618       278,048
   Accumulated deficit.........................................    (19,879)      (32,710)
   Accumulated other comprehensive loss........................     (2,160)       (1,292)
                                                                  --------      --------
       Total capital...........................................    318,579       244,046
                                                                  --------      --------
       Total liabilities and capital...........................   $531,360      $489,111
                                                                  ========      ========

 The accompanying notes to financial statements are an integral part of these combined financial statements.

                            IPC INFORMATION SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                                (In Thousands)

                                                             Period from  Period from
                                                Fiscal Year  October 1,    June 15,     Fiscal Year
                                                   Ended       1999 to      2000 to        Ended
                                               September 30,  June 14,   September 30, September 30,
                                                   1999         2000         2000          2001
                                               ------------- ----------- ------------- -------------
Revenue:
   Product sales and installation.............   $178,201     $108,488     $ 72,994      $181,267
   Service....................................     87,482       66,021       30,706        98,430
                                                 --------     --------     --------      --------
                                                  265,683      174,509      103,700       279,697
                                                 --------     --------     --------      --------
Cost of goods sold:
   Product sales and installation.............    105,847       65,802       61,533       106,252
   Service....................................     53,481       36,744       18,217        58,349
                                                 --------     --------     --------      --------
                                                  159,328      102,546       79,750       164,601
                                                 --------     --------     --------      --------
       Gross profit...........................    106,355       71,963       23,950       115,096

Research and development......................      9,786        8,854        4,024        15,502
Selling, general and administrative
  expense.....................................     36,900       29,480       12,202        33,541
Depreciation and amortization.................      8,534        7,083       14,003        48,635
                                                 --------     --------     --------      --------
       Income (loss) from operations..........     51,135       26,546       (6,279)       17,418

Other income (loss):
   Interest expense, net......................    (20,264)     (16,142)      (5,686)      (27,871)
   Other income/(expense), net................        406          (18)          30         2,028
                                                 --------     --------     --------      --------
       Income (loss) before taxes.............     31,277       10,386      (11,935)       (8,425)

Income tax provision (benefit)................     12,219        4,134       (2,582)        4,406
                                                 --------     --------     --------      --------
       Income (loss) before extraordinary
         charge...............................     19,058        6,252       (9,353)      (12,831)

Extraordinary loss on retirement of debt,
  net of income taxes of $7,269...............          -            -      (10,526)            -
                                                 --------     --------     --------      --------
Net income (loss).............................   $ 19,058     $  6,252     $(19,879)     $(12,831)
                                                 ========     ========     ========      ========


 The accompanying notes to financial statements are an integral part of these combined financial statements.

                            IPC INFORMATION SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                                (In Thousands)

                                                                                  Period from  Period from
                                                                     Fiscal Year  October 1,    June 15,     Fiscal Year
                                                                        Ended       1999 to      2000 to        Ended
                                                                    September 30,  June 14,   September 30, September 30,
                                                                        1999         2000         2000          2001
                                                                    ------------- ----------- ------------- -------------
Cash flows from operating activities:
   Net income (loss)...............................................   $ 19,058     $   6,252    $ (19,879)    $(12,831)
   Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities-
      Depreciation and amortization................................      7,258         3,753        1,762        6,992
      Amortization of goodwill and intangibles.....................      1,276         3,330       12,241       41,643
      Provision for doubtful accounts..............................        642           767          647          793
      Change in deferred taxes.....................................      3,053          (915)     (12,933)     (13,148)
      Issuance of common stock in connection with litigation
       settlement..................................................          -         1,774            -            -
      Extraordinary loss on retirement of senior discount
       notes, net of income taxes..................................          -             -       17,795            -
      Non-cash interest on senior discount notes...................     21,007        16,295            -            -
   Changes in operating assets and liabilities, net of assets and liabilities acquired-
      Trade receivables............................................        456        (3,655)     (12,411)      (1,151)
      Inventories..................................................     11,138       (14,230)      36,283       (1,056)
      Prepaids and other current assets............................     (9,169)        5,774        1,168        4,429
      Due from affiliates, net.....................................    (86,957)      (63,179)     (19,467)     (23,186)
      Other assets.................................................      1,458           680       19,013          (28)
      Accounts payable and accrued expenses........................     (4,819)       13,105       (8,745)     (19,128)
      Income taxes payable.........................................     (1,272)       (2,109)         365        3,147
      Customer advances and deferred revenue.......................    (11,691)       20,037      (16,979)      20,816
      Other liabilities............................................       (348)         (126)         313        2,594
                                                                      --------     ---------    ---------     --------
                                                                       (48,910)      (12,447)        (827)       9,886
                                                                      --------     ---------    ---------     --------
Cash flows from investing activities:
   Acquisitions of businesses, net of cash acquired................     (7,743)            -            -            -
   Capital expenditures............................................     (4,593)       (2,761)      (1,053)      (9,370)
                                                                      --------     ---------    ---------     --------

                                                                       (12,336)       (2,761)      (1,053)      (9,370)
                                                                      --------     ---------    ---------     --------
Cash flows from financing activities:
   Advances from Parent............................................          -             -       92,406            -
   Borrowings (repayments) under the revolving credit facility.....     33,422        12,290      (45,712)           -
   Principal payments on senior discount notes.....................          -             -      (43,272)           -
   Proceeds from the exercise of stock options.....................      5,040         4,224            -            -
                                                                      --------     ---------    ---------     --------
                                                                        38,462        16,514        3,422            -
                                                                      --------     ---------    ---------     --------
Effect of exchange rate changes on cash............................        881        (2,462)      (2,160)         868
                                                                      --------     ---------    ---------     --------
      Net increase (decrease) in cash..............................    (21,903)       (1,156)        (618)       1,384
Cash and cash equivalents, beginning of period.....................     26,829         4,926        3,770        3,152
                                                                      --------     ---------    ---------     --------
Cash and cash equivalents, end of period...........................   $  4,926     $   3,770    $   3,152     $  4,536
                                                                      ========     =========    =========     ========
Supplemental disclosures of non-cash information:
Forgiveness of affiliate intercompany balances.....................   $100,387     $       -    $       -     $      -
Write-off of fully depreciated assets..............................      3,537             -            -            -
Costs of acquisition of IPC Information Systems, Inc...............          -       325,741            -            -
Retirement of senior notes funded by Parent........................          -             -      200,048            -
Purchase accounting adjustments....................................          -             -        1,242            -
Reclassification of deferred income taxes..........................          -             -        5,417            -
Reclassification of income tax receivable..........................          -             -            -        1,381
Write-off of fully depreciated assets..............................          -             -            -        1,304
Dividend to Parent.................................................          -             -            -       62,570

 The accompanying notes to financial statements are an integral part of these combined financial statements.

                            IPC INFORMATION SYSTEMS

                        COMBINED STATEMENTS OF CAPITAL
                                (In Thousands)

                                                              Retained    Accumulated
                                                              Earnings       Other
                                       Common               (Accumulated Comprehensive
                                       Stock       APIC       Deficit)   Income (Loss)     Total
                                       ------    ---------  ------------ -------------    --------
Balance at September 30, 1998......... $   81    $   4,797    $(38,096)  $          84    $(33,134)
   Net income.........................                          19,058                      19,058
   Transfer of affiliate intercompany
     balances.........................            (100,387)     21,225                     (79,162)
   Stock option exercises.............      4        5,036                                   5,040
   Foreign currency translation
     adjustments......................                                             881         881
                                       ------    ---------    --------   -------------    --------
Balance at September 30, 1999.........     85      (90,554)      2,187             965     (87,317)
   Net income.........................                           6,252                       6,252
   Foreign currency translation
     adjustments......................                                          (2,462)     (2,462)
   Stock option exercises.............      5        4,219                                   4,224
   Shares issued for settlement of
     claim............................               1,774                                   1,774
   Purchase accounting adjustments....    (90)     332,773      (8,439)          1,497     325,741
                                       ------    ---------    --------   -------------    --------
---------------------------------------------------------------------------------------------
Balance at June 15, 2000..............      -      248,212           -               -     248,212
   Net loss...........................                         (19,879)                    (19,879)
   Foreign currency translation
     adjustments......................                                          (2,160)     (2,160)
   Capital contribution...............              92,406                                  92,406
                                       ------    ---------    --------   -------------    --------
Balance at September 30, 2000.........      -      340,618     (19,879)         (2,160)    318,579
   Net loss...........................                         (12,831)                    (12,831)
   Foreign currency translation
     adjustments......................                                             868         868
   Deemed dividend to Parent..........             (11,474)                                (11,474)
   Deemed dividend on stock option
     repatriation.....................             (51,096)                                (51,096)
                                       ------    ---------    --------   -------------    --------
Balance at September 30, 2001......... $    -    $ 278,048    $(32,710)  $      (1,292)   $244,046
                                       ======    =========    ========   =============    ========

 The accompanying notes to financial statements are an integral part of these combined financial statements.

                            IPC INFORMATION SYSTEMS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       As of September 30, 2001 and 2000

1.  Organization:

    The accompanying combined financial statements include the Trading Systems division and Information Transport Systems division, operating divisions of a wholly owned subsidiary of Global Crossing Ltd. ("Global Crossing"), and Asia Global Crossing IPC Trading Systems Australia Pty Ltd., an operating division of a wholly owned subsidiary of Asia Global Crossing Ltd. In addition, the combined financial statements include various assets owned by affiliates of Global Crossing related to the operation of these businesses. These entities are hereafter collectively referred to as IPC Information Systems (the "Company" or "IPC").

    The Company, headquartered in New York, New York, designs, manufactures, installs and services turret systems for the trading operations of investment and commercial banks, foreign exchange and commodity brokers and dealers, market exchanges, mutual and hedge fund companies, asset managers, insurance companies and energy trading companies. The Company also installs and services the cabling infrastructure and networks within the same building that connect voice and data communications for traders and others in the global financial, exchange and energy trading industries.

    The Company markets its products and services worldwide in major financial centers, with the majority located in the United States.

    On June 14, 2000, Global Crossing Ltd. acquired the Company (the "Global Crossing acquisition"). In accordance with Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations," the purchase price paid was allocated to the net assets acquired and the liabilities assumed based upon their fair market values at the date of the acquisition. The Global Crossing acquisition has been accounted for as a purchase and, pursuant to the provisions of Staff Accounting Bulletin No. 54, "Push Down Basis of Accounting Required in Certain Limited Circumstances" ("SAB No. 54"), the new basis of accounting has been reflected on the accompanying financial statements. The purchase price exceeded the fair value of the net assets acquired by approximately $325.7 million. This excess has been recorded in the accompanying combined balance sheet as goodwill, which is being amortized over 10 years. Accordingly, the Company's financial statements for the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 are not comparable to the financial statements for any periods prior to June 15, 2000. In connection with the Global Crossing acquisition, the Company recorded the following adjustments to reflect the purchase price allocation described above (in thousands):

        Additional goodwill................................... $198,063
        Increase to inventory.................................   35,594
        Increase to real property.............................    1,118
        Identified intangibles................................  179,143
        Increase to deferred tax liability....................  (88,177)
                                                               --------
           Net impact of purchase accounting adjustments...... $325,741
                                                               ========

    In addition, the accumulated depreciation on the property, plant, and equipment was eliminated, and depreciation commenced on the revised balances on June 15, 2000.

                            IPC INFORMATION SYSTEMS

2.  Summary of Significant Accounting Policies:

Principles of Combination

    The combined financial statements include the accounts of the Company. Intercompany balances and transactions have been eliminated.

Revenue Recognition

    Revenue from product sales and installation is recognized upon completion of the installation except for revenue from sales to distributors, which is recognized upon shipment. Under contract provisions, customers are progress-billed prior to the completion of the installations. The revenue related to these advance payments is deferred until the system installations are completed. Contracts for maintenance are billed in advance, and are recorded as deferred revenue and recognized ratably as revenues in the income statement over the contractual periods.

Cash and Cash Equivalents

    The Company maintains cash with several high credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk.

Trade Receivables

    Trade accounts receivable potentially expose the Company to concentrations of credit risk, as a large volume of business is conducted with several major financial institutions, primarily companies in the brokerage, banking and financial services industries. To help reduce this risk, customers are progress-billed prior to the completion of the contract. At September 30, 2000 and 2001, uncollected accounts receivable recorded in customer advances amounted to $12.4 million and $12.8 million, respectively.

Inventories

    Inventories are stated at the lower of FIFO (first in, first out) cost or market but not in excess of net realizable value. Inventory costs include all direct manufacturing costs and applied overhead.

Property, Plant and Equipment

    Property, plant and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service. Normal repair and maintenance costs are expensed as incurred. The useful lives by asset category are as follows:

      Buildings.................................................. 20 years
      Furniture, fixtures and equipment..........................  5 years
      Computer software..........................................  3 years

    Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements.

                            IPC INFORMATION SYSTEMS

Long-Lived Assets

    The Company periodically evaluates whether facts and circumstances have occurred that indicate the carrying amount of a long-lived asset may be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required.

Goodwill

    Goodwill represents the excess of the cost over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions accounted for as purchase acquisitions. Costs allocated to goodwill are amortized on a straight-line basis over the periods benefited, principally 10 years. Amortization of goodwill was $1.3 million, $3.3 million, $6.2 million and $21.1 million for fiscal 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and fiscal 2001, respectively. Accumulated amortization at September 30, 2000 and 2001 was $6.2 million and $27.3 million, respectively. The carrying value of goodwill is reviewed periodically based on the undiscounted cash flows and pretax income of the entities acquired over the remaining amortization periods. The Company believes the recorded value of goodwill in the amount of $185.0 million at September 30, 2001 is fully recoverable.

Other intangible assets

    Other intangible assets are carried at cost less accumulated amortization. Other intangible assets are amortized over the estimated useful lives, which range from 6 to 10 years. Intangible assets consist of the following (in thousands):

                                                          September 30,
                                                        -----------------
                                                          2000     2001
                                                        -------- --------
      Assembled work force............................. $ 15,297 $ 12,617
      Technology.......................................   34,442   29,308
      Trade name.......................................   17,689   15,867
      Customer list....................................  105,728   94,838
                                                        -------- --------
                                                        $173,156 $152,630
                                                        ======== ========

    Amortization of other intangible assets was $6.0 million and $20.5 million for the period from June 15, 2000 to September 30, 2000 and fiscal 2001, respectively. Accumulated amortization at September 30, 2000 and 2001 was $6.0 million and $26.5 million, respectively.

Research and Development

    Research and development expenditures are charged to expense as incurred.

Income Taxes

    In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), the Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates

                            IPC INFORMATION SYSTEMS
applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is "more likely than not" to be realized. The provision for income taxes is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    Historically, the Company has filed a consolidated tax return with its parent. For purposes of the accompanying combined financial statements, income taxes have been prepared in accordance with SFAS No. 109 and SEC Staff Accounting Bulletin Topic 1B which encourages entities to calculate their income taxes utilizing the separate return method. Resulting payables for taxes have been recorded as adjustments to the intercompany accounts.

Use of Estimates

    The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation Adjustment

    The balance sheets and statements of operations of the Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities of these foreign operations are translated at the year-end exchange rate and revenue and expense amounts are translated at the average rates of exchange prevailing during the year. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income.

    Gains and losses resulting from foreign currency transactions are recognized in other income (expense). The Company recognized other expense of $0.3 million for the year ended September 30, 2001.

Effects of Recently Issued Accounting Standards

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No.141 requires all business combinations be accounted for by the purchase method and that acquired intangible assets be recognized apart from goodwill if they meet specific criteria. SFAS No. 141 supersedes APB Opinion No. 16 and is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 eliminates the requirement to amortize goodwill and intangible assets that have indefinite useful lives. However, it requires that such assets be tested for impairment at least annually using the guidance specifically provided in the statement. SFAS No. 142 supersedes APB Opinion No. 17 and will be adopted by the Company on October 1, 2002. The Company is in the process of evaluating the impact of adopting these new standards on its combined statement of operations.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS 121 and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of

                            IPC INFORMATION SYSTEMS

Disposal of a Segment of a Business, and Extraordinary and Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). This statement will be adopted by the Company on October 1, 2002. Management does not believe the adoption of this standard will have a material impact on the Company's financial statements.

3.  Acquisitions:

V-Band

    On June 21, 1999, IPC Information Systems, Inc. acquired V-Band Corporation for approximately $1.5 million in cash. The purchase was financed through a combination of cash from operations and borrowings under the revolving credit facility. The acquisition was accounted for using the purchase method of accounting and resulted in approximately $7.5 million of goodwill.

Reuters Voice Systems

    On December 31, 1998, IPC Information Systems, Inc. purchased the assets of Reuters Voice Systems ("RVS"), a business unit of Reuters Group PLC, for approximately $5.7 million. The purchase was financed through a combination of cash from operations and borrowings under the revolving credit facility. The RVS acquisition was accounted for using the purchase method of accounting and resulted in approximately $3.0 million in goodwill.

    The results of operations of the acquired companies are included in the Company's combined statements of operations for the periods in which they were owned by the Company.

    Other than the amortization of goodwill, the effect on the Company's operating results from the V-Band and RVS acquisitions is not material.

4.  Inventories (in thousands):

                                                             September 30
                                                            ---------------
                                                             2000    2001
                                                            ------- -------
     Components and manufacturing work in process.......... $10,504 $ 9,720
     Inventory on customer sites awaiting installation.....  22,998  25,775
     Parts and maintenance supplies........................  10,700   9,763
                                                            ------- -------
                                                            $44,202 $45,258
                                                            ======= =======

                            IPC INFORMATION SYSTEMS

5.  Property, Plant and Equipment (in thousands):

                                                             September 30
                                                            ---------------
                                                             2000    2001
                                                            ------- -------
     Building.............................................. $ 2,080 $ 2,080
     Furniture, fixtures and equipment.....................  12,786  19,151
     Leasehold Improvements................................   2,684   2,613
     Computer software.....................................     735     735
     Land..................................................   1,349   1,440
     Construction in Progress..............................     118   1,799
                                                            ------- -------
        Total depreciable property, plant and equipment....  19,752  27,818
     Less accumulated depreciation.........................   1,762   7,450
                                                            ------- -------
                                                            $17,990 $20,368
                                                            ======= =======

6.  Accrued Expenses (in thousands):

                                                             September 30
                                                            ---------------
                                                             2000    2001
                                                            ------- -------
     Accrued compensation and benefits..................... $10,262 $ 6,273
     Warranty reserves.....................................   2,261   2,373
     Sales tax payable.....................................   1,584     792
     Job accruals..........................................   6,044   4,010
     Other accruals........................................   8,058   1,581
                                                            ------- -------
        Total.............................................. $28,209 $15,029
                                                            ======= =======

7.  Debt

    IPC Information Systems, Inc. was party to a revolving credit facility, term loan and senior notes payable prior to the Global Crossing acquisition. Interest expense related to these facilities amounted to $24.6 million and $20.7 million for the year ended September 30, 1999 and the period from October 1, 1999 to June 14, 2000, respectively. Subsequent to the Global Crossing acquisition, Global Crossing retired all of the related outstanding debt of IPC Information Systems, Inc., resulting in an extraordinary charge of approximately $10.5 million, net of income tax, which is reflected in the period from June 15, 2000 to September 30, 2000.

8.  Deferred Compensation and Other Benefit Plans

Deferred Compensation

    The Company has deferred compensation agreements with certain past key officers and employees. Amounts to be paid range from $20,000 to $75,000 per individual per annum and are non-interest-bearing, with the payments commencing on specified dates. Payments began in 1992 and continue through 2019. The gross and discounted present value (using an interest rate of 7.5%), net of cash payments, of the amounts to be paid under these agreements, aggregated $6.0 million and $3.8 million at September 30, 2000 and $5.9 million and $3.8 million at September 30, 2001, respectively.

                            IPC INFORMATION SYSTEMS

    Approximate payments for subsequent annual periods related to the deferred compensation agreements, at September 30, 2001, are as follows (in thousands):

         2002.................................................. $  471
         2003..................................................    490
         2004..................................................    434
         2005..................................................    503
         2006..................................................    521
         Thereafter............................................  3,478
                                                                ------
                                                                $5,897
                                                                ======

Pension Plans

    The Company sponsored a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code for qualified employees of IPC. Each eligible employee was permitted to contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company could, in its discretion and upon approval by the board of directors, match up to 100% of individual employee contributions up to the first 6% of the employee's compensation. Expenses relating to the IPC 401(k) plan were approximately $.2 million from the date of the acquisition by Global Crossing through September 30, 2000 and $0.1 million through December 31, 2000. On January 1, 2001, the plan was frozen and all new contributions were prohibited. Certain other plan transactions such as fund transfers and hardship withdrawals continued to be permitted.

    Global Crossing offers its qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. IPC employees were permitted to participate in this plan subsequent to January 1, 2001. Each eligible employee was permitted to contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. Global Crossing matches one-half of individual employee contributions up to a maximum level not to exceed 7.5% of the employee's compensation. Global Crossing's contributions to the plan vest immediately.

    IPC-UK has a defined contribution plan covering all UK employees. Employee contributions are limited by statute, generally not to exceed 17.5% of base salary. IPC-UK contributions, net of forfeitures, for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001 were $0.2 million, $0.1 million, $0.1 million and $0.3 million, respectively.

    The Company paid to Kleinknecht Electric Company - New York ("KEC-NY") and Kleinknecht Electric Company - New Jersey ("KEC-NJ"), both former affiliated companies, in accordance with labor pooling agreements, approximately $8.1 million, $5.6 million, $2.0 and $8.9 million, for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, respectively, representing pass-through contributions to various union sponsored pension plans.

Stock Option and Incentive Plan

    Certain employees of the Company had been granted stock options by IPC Information Systems, Inc. As a result of the Global Crossing acquisition described in Note 1, IPC Information Systems, Inc.

                            IPC INFORMATION SYSTEMS
options outstanding generally became fully vested (certain employees entered into an agreement with Global Crossing to delay the vesting of their options) and were converted into options exercisable for Global Crossing common stock. The terms and conditions of such options remained unchanged, except the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 5.4. Accordingly, on the effective date of the Global Crossing acquisition, company employees received 5.4 options of Global Crossing common stock for each option in IPC Information Systems, Inc. common stock. At September 30, 2001, 2,724,955 options of Global Crossing common stock were held by employees of the Company.

    The Company accounts for stock compensation under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized for its stock-based compensation plans.

    The Company has adopted the disclosure requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). As provided by SFAS No. 123, the Company has elected not to recognize compensation cost related to stock options issued to employees with exercise prices equal to the market price at the date of issuance. Had the Company elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS No. 123, the following results would have occurred using the Black-Scholes option valuation model (in thousands):

                                               Period from
                                              June 15, 2000
                                                 Through     Year Ended
                                              September 30, September 30,
                                                  2000          2001
                                              ------------- -------------
      Net income as reported.................   $(19,879)     $(12,831)
      Pro forma net income...................    (21,657)      (23,345)
      Fair value of options granted..........      14.47         14.47
      Volatility.............................         80%           80%
      Dividend yield.........................          0%            0%
      Risk-free interest rate................          6%            6%
      Expective lives........................    5 years       5 years

    At September 30, 2001, options outstanding and options exercisable are as follows:

                                              Weighted Average
                                                 Remaining     Weighted Average
 Range of Exercise Prices Options Outstanding Contractual Life  Exercise Price
 ------------------------ ------------------- ---------------- ----------------
     $ 1.93 to $ 1.94             3,104          4.57 years         $ 1.94
     $ 6.11 to $10.50          1,306,071         5.69 years         $ 7.40
     $20.98 to $29.92          1,415,780         9.07 years         $29.34
                               ---------
                               2,724,955
                               =========

                                             Weighted Average
                                                Remaining     Weighted Average
Range of Exercise Prices Options Exercisable Contractual Life  Exercise Price
------------------------ ------------------- ---------------- ----------------
    $ 1.93 to $ 1.94             3,104          4.57 years         $ 1.94
   $ 6.11 to $10.50            503,221          4.40 years         $ 8.85
   $20.98 to $29.92            436,772          9.00 years         $29.92
                               -------
                               943,097
                               =======

                            IPC INFORMATION SYSTEMS

    Additional information regarding options granted and outstanding is summarized below:

                                              Weighted
                                              Average
                                              Exercise
                                   Options     Price
                                  ----------  --------
Outstanding at September 30, 2000  5,231,861   $ 5.15
Transferred out.................. (2,807,751)    5.38
Granted..........................    895,080     7.73
Canceled.........................   (436,508)   (5.14)
Exercised........................   (157,727)   (3.72)
                                  ----------   ------
Outstanding at September 30, 2001  2,724,955   $ 5.85
                                  ==========

9.  Restructuring Costs and Related Impairments

    In September 2001, Global Crossing's board of directors approved a plan to effectuate the realignment and integration of the Global Crossing's current regional organizational structure into integrated global functions such as network operations, customer care, information systems, finance and sales and marketing. The realignment will result in elimination of positions and a significant consolidation of offices and real estate facilities. As a result of these initiatives, the Company recorded a restructuring charge of $0.8 million, included in selling, general and administrative expenses in the accompanying combined statement of operations for the year ended September 30, 2001.

    The components of the charge consist of $0.1 million related to employee terminations, $0.7 million related to facility closures.

    As of September 30, 2001, 2 sites, consisting of approximately 4,105 square feet, have been vacated and the Company has reduced its workforce by 12 employees. The Company anticipates the restructuring plan will be complete within one year.

10.  Commitments and Contingencies:

Operating Leases

    The Company, through its subsidiaries, has entered into various operating leases for real estate, equipment, automobiles and telecommunication lines and circuits.

    Rental expenses under operating leases were $3.7 million, $2.5 million, $0.8 million and $3.9 million for the year ended September 30, 1999, the period from October 1, 1999 through June 14, 2000, the period from June 15, 2000 through September 30, 2000 and for the year ended September 30, 2001, respectively.

                            IPC INFORMATION SYSTEMS

    Future minimum annual rental payments required under noncancellable operating leases at September 30, 2001 are as follows (in thousands):

         2002.................................................. $ 3,705
         2003..................................................   3,610
         2004..................................................   3,459
         2005..................................................   1,494
         2006..................................................   1,023
         Thereafter............................................   3,913
                                                                -------
                                                                $17,204
                                                                =======

Legal Proceedings

    Except as described below, the Company is not a party to any pending legal proceedings other than claims and lawsuits arising in the normal course of business that management believes will not have a material adverse effect on the Company's financial condition or results of operations.

    The Company is the subject of a preliminary competition law inquiry by the Office of Fair Trading of the United Kingdom. The inquiry relates to their alleged refusal to supply spare parts, training and manuals to a competitive third-party maintenance company in the UK. It is the Company's position that their actions do not constitute a violation of any applicable UK antitrust law. However, there can be no assurance that the Office of Fair Trading will agree with the Company's position. In this case, the Company may be required to supply spare parts, training and manuals to competitive third-party maintenance companies and may be subject to fines. Generally, these fines could be up to 10% of the Company's UK revenue since approximately July 2000, the first date of the alleged violation. Total UK revenue for fiscal 2000 was (Pounds)41.0 million, or $60.4 million, assuming an exchange rate of (Pounds)1 to $1.4744 and the Company's total UK revenue for fiscal 2001 was (Pounds)32.1 million, or $47.3 million, assuming an exchange rate of (Pounds)1 to $1.4744.

    The Company is a named defendant in an action commenced by two electrical contractors in June 2000 in the United States District Court for the Southern District of New York. The complaint alleges that the Company and 6 other defendants violated federal antitrust and New York State law by conspiring to exclude plaintiffs from telecommunications wiring and systems installation jobs in the New York City metropolitan area. Plaintiffs are seeking injunctive relief and damages from the defendants in excess of an aggregate of $50 million. The Company and the other defendants moved to dismiss all of the claims alleged by plaintiffs. That motion is pending before the Court. Should the Company's motion to dismiss be denied, the Company intends to vigorously defend against the plaintiffs' claims.

11.  Related Party Transactions:

Services Provided

    Affiliated companies performed various services and provided certain equipment to the Company. Services and/or equipment provided by affiliates are billed to the Company and settled through a periodic cash transfer to the respective affiliate.

                            IPC INFORMATION SYSTEMS

    The Company provides certain services to an affiliate. Revenue related to these services amounted to $0.9 million, $2.2 million, $1.1 million and $2.9 million for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, respectively.

    An affiliate allocates certain shared costs for items such as human resources, information technology, legal and communication to the Company which amounted to $2.7 million for the year ended September 30, 2001. Additionally, the Company's parent allocates a corporate charge to the Company of $3.6 million on an annualized basis, of which $1.9 million was allocated in fiscal year 2001. Management believes that the costs allocated to the Company are reasonable. Management has estimated the selling, general and administrative costs to maintain a stand alone structure to be approximately $6.9 million.

Subcontractors

    The Company and other companies controlled by the former principal stockholders periodically subcontract certain work to one another. Amounts charged to companies controlled by the former principal stockholders under subcontracts with IPC for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, were $3.1 million, $1.4 million, $0.5 million and $0.7 million, respectively.

12.  Income Taxes:

    Pretax earnings consisted of the following (in thousands):

                                   Fiscal Year  Period from   Period from   Fiscal Year
                                      Ended      October 1,  June 15, 2000     Ended
                                  September 30, 1999 to June to September  September 30,
                                      1999        14, 2000     30, 2000        2001
                                  ------------- ------------ ------------- -------------
United States....................    $16,577      $ 5,086      $(16,735)     $(24,725)
Foreign..........................     14,700        5,300         4,800        16,300
                                     -------      -------      --------      --------
       Total pretax earnings.....    $31,277      $10,386      $(11,935)     $ (8,425)
                                     =======      =======      ========      ========

    The provision (benefit) for income taxes consisted of the following (in thousands):

                                  Fiscal Year  Period from   Period from   Fiscal Year
                                     Ended      October 1,  June 15, 2000     Ended
                                 September 30, 1999 to June to September  September 30,
                                     1999        14, 2000     30, 2000        2001
                                 ------------- ------------ ------------- -------------
Current:
   State and local..............    $   848       $  652      $  1,903      $  2,582
   Foreign......................      5,315        2,091         1,709         5,835
   Federal......................      3,003        2,306         6,738         9,137
                                    -------       ------      --------      --------
                                      9,166        5,049        10,350        17,554
                                    -------       ------      --------      --------
Deferred:
   State........................        673         (202)       (2,849)       (2,897)
   Foreign......................          -            -             -             -
   Federal......................      2,380         (713)      (10,083)      (10,251)
                                    -------       ------      --------      --------
                                      3,053         (915)      (12,932)      (13,148)
                                    -------       ------      --------      --------
       Total tax provision......    $12,219       $4,134      $ (2,582)     $  4,406
                                    =======       ======      ========      ========

                            IPC INFORMATION SYSTEMS

    The components of net deferred tax asset (liability) are as follows (in thousands):

                                                          September 30
                                     ------------------------------------------------------
                                                2000                        2001
                                     --------------------------  --------------------------
                                        US     Foreign  Total       US     Foreign  Total
                                     --------  ------- --------  --------  ------- --------
Deferred tax assets:
   Excess of book over tax
     depreciation................... $    344   $   -  $    344  $    682   $   -  $    682
   Amortization of intangibles......      262       -       262       443       -       443
   Inventory and receivable.........    2,119       -     2,119     2,225       -     2,225
   Accrued expenses.................    2,757     369     3,126     2,533     369     2,902
                                     --------   -----  --------  --------   -----  --------
       Total........................    5,482     369     5,851     5,883     369     6,252
Less valuation allowance............        -       -         -         -       -         -
                                     --------   -----  --------  --------   -----  --------
       Total deferred tax asset.....    5,482     369     5,851     5,883     369     6,252
Deferred tax liabilities:
Purchase Account Intangible.........  (75,553)      -   (75,553)  (62,806)      -   (62,806)
   Excess of book over tax
     depreciation...................        -    (125)     (125)        -    (125)     (125)
                                     --------   -----  --------  --------   -----  --------
       Net deferred tax
         liabilities................ $(70,071)  $ 244  $(69,827) $(56,923)  $ 244  $(56,679)
                                     ========   =====  ========  ========   =====  ========

    The current income tax provisions and deferred tax asset (liability) were computed using the separate return method. Foreign earnings are assumed to be repatriated to the United States. The marginal tax impact of unrepatriated earnings has not been calculated.

    Based on the separate return tax computation, the current federal tax liability is treated as an intercompany liability to an affiliate included in the U.S. consolidated federal tax return.

    A reconciliation between the statutory U.S. federal income tax rate and the Company's effective tax rate is as follows:

                                                                   Period from Period from
                                                      Fiscal Year  October 1,   June 15,   Fiscal Year
                                                         Ended       1999 to     2000 to      Ended
                                                     September 30,  June 14,    September   September
                                                         1999         2000      30, 2000    30, 2001
                                                     ------------- ----------- ----------- -----------
Statutory U.S. Federal tax rate.....................     35.0%        35.0%        35.0%       35.0%
State and local income taxes, net of Federal benefit      3.2%         2.8%         5.2%        2.5%
Incremental foreign tax effect......................      1.2%         4.5%        -0.7%       -0.8%
Goodwill amortization...............................        -            -        -22.1%      -86.5%
Other, net..........................................     -0.3%        -2.5%         4.2%       -2.5%
                                                     ------------- ----------- ----------- -----------
                                                         39.1%        39.8%        21.6%      -52.3%
                                                     ============= =========== =========== ===========

                            IPC INFORMATION SYSTEMS

13.  Capital

    Shares issued for settlement of disputes:

    In the period ended June 14, 2000, the Company issued 30,474 shares of common stock with a market value of approximately $1.8 million in settlement of a dispute related to the minority interest holders of one of the Company's subsidiaries.

    Deemed dividend on stock option repatriation:

    Beginning in the fiscal year ended September 30, 2001, to satisfy its obligations under the Global Crossing stock option compensation plan, IPC purchases common stock at fair market value from its parent, Global Crossing. The difference between the fair market value at the date of purchase and the stock option exercise price is deemed a dividend on stock option repatriation. IPC recorded approximately $51 million in fiscal year 2001 in deemed dividend on stock option repatriation.

    Transfer of affiliate from parent:

    In the fiscal year ended September 30, 2001, the Company's parent, Global Crossing, transferred one of its subsidiaries into IPC. As a result, IPC recorded a payable to Global Crossing and a reduction of additional paid in capital of $11.5 million to record the return of capital to the parent for excess of fair value of consideration paid over the cost basis acquired.

14.  Business Segment and Geographic Information:

Business Segments

    The Company's operations include Trading Systems and ITS. Trading Systems reports sales of turret systems to distributors and direct sales and installations of turret systems as "Product sales and installation." It reports revenue from turret system maintenance, including annual and multi-year service contracts, and from moves, additions and changes to existing turret system installations as "Service." ITS reports revenue from the design, integration and implementation of cabling infrastructure projects including Local and Wide Area Networks, and from the sales of intelligent network products, such as hubs, bridges and routers as "Product sales and installation". It reports revenue from on-site maintenance of customer cable infrastructure, including annual and multi-year contracts, and from the provision of outsourcing services for the support, expansion and upgrading of existing customer networks, as "Service."

                            IPC INFORMATION SYSTEMS

    The accounting policies of the divisions are the same as those described in the Summary of Significant Accounting Policies (see Note 2). The Company evaluates performance based on direct margin and income from operations.

                                                  Trading
                                                  Systems    ITS   Consolidated
                                                  -------- ------- ------------
 Fiscal Year 1999 (in thousands):
    Revenue:
      Product sales and installation............. $122,836 $55,365   $178,201
      Service....................................   71,734  15,748     87,482
                                                  -------- ------- ------------
        Total Revenue............................  194,570  71,113    265,683
    Income from operations.......................   46,860   4,275     51,135
    Depreciation & amortization..................    8,177     357      8,534
    Total assets.................................  203,366  22,959    226,325
    Capital expenditures.........................    4,332     261      4,593

                                                  Trading
                                                  Systems    ITS   Consolidated
                                                  -------- ------- ------------
 Period from October 1, 1999 to June 14, 2000 (in
   thousands):
    Revenue:
      Product sales and installation............. $ 82,286 $26,202   $108,488
      Service....................................   55,323  10,698     66,021
                                                  -------- ------- ------------
        Total Revenue............................  137,609  36,900    174,509
    Income from operations.......................   25,196   1,350     26,546
    Depreciation & amortization..................    6,815     268      7,083
    Total assets.................................  272,707  25,623    298,330
    Capital expenditures.........................    2,692      69      2,761

                                                    Trading
                                                    Systems     ITS   Consolidated
                                                    --------  ------- ------------
Period from June 15, 2000 to September 30, 2000 (in
  thousands):
   Revenue:
     Product sales and installation................ $ 58,939  $14,055   $ 72,994
     Service.......................................   25,227    5,479     30,706
                                                    --------  ------- ------------
       Total Revenue...............................   84,166   19,534    103,700
   Income (loss) from operations...................   (6,349)      70     (6,279)
   Depreciation & amortization.....................   13,851      152     14,003
   Total assets....................................  507,515   23,845    531,360
   Capital expenditures............................    1,004       49      1,053

                            IPC INFORMATION SYSTEMS


                                             Trading
                                             Systems    ITS   Consolidated
                                             -------- ------- ------------
      Fiscal Year 2001 (in thousands):
         Revenue:
           Product sales and installation... $138,165 $43,102   $181,267
           Service..........................   82,851  15,579     98,430
                                             -------- ------- ------------
             Total Revenue..................  221,016  58,681    279,697
         Income from operations.............   12,700   4,718     17,418
         Depreciation & amortization........   48,370     265     48,635
         Total assets.......................  459,066  30,045    489,111
         Capital expenditures...............    8,982     388      9,370

    Information about the Company's operations by geographic area is as follows (in thousands):

                         Fiscal Year  Period from   Period from   Fiscal Year
                            Ended      October 1,  June 15, 2000     Ended
                        September 30, 1999 to June to September  September 30,
                            1999        14, 2000     30, 2000        2001
                        ------------- ------------ ------------- -------------
  Revenues:
     United States.....   $203,821      $128,554     $ 62,190      $207,974
     United Kingdom....     49,969        35,464       23,002        45,847
     Rest of the World.     11,893        10,491       18,508        25,876
                        ------------- ------------ ------------- -------------
                          $265,683      $174,509     $103,700      $279,697
                        ============= ============ ============= =============
  Long-lived assets:
     United States.....   $ 47,607      $ 32,206     $318,019      $287,192
     United Kingdom....      7,770         6,252       66,779        58,563
     Rest of the World.        161           214       13,341        13,147
                        ------------- ------------ ------------- -------------
                          $ 55,538      $ 38,672     $398,139      $358,902
                        ============= ============ ============= =============

    Included in the Rest of World revenue are U.S. export sales to unaffiliated customers of $7.8 million, $9.3 million, $16.5 million and $16.2 million for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, respectively. Transfers from the United States to the United Kingdom, eliminated in consolidation, were $11.3 million, $19.5 million, $5.4 million and $17.8 million for the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15, 2000 to September 30, 2000 and the year ended September 30, 2001, respectively.

    The Company performs periodic credit evaluations of its customers' financial condition and, although the Company does not generally require collateral, it does require cash payments in advance when the assessment of credit risk associated with a customer is substantially higher than normal. Credit losses have consistently been within management's expectations and are provided for in the consolidated financial statements.

    For the year ended September 30, 1999, the period from October 1, 1999 to June 14, 2000, the period from June 15 to September 30, 2000 and the year ended September 30, 2001, no single customer accounted for 10% or more of total revenues.

                            IPC INFORMATION SYSTEMS

    As of September 30, 2001, the Company's operations employed approximately 667 persons on a full-time or full-time equivalent basis. Additionally, the Company subcontracts 343 employees covered under collective bargaining agreements (see Note 10).

15.  Subsequent Event:

The Acquisition

    On November 16, 2001, Global Crossing entered into a Purchase Agreement (the "Agreement") to sell IPC to IPC Acquisition Corp. for approximately $360 million, subject to adjustment under the terms of the Agreement. The transaction is expected to close in December 2001.

    IPC Information Systems, Inc. has guaranteed various obligations of other affiliates of Global Crossing. Following the completion of the acquisition IPC will remain liable for some of these obligations to the extent they are not satisfied by Global Crossing or its affiliates. As of September 30, 2001, the Company estimates that these guaranteed liabilities are approximately $20.0 million. The Company is presently seeking to confirm the accuracy of its estimates and the actual amount of these guaranteed obligations may be significantly higher or lower. At the closing date, Global Crossing will deliver an officer's certificate setting forth the amounts of liabilities that the Company has guaranteed. Under the terms of the purchase agreement, a portion of the purchase price in an amount equal to this amount will be deferred until those liabilities are satisfied. These guaranteed liabilities primarily relate to equipment lease obligations, guarantees of debt and guarantees of payment under various contracts, each as described below.

Equipment Lease Obligations

    The Company will be liable for equipment lease obligations of an affiliate of Global Crossing to an unrelated third party, for monthly principal and interest payments through 2005, if the Global Crossing's affiliate fails to satisfy those payments. The Company has supported these obligations with related letters of credit. As of September 30, 2001, the Company estimates these obligations to be approximately $18.1 million. The Company has approximately $6.8 million of outstanding letters of credit at September 30, 2001. Under the purchase agreement, Global Crossing has agreed to use commercially reasonable efforts to terminate these obligations and the related letters of credit.

Debt Guarantees

    The Company will be liable for indebtedness of third parties if those third parties fail to satisfy that indebtedness. As of September 30, 2001, the Company estimates these obligations to be approximately (Pounds)1.8 million, or $2.6 million assuming an exchange rate of (Pounds)1 to $1.4744. Global Crossing has agreed to use commercially reasonable efforts to terminate these obligations.

Contract Guarantees

    The Company will be liable for all amounts owed to vendors by affiliates of Global Crossing under various supply and installation contracts, if Global Crossing's affiliates fail to satisfy these amounts. As of September 30, 2001, the Company estimates that there are no outstanding amounts owed under these contracts. Global Crossing has agreed to use commercially reasonable efforts to terminate the Company's guarantees of these contracts and not incur additional liabilities under these contracts following the closing date.

                            IPC INFORMATION SYSTEMS

    In connection with the Agreement, IPC Acquisition Corp. will issue $150 million of senior notes, enter into a term loan of $105 million and will receive a capital contribution of $140 million. In connection with the issuance of the senior notes and the credit facility, certain of the Company's domestic restricted subsidiaries will guarantee these obligations. Information regarding the guarantors is as follows (in thousands):

    Condensed Combining Statement of Operations
    For the Year Ended September 30, 1999

                                      Guarantor   Non-Guarantor
                                     Subsidiaries Subsidiaries  Eliminations Combined
                                     ------------ ------------- ------------ --------
Net revenue.........................   $232,355      $56,977      $(23,649)  $265,683
Income (loss) from operations.......     37,124       15,333        (1,322)    51,135
Income (loss) before income tax
  expense...........................     16,832       15,767        (1,322)    31,277
Net income (loss)...................      9,626       10,754        (1,322)    19,058

    Condensed Combining Statement of Cash Flows
    For the Year Ended September 30, 1999

                                         Guarantor   Non-Guarantor
                                        Subsidiaries Subsidiaries  Eliminations Combined
                                        ------------ ------------- ------------ --------
Net cash provided by (used in)
  operating activities.................   $(49,871)     $ 1,842       $  --     $(48,029)
Net cash (used in) investing activities     (4,984)      (7,352)         --      (12,336)
Net cash provided by financing
  activities...........................     38,462           --          --       38,462
                                          --------      -------       -----     --------
Decrease in cash and cash equivalents..    (16,393)      (5,510)         --      (21,903)
Cash and cash equivalents, beginning
  of period............................     16,255       10,574          --       26,829
                                          --------      -------       -----     --------
Cash and cash equivalents, end of
  period...............................       (138)       5,064          --        4,926
                                          ========      =======       =====     ========

    Condensed Combining Statement of Cash Flows
    For the Period October 1, 1999 to June 14, 2000

                                         Guarantor   Non-Guarantor
                                        Subsidiaries Subsidiaries  Eliminations Combined
                                        ------------ ------------- ------------ --------
Net cash (used in) operating activities   $(14,223)     $ (686)       $  --     $(14,909)
Net cash (used in) investing activities     (2,661)       (100)          --       (2,761)
Net cash provided by financing
  activities...........................     16,514          --           --       16,514
                                          --------      ------        -----     --------
Decrease in cash and cash equivalents..       (370)       (786)          --       (1,156)
Cash and cash equivalents, beginning
  of period............................       (138)      5,064           --        4,926
                                          --------      ------        -----     --------
Cash and cash equivalents, end of
  period...............................       (508)      4,278           --        3,770
                                          ========      ======        =====     ========

                            IPC INFORMATION SYSTEMS

    Condensed Combining Statement of Operations
    For the Period October 1, 1999 to June 14, 2000

                                       Guarantor   Non-Guarantor
                                      Subsidiaries Subsidiaries  Eliminations Combined
                                      ------------ ------------- ------------ --------
Net revenue..........................  $ 157,630     $ 39,379      $(22,500)  $174,509
Income (loss) from operations........     26,480        4,373        (4,307)    26,546
Income (loss) before income tax
  expense............................     10,070        4,623        (4,307)    10,386
Net income (loss)....................      7,452        3,107        (4,307)     6,252

    Condensed Combining Statement of Cash Flows
    For the Period June 15, 2000 to September 30, 2000

                                         Guarantor   Non-Guarantor
                                        Subsidiaries Subsidiaries  Eliminations Combined
                                        ------------ ------------- ------------ --------
Net cash (used in) operating activities   $(1,548)      $(1,439)      $  --     $(2,987)
Net cash (used in) investing activities      (973)          (80)         --      (1,053)
Net cash provided by financing
  activities...........................     3,422            --          --       3,422
                                          -------       -------       -----     -------
Increase (decrease) in cash and cash
  equivalents..........................       901        (1,519)         --        (618)
Cash and cash equivalents, beginning
  of period............................      (508)        4,278          --       3,770
                                          -------       -------       -----     -------
Cash and cash equivalents, end of
  period...............................       393         2,759          --       3,152
                                          =======       =======       =====     =======

    Condensed Combining Statement of Operations
    For the Period June 15, 2000 to September 30, 2000

                                    Guarantor   Non-Guarantor
                                   Subsidiaries Subsidiaries  Eliminations Combined
                                   ------------ ------------- ------------ --------
Net revenue.......................   $ 85,618     $ 24,820      $(6,738)   $103,700
Income (loss) from operations.....     (4,740)      (3,869)       2,330      (6,279)
Income (loss) before income tax
  expense.........................    (28,293)      (3,767)       2,330     (29,730)
Net income (loss).................    (16,883)      (5,326)       2,330     (19,879)

Condensed Combining Balance Sheet--September 30, 2000
                                    Guarantor   Non-Guarantor
                                   Subsidiaries Subsidiaries  Eliminations Combined
                                   ------------ ------------- ------------ --------
Current assets....................   $ 96,612     $ 39,908      $(3,299)   $133,221
Total assets......................    411,320      123,339       (3,299)    531,360
Current liabilities...............    124,960       14,507           --     139,467
Total liabilities.................    198,274       14,507           --     212,781
Capital...........................    213,046      108,832       (3,299)    318,579

                            IPC INFORMATION SYSTEMS

Condensed Combining Statement of Cash Flows
Year Ended September 30, 2001
                                    Guarantor   Non-Guarantor
                                   Subsidiaries Subsidiaries  Eliminations Combined
                                   ------------ ------------- ------------ --------
Net cash provided by operating
  activities......................   $ 8,257       $2,497         $--      $10,754
Net cash (used in) investing
  activities......................    (9,353)         (17)         --       (9,370)
Net cash provided by (used in)
  financing activities............        --           --          --           --
                                     -------       ------         ---      -------
Increase (decrease) in cash and
  cash equivalents................    (1,096)       2,480          --        1,384
Cash and cash equivalents,
  beginning of period.............       393        2,759          --        3,152
                                     -------       ------         ---      -------
Cash and cash equivalents, end of
  period..........................      (703)       5,239          --        4,536
                                     =======       ======         ===      =======

    Condensed Combining Statement of Operations
    Year Ended September 30, 2001

                                 Guarantor   Non-Guarantor
                                Subsidiaries Subsidiaries  Eliminations Combined
                                ------------ ------------- ------------ --------
Net revenue....................   $245,038      $58,679      $(24,020)  $279,697
Income (loss) from operations..     17,182        1,544        (1,308)    17,418
Income (loss) before income tax
  expense......................     (9,054)       1,937        (1,308)    (8,425)
Net loss.......................     (8,879)      (2,644)       (1,308)   (12,831)

    Condensed Combining Balance Sheet--September 30, 2001

                           Guarantor   Non-Guarantor
                          Subsidiaries Subsidiaries  Eliminations Combined
                          ------------ ------------- ------------ --------
      Current assets.....   $ 91,726     $ 43,090      $(4,607)   $130,209
      Total assets.......    376,510      117,208       (4,607)    489,111
      Current liabilities    166,765       15,621           --     182,386
      Total liabilities..    229,444       15,621           --     245,065
      Capital............    147,066      101,587       (4,607)    244,046

16.  Recent Developments

Acquisition

    The acquisition described above was consummated on December 20, 2001 and was financed with the net proceeds from the issuance of the outstanding notes, borrowings under the Company's senior secured credit facilities and a common equity contribution of $140 million by a group led by Goldman Sachs Capital Partners 2000, or GSCP 2000, and its affiliates. Under the terms of the purchase agreement, approximately $20.7 million of the purchase price was not paid to Global

                            IPC INFORMATION SYSTEMS

Crossing at the closing. This deferred portion of the purchase price will not be paid to Global Crossing unless various contingent liabilities of former affiliates that the Company has guaranteed have been paid by Global Crossing or the Company has been released from these guarantees.

    At the closing, the purchase price was reduced by approximately $9.75 million for estimated working capital and customer advances adjustments. On January 16, 2002, Global Crossing and its affiliates paid the Company $3.0 million based upon a revised estimate of working capital and customer advances adjustments. On January 31, 2002, the Company delivered to Global Crossing and its affiliates the Company's determination of the amount of working capital and customer advances as of the closing. Based on the Company's determination of these amounts, Global Crossing or various of its affiliates are obligated to pay the Company an additional amount of approximately $4.8 million after the resolution of disputes, if any, regarding these amounts.

    On January 28, 2002, Global Crossing and 54 of its subsidiaries filed petitions for relief under Chapter 11 of Title 11 of the United States Code. As a result of this Chapter 11 case, Global Crossing may not be required to pay any of the contingent liabilities that the Company guaranteed or any working capital or customer advances adjustments.

Legal Proceedings

    On December 12, 2001, the Office of Fair Trading closed its investigation relating to the Company's alleged refusal to supply spare parts, training and manuals to a competitive third-party maintenance company, referred to in Note 10.

================================================================================

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 -------------

                               TABLE OF CONTENTS

                                                           Page
                                                           ----

                 Where You Can Find More Information......  iii

                 Forward-Looking Statements...............  iii

                 Prospectus Summary.......................    1

                 Risk Factors.............................   11

                 The Acquisition..........................   22

                 Use of Proceeds..........................   27

                 Capitalization...........................   27

                 Selected Historical Financial Data.......   28

                 Unaudited Pro Forma Financial Information   30

                 Management's Discussion and Analysis of
                   Financial Condition and Results of
                   Operations.............................   36

                 Business.................................   47

                 Management...............................   60

                 Principal Stockholders...................   67

                 Related Party Transactions...............   69

                 Description of Certain Indebtedness......   70

                 Description of the Exchange Notes........   73

                 United States Federal Tax Consequences...  114

                 ERISA Considerations.....................  119

                 Plan of Distribution.....................  121

                 Legal Matters............................  121

                 Experts..................................  121

                 Index to Financial Statements............  F-1

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                             IPC Acquisition Corp.

                          11.50% Senior Subordinated
                                Notes due 2009

                               -----------------
[LOGO] IPC
                               -----------------

                               -----------------

                                  PROSPECTUS

                               -----------------

                                 May 16, 2002

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